UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

THE PROGRESSIVE CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Progressive Corporation (NYSE:PGR) will hold its Annual Meeting of Shareholders on Friday, May 15, 2015, at 10:00 a.m., local time, at Progressive’s Studio 96, 6671 Beta Drive, Mayfield Village, Ohio. At the Annual Meeting, shareholders will be asked to:

1.	Elect as directors the ten nominees identified in the attached Proxy Statement, each to serve for a term of one year;

2.	Approve The Progressive Corporation 2015 Equity Incentive Plan;

3.	Cast an advisory vote to approve our executive compensation program;

4.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015; and

5.	Transact such other business as may properly come before the meeting.

The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice. Only shareholders of record of The Progressive Corporation at the close of business on March 17, 2015 are entitled to receive notice of and to vote at the meeting or any adjournment or postponement of the meeting.

Your vote is important. Whether or not you plan to be present at the meeting, please vote by Internet or telephone (following the instructions on the enclosed proxy card), or by completing and returning the proxy card in the enclosed postage-paid envelope. If you later choose to revoke your proxy, you may do so before voting occurs at the Annual Meeting by following the procedures described in the “Questions and Answers about the Annual Meeting and Voting” section in the attached Proxy Statement.

By Order of the Board of Directors.

Charles E. Jarrett, Secretary

March 27, 2015

The Proxy Statement and the 2014 Annual Report to Shareholders

are also available at progressiveproxy.com.

The Progressive Corporation

Proxy Statement

i

THE PROGRESSIVE CORPORATION

PROXY STATEMENT

GENERAL INFORMATION REGARDING PROXY MATERIALS AND THE ANNUAL MEETING OF SHAREHOLDERS

The Board of Directors of The Progressive Corporation (NYSE:PGR) provides this Proxy Statement to you to solicit your proxy to act upon the matters outlined in the accompanying Notice of Annual Meeting of Shareholders, each described in more detail below.

The Annual Meeting will take place on Friday, May 15, 2015, at 10:00 a.m., local time, at Progressive’s Studio 96, 6671 Beta Drive, Mayfield Village, Ohio 44143. Your proxy also may be voted at any adjournment or postponement of the meeting.

The form of proxy (proxy card), this Proxy Statement, and Progressive’s 2014 Annual Report to Shareholders are being mailed to shareholders beginning on or about April 2, 2015.

All proxies that are properly completed and submitted over the Internet or by telephone, and all properly executed written proxies, will be voted at the meeting in accordance with the directions given by the shareholder, unless the shareholder properly revokes his or her proxy before voting occurs at the meeting. If a shareholder executes and delivers their proxy card without directions on how to vote their shares, then the shares represented by the proxy card will be voted FOR all director nominees and FOR each other item presented in this Proxy Statement.

Only shareholders of record of The Progressive Corporation at the close of business on March 17, 2015, the record date, are entitled to receive notice of and to vote at the meeting or any adjournment or postponement thereof. Each shareholder on the record date is entitled to one vote for each of our common shares, $1.00 par value, held by such shareholder. On the record date, we had 587,564,609 common shares outstanding.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these materials?

You received these materials because you were a shareholder of The Progressive Corporation on the record date. We hold a meeting of our shareholders annually. This year’s meeting will be held on Friday, May 15, 2015. At the meeting, shareholders will be asked to vote on the matters listed in the Notice of Annual Meeting of Shareholders. Since it is not practical or convenient for all shareholders to attend the meeting in person, our Board of Directors is seeking your proxy to vote on these matters.

What is a proxy?

A proxy is the legal authority that you give to another person to vote the shares you own at our Annual Meeting. The person you designate to vote your shares also is referred to as your proxy. If you designate someone as your proxy in a written document, that document sometimes is referred to as a proxy or proxy card. When you submit a proxy card or you submit your vote over the Internet or by phone, the person named as your proxy is required to vote your shares at the Annual Meeting in the manner you have instructed. By voting via proxy, each shareholder is able to ensure that his or her vote is counted without having to attend the Annual Meeting in person.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board of Directors. The Board has approved the matters to be acted upon at the Annual Meeting (described in more detail below). The Board recommends that you vote FOR each director nominee named in this Proxy Statement and FOR each of the other proposals listed in the Notice of Annual Meeting of Shareholders. However, you control your vote, and the voting instructions that you provide will be followed.

What is a proxy statement?

This document (excluding the 2014 Annual Report to Shareholders, which is attached as an appendix) is our Proxy Statement. A proxy statement is a document that Securities and Exchange Commission (SEC) regulations require us to give shareholders when we are soliciting shareholders’ proxies to vote their shares. This Proxy Statement and the Annual

Report contain important information about The Progressive Corporation and its subsidiaries and affiliates, and about the matters that will be voted on at the Annual Meeting. Please read these materials carefully so that you have the information you need to make informed decisions.

Who is entitled to vote at the Annual Meeting?

Holders of our common shares at the close of business on March 17, 2015, the record date, are entitled to receive the Notice of Annual Meeting and Proxy Statement and to vote their shares at the Annual Meeting. Each share is entitled to one vote for each director nominee and on each other matter properly brought before the meeting.

What is the difference between a “shareholder of record” and a shareholder who holds shares in “street name?”

If you hold Progressive shares directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are a “shareholder of record” (also known as a “registered shareholder”). The Notice of Annual Meeting, Proxy Statement, Annual Report to Shareholders, and proxy card have been sent directly to you by Progressive or our representative.

If you own your shares indirectly through a broker, bank, or other financial institution, your shares are said to be held in “street name.” Technically, your bank or broker is the one that votes those shares. In this case, the Notice of Annual Meeting, Proxy Statement, Annual Report to Shareholders, and a voting instruction form have been forwarded to you by your broker, bank, other financial institution, or their designated representative. Through this process, your bank or broker collects the voting instructions from all of its customers who hold Progressive shares and then submits those votes to us.

Under New York Stock Exchange (NYSE) rules, we expect that your broker will NOT be able to vote your shares with respect to the election of directors, the vote on our 2015 Equity Incentive Plan, or the advisory vote on our executive compensation program, UNLESS you provide voting instructions to your broker (see the question “What are broker discretionary voting and broker non-votes?” below for more information). We strongly encourage you to complete and return your voting instruction form and exercise your right to vote.

What methods can I use to vote?

By Internet or Telephone.    All shareholders of record can vote via the Internet or by touch-tone telephone from the U.S. and Canada, following the directions set forth on the proxy card. Internet and telephone voting for street-name holders is typically made available by brokers, banks, or other financial institutions. If applicable to you, voting instructions will be included in the materials you receive from them.

If you vote on the Internet or by telephone, you do not have to return your proxy card or voting instruction form.

By Mail.    All shareholders of record can vote using the enclosed proxy card. Please be sure to complete, sign, and date the proxy card and return it in the enclosed, prepaid envelope. If you are a street-name holder, you will receive from your bank or broker information on how to submit your voting instructions.

In Person.    All shareholders of record may vote in person at the Annual Meeting. Street-name holders may vote in person at the Annual Meeting only if they bring a legal proxy from their bank or broker. If you are a street-name holder and you plan to vote in person, you must request the legal proxy from your bank or broker well in advance of the meeting date. A photo identification is required to vote in person. 401(k) plan holders are not eligible to vote in person at the Annual Meeting.

401(k) Plan Holders.    If you hold shares in our 401(k) plan, you will receive separate information on how to instruct the plan trustee to vote the shares held on your behalf under the plan. If your voting instructions are received on a timely basis, your 401(k) plan shares will be voted according to the instructions received. If you do not specify your voting instructions in the manner required, your shares will not be voted. To allow the trustee sufficient time to process instructions, you must submit your voting instructions by 11:59 p.m., eastern time, on Tuesday, May 12, 2015.

If I submit a proxy, may I later change or revoke it?

Yes. If you are a shareholder of record, you can revoke your proxy at any time before votes are cast at the Annual Meeting by:

•	providing written notice to the Secretary of the company;

•	timely delivering a valid, later-dated, and signed proxy card or a later-dated vote by telephone or via the Internet; or

•	voting in person at the Annual Meeting.

If you are a street-name holder of shares, you may submit new voting instructions by contacting your bank, broker, or other financial institution. You may also vote in person at the Annual Meeting, if you obtain a legal proxy as described in the answer to the previous question.

If you hold shares in our 401(k) plan, you can change your voting instructions at any time prior to 11:59 p.m., eastern time, on Tuesday, May 12, 2015; voting for 401(k) plan shares in person at the Annual Meeting is not permitted.

Only your last vote will be counted. All shares that have been properly voted and not revoked will be voted at the Annual Meeting as instructed.

Who counts the votes?

Votes will be tabulated by, or under the direction of, the Inspectors of Election, some of whom may be regular employees of Progressive. The Inspectors of Election will certify the results of the voting at the Annual Meeting.

What are my voting options and what vote is needed to pass the proposals included in this Proxy Statement?

You have the right to vote “FOR” or “AGAINST” each director nominee and each other proposal, or to “ABSTAIN” from voting. Assuming that at least a majority of our shares outstanding are present at the meeting either in person or by proxy (called a “quorum”), the following table summarizes the vote required for approval regarding the director elections and each other proposal, as well as the Board’s voting recommendation.

Item Number	Proposal	Board Recommendation	Affirmative Vote Required for Approval	Broker Discretionary Voting Allowed[1]	Effect of Abstentions and Broker Non-Votes[1]
1	Elect as directors the ten nominees identified in this Proxy Statement, each to serve for a term of one year	FOR each nominee	Majority of votes cast	No	See note 2
2	Approve The Progressive Corporation 2015 Equity Incentive Plan	FOR	Majority of votes cast	No	See note 3

3	Cast an advisory vote to approve our executive compensation program	FOR	Majority of votes cast	No	See note 2
4	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015	FOR	Majority of votes cast	Yes	See note 2

[1]	See the question below entitled “What are broker discretionary voting and broker non-votes?” for additional explanation.

[2]	Abstentions and unvoted shares (including broker non-votes) will not be considered as votes cast.

[3]	Abstentions will be treated as votes against this proposal. Broker-non votes will not be considered as votes cast.

What are broker discretionary voting and broker non-votes?

For shares held in “street name,” when a broker or bank does not receive voting instructions from its customers, the question arises whether the broker or bank nonetheless has the discretion to vote those shares. For us, the answer to that question depends on whether the NYSE classifies the matter being voted on as “routine” or “non-routine.”

For routine matters, the NYSE gives brokers and banks the discretion to vote, even if they have not received voting instructions from their customers (sometimes referred to as the “beneficial owners”). Each bank or broker has its own policies that control whether or not it casts votes for routine matters. In this Proxy Statement, only the ratification of our independent registered public accounting firm (Item 4) is expected to be considered routine by the NYSE.

For non-routine matters, the NYSE prohibits banks and brokers from casting votes on behalf of the beneficial owners if they have not received voting instructions. When the bank or broker is unable to vote under these rules, it reports the number of unvoted shares to us as “broker non-votes.” In this Proxy Statement, the election of directors (Item 1), the proposal to approval of The Progressive Corporation 2015 Equity Incentive Plan (Item 2), and the advisory vote on our executive compensation program (Item 3), are expected to be considered non-routine by the NYSE. As a result, on each of those items, if you hold your shares in street name, your shares will be voted only if you give instructions to your bank or broker.

The NYSE will make final determinations about our proposals and will inform the banks and brokers whether each proposal is considered routine or non-routine. To ensure that your shares are voted, we strongly encourage you to provide your bank or broker with your voting instructions.

Can I access the Notice of Annual Meeting, Proxy Statement, Annual Report on Form 10-K, and the Annual Report to Shareholders on the Internet?

Yes. The Notice of Annual Meeting, Proxy Statement, and 2014 Annual Report to Shareholders are available on a dedicated website at progressiveproxy.com. Our Annual Report on Form 10-K is available at the Investor Relations section of our website at progressive.com/sec. We will also provide a copy of any of these documents to any shareholder free of charge, upon request by email to investor_relations@progressive.com, by calling (440) 395-2222, or by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143.

If you hold your shares in street name, your bank or broker may also provide you copies of these documents electronically. Please check the information provided in the proxy materials delivered to you by your bank or broker regarding the availability of this service.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, THE BOARD OF DIRECTORS STRONGLY ENCOURAGES YOU TO VOTE YOUR SHARES BY PROXY PRIOR TO THE MEETING. YOUR VOTE IS IMPORTANT. PLEASE FOLLOW THE VOTING INSTRUCTIONS CAREFULLY TO MAKE SURE THAT YOUR SHARES ARE VOTED APPROPRIATELY.

ITEM 1: ELECTION OF DIRECTORS

Our Code of Regulations establishes the number of directors at no fewer than five and no more than 13. The number of directors has been fixed at 10, and there are currently 10 directors on the Board. In this proposal, we are asking shareholders to elect as directors the 10 nominees named below. Each director so elected will serve a one-year term and until his or her successor is duly elected. If, by reason of death or other unexpected occurrence, any one or more of the nominees named below is not available for election, the proxies will be voted for substitute nominee(s), if any, as the Board of Directors may propose.

Nominees for Director.    Based upon a recommendation from the Board’s Nominating and Governance Committee, the Board has nominated the following persons for election to the Board:

•	Stuart B. Burgdoerfer

•	Charles A. Davis

•	Roger N. Farah

•	Lawton W. Fitt

•	Stephen R. Hardis

•	Jeffrey D. Kelly

•	Patrick H. Nettles, Ph.D.

•	Glenn M. Renwick

•	Bradley T. Sheares, Ph.D., and

•	Barbara R. Snyder.

Each of the 10 nominees for director is currently a director of the company. Information regarding the nominees can be found below in “Director Information.”

Voting Requirements.    Proxies cannot be voted at the Annual Meeting for a greater number of persons than the 10 nominees named in this Proxy Statement.

If written notice is given by any shareholder to the President, a Vice President, or the Secretary not less than 48 hours before the time fixed for holding the Annual Meeting that he or she desires that the voting for election of directors be cumulative, and if an announcement of the giving of such notice is made at the meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder will have the right to cumulate his or her voting power in the election of directors. Under cumulative voting, each shareholder may give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds, or distribute such number of votes among the 10 nominees, as the shareholder sees fit. If the enclosed proxy is executed and returned, or you submit your proxy by telephone or over the Internet, and voting for the election of directors is cumulative, the persons named as your proxies on the proxy card will have the authority to cumulate votes and to vote the shares represented by such proxy, and by other proxies held by them, so as to elect as many of the 10 nominees named above as possible.

A nominee for director in an uncontested election will be elected as a director only if he or she receives a majority of the votes cast, which is sometimes referred to as a “majority voting standard.” If the election for directors is contested (that is, there are more nominees than the number of director positions up for election), the majority voting standard does not apply, and the nominees receiving the highest number of votes will be elected (a “plurality voting standard”). The election of directors at this year’s Annual Meeting is an uncontested election, so each nominee must receive a majority of the votes cast to be elected.

If an incumbent director is not elected by a majority of the votes cast in an uncontested election, the director is not automatically removed from the Board, but under our Corporate Governance Guidelines, he or she is expected to tender a resignation from the Board within 10 days after the certification of the shareholder vote. If that resignation is not made contingent on the Board’s determination to accept or reject such resignation, the resignation will be effective immediately. If the resignation is contingent on Board action, the Board will review the resignation under procedures set forth in our Corporate Governance Guidelines and announce its determination whether to accept or reject the resignation within

120 days from the certification of the shareholder vote. If a director is not elected by a majority of the votes cast, but fails to tender his or her resignation during the 10-day period after certification, his or her term of office will expire automatically upon the expiration of the 10-day period.

Selection of Nominees for Director.    The Nominating and Governance Committee evaluates each director candidate individually when considering whether he or she should be nominated to serve on the Board. The Committee looks for candidates who have demonstrated the ability to satisfy the fundamental criteria set forth in the Committee’s charter – integrity, judgment, commitment, preparation, participation, and contribution – and who possess the general qualities required to serve successfully as a director, including intelligence, thoughtfulness, and diligence. The Committee reviews the extent of the candidate’s demonstrated excellence and success in his or her chosen career and the specific skills the candidate would be expected to add to the Board.

The Committee also considers the Board’s needs, the qualifications of other available candidates, and how the addition of the candidate to the Board would enhance the Board’s overall diversity and capabilities. The Board seeks to include individuals with a wide variety of talents, skills, experiences, and perspectives, in addition to considering demographic criteria such as gender, race, and age. It is the Board’s policy to include among its members individuals of both genders, and from different racial and ethnic groups, whenever possible. The directors believe that such diversity provides the Board with broader perspectives, a wide array of thoughts and ideas, and insight into the views and priorities of our diverse investor, customer, agent, and employee bases. To evaluate the impact of the addition of a candidate on the diversity of the Board, the Committee considers how distinct the candidate’s background, experience, skills, and personal characteristics are from those of the incumbent directors and whether the candidate would bring a unique perspective to the Board. The Committee assesses the effectiveness of its practices for consideration of diversity in nominating director candidates by periodically analyzing the diversity of the Board as a whole and, based on that analysis, determining whether it may be desirable to add to the Board a director with a certain type of background, talent, experience, personal characteristics, skills, or a combination thereof. Currently, Progressive’s Board includes a mixture of long-tenured and newer directors with strong operating experience in a wide variety of industries, such as financial services, healthcare, telecommunications, retail, higher education, and manufacturing, and with substantial experience working in a variety of functions, including consumer marketing, technology, investments, capital management, finance, accounting and control, and risk analysis. Our directors also have a wealth of experience serving on an array of public, private, and non-profit boards.

Director Information.    The following information is provided for each current director and includes descriptions of each director’s specific experience, qualifications, attributes, and skills that led the Nominating and Governance Committee and the Board to conclude that he or she should serve on the Board of Directors. Unless otherwise indicated, each director has held the principal occupation indicated for more than the last five years. The current term of each director expires on the date of our Annual Meeting on May 15, 2015.

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Other Directorships (Last Five Years)
Stuart B. Burgdoerfer (52) Director since: 2009

Executive Vice President and Chief Financial Officer, L Brands, Inc., Columbus, Ohio (retailing)

Mr. Burgdoerfer has been selected to serve as a director of the company because he has substantial experience working in leadership roles as a financial professional, including his current role as the Chief Financial Officer of L Brands, Inc. (formerly Limited Brands, Inc.) and, before that, as Senior Vice President of Finance of The Home Depot, Inc. Mr. Burgdoerfer enhances the Board’s financial expertise and is a valuable member of our Audit Committee as an Audit Committee Financial Expert.

Current: None Former: None
Charles A. Davis (66) Director since: 1996

Chief Executive Officer, Stone Point Capital LLC, Greenwich, Connecticut (private equity investing)

Mr. Davis has broad financial, investment, and capital management expertise developed through his work at Goldman Sachs Group, investment management experience at MMC Capital, Inc., service as Chief Executive Officer of Stone Point Capital LLC, and his position as a member of the Advisory Committee of Deutsche Bank (Americas). The Board values Mr. Davis’s extensive knowledge of Progressive’s business and history, which he has gained through his service as a director of the company since 1996. He also has substantial experience serving on the boards of other public and private companies.

Current: AXIS Capital Holdings Limited and The Hershey Company Former: None
Roger N. Farah (62) Director since: 2008

Co-Chief Executive Officer, Tory Burch LLC, New York, New York (retailing) since September 2014; Executive Vice Chairman, Ralph Lauren Corporation, New York, New York (lifestyle products) from November 2013 to May 2014; President and Chief Operating Officer, Ralph Lauren Corporation prior to November 2013

Mr. Farah was chosen to serve as a director principally due to his experience serving in executive officer positions at Tory Burch LLC and Ralph Lauren Corporation and his director position at Ralph Lauren Corporation. The extensive management and operational experience Mr. Farah has attained enables him to add significant value to the Board, particularly in the area of brand development and management. He brings a unique retail perspective to the Board as a result of his experience working in an executive management role in a consumer-focused industry that is different than the property and casualty insurance industry.

Current: Aetna, Inc. Former: Ralph Lauren Corporation
Lawton W. Fitt (61) Director since: 2009

Corporate Director; Retired Partner, Goldman Sachs Group, New York, New York (financial services)

Ms. Fitt has substantial experience in the areas of investment banking and risk analysis, including insight into the operation of capital markets, as a result of her work as a partner at Goldman Sachs Group. In addition, she attained executive management experience through her work as the Secretary of the Royal Academy of Arts in London. Ms. Fitt’s service as a director at various other for-profit and non-profit organizations also factored into the decision to select her to serve on the Board of Directors.

Current: Ciena Corporation and The Carlyle Group Former: Frontier Communications Corporation and Thomson Reuters Corporation

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Other Directorships (Last Five Years)
Stephen R. Hardis (79) Director since: 1988

Lead Independent Director, The Progressive Corporation, Mayfield Village, Ohio (auto insurance) since November 2013; Non-Executive Chairman of the Board, Marsh & McLennan Companies, Inc., New York, New York (financial services) prior to May 2011; Retired Chairman and Chief Executive Officer, Eaton Corporation, Cleveland, Ohio (manufacturing)

Mr. Hardis was chosen to serve as a director of the company primarily because of his leadership experience at Eaton Corporation, where he served as both Chief Executive Officer and Chief Financial Officer, and because of his extensive experience managing, or serving as a director of, various other large companies in a variety of industries. These experiences allowed him to develop the skills and insights necessary to add significant value to the Board. Mr. Hardis has also served as a director of the company since 1988, which makes him an especially valuable resource to the Board.

Current: Axcelis Technologies, Inc. and Lexmark International, Inc. Former: Marsh & McLennan Companies, Inc. and Nordson Corporation
Jeffrey D. Kelly (61) Director since: 2012 Prior service: 2000-2009

Chief Operating Officer and Chief Financial Officer, RenaissanceRe Holdings Ltd., Pembroke, Bermuda (reinsurance services) since December 2014; Executive Vice President and Chief Financial Officer, RenaissanceRe Holdings Ltd. prior to December 2014

Mr. Kelly brings a strong history of executive management, investment management, capital markets, and operational experience in the financial services industry. Among other responsibilities, he has served as the principal financial officer at a major commercial bank and now at a large reinsurer. Mr. Kelly’s prior tenure with the Board and its committees gives him valuable insight into our insurance and investment operations. Due to his current roles at RenaissanceRe, Mr. Kelly also brings to the Board a different perspective about the insurance industry.

Current: None Former: None
Patrick H. Nettles, Ph.D. (71) Director since: 2004

Executive Chairman of the Board, Ciena Corporation, Linthicum, Maryland (telecommunications)

Dr. Nettles’s extensive technical experience, including his experience working as an engineer, engineering manager, and his position as Chairman of the Board of Ciena Corporation, are chief among the reasons he was selected to serve on the Board of Directors. His experience and education, which includes a Ph.D. in physics, along with his significant operational experience as the Chief Executive Officer of Ciena, give him a unique perspective that enables him to make significant and distinct contributions to our Board. In addition, his past experience as a chief financial officer enables him to add great value to the Audit Committee as the Committee Chairman and an Audit Committee Financial Expert. Dr. Nettles’s service as a director at other public companies also factored into the decision to select him to serve on our Board of Directors.

Current: Axcelis Technologies, Inc. and Ciena Corporation Former: None

Name (Age)	Principal Occupation, Last Five Years Business Experience, and Qualifications	Other Directorships (Last Five Years)
Glenn M. Renwick (59) Director since: 1999

Chairman of the Board, The Progressive Corporation, Mayfield Village, Ohio (auto insurance) since November 2013; President and Chief Executive Officer, The Progressive Corporation; officer and director of various other subsidiaries and of an affiliate of Progressive

Mr. Renwick has over 25 years of experience working in significant management positions at Progressive. He served as Chief Executive Officer of insurance operations in 2000 and has served as the Chief Executive Officer of the company since 2001. Mr. Renwick has served in a variety of operating roles during his tenure at Progressive, including product manager, the head of the company’s marketing organization, and business technology leader. This experience enables him to provide unparalleled insight on the company’s operations and the property and casualty insurance industry. Mr. Renwick also has gained significant experience working in an oversight role through his service as an independent director of other corporate boards.

Current: Fiserv, Inc. and UnitedHealth Group Incorporated Former: None
Bradley T. Sheares, Ph.D. (58) Director since: 2003

Corporate Director; Former Chief Executive Officer, Reliant Pharmaceuticals, Inc., Liberty Corner, New Jersey (pharmaceutical products)

Dr. Sheares has substantial executive management experience he attained in his tenure as President of the U.S. Human Health Division of Merck & Co., Inc. and as Chief Executive Officer of Reliant Pharmaceuticals, Inc. These roles enabled Dr. Sheares to gain valuable sales, marketing, advertising, brand management, healthcare, mergers and acquisitions, research and development, and risk management experience. The Board also benefits from the technical perspective Dr. Sheares brings, due in part to his having earned a Ph.D. in biochemistry and his background in the sciences. In addition, the Board values the significant experience Dr. Sheares has gained through his service on the boards of a diverse set of public companies.

Current: Henry Schein, Inc. and Honeywell International, Inc. Former: Covance Inc. and IMS Health Incorporated
Barbara R. Snyder (59) Director since: October 2014

President, Case Western Reserve University, Cleveland, Ohio (higher education)

Ms. Snyder has extensive leadership experience as the President of Case Western Reserve University, in addition to leadership positions she has held at nonprofit and university organizations and as a member of another public company board. Since being named President of Case in 2007, she has led a revitalization of the school, instituting a strategic planning process and eliminating a multi-million dollar deficit that she inherited, while overseeing the enhancements of academic excellence, faculty collaboration, fundraising efforts, and the qualifications and diversity of Case’s student body. Her executive role at a leading university with strong research capabilities in science, engineering and technology, among other fields, along with her understanding of younger consumers and their technology habits, brings a unique perspective to our Board.

Current: KeyCorp Former: None

The Board of Directors recommends that shareholders vote FOR the election of each nominee.

OTHER BOARD OF DIRECTORS INFORMATION

Board of Directors Independence Determinations

We are required to have a majority of independent directors under NYSE Listing Standards. The NYSE’s standards prescribe specific independence tests and require the Board to make affirmative independence determinations regarding our directors. At its meeting in January 2015, the Board considered the independence of each of the Board members, taking into account relevant facts and circumstances of each director’s relationships (if any) with the company and its subsidiaries described below under “Transactions with Related Parties.” Based on this review, the Board determined that each of our current directors is independent under the NYSE Listing Standards, with the exception of Glenn M. Renwick. Mr. Renwick is not independent due to his status as an executive officer of the company.

Leadership Structure

Mr. Renwick serves as the company’s Chairman of the Board, President, and Chief Executive Officer. At the recommendation of the Nominating and Governance Committee, the Board first appointed Mr. Renwick to the position of Chairman in November 2013, and this appointment is reviewed by the Board annually.

The Board unanimously determined that Mr. Renwick is the best person to serve as our Chairman, due to his strong leadership of the company as CEO, his in-depth understanding of the company’s operations and the operating environment, and his vision for the company’s future. Mr. Renwick has worked for the company since 1986 in a variety of leadership roles, including the president of a number of our operating units, the head of our consumer marketing group, and our Chief Information Officer. He was appointed CEO of Insurance Operations in 2000 and then named President and CEO in 2001. His operational history and hands-on leadership of the company provide him a unique perspective to consider and develop responses to the challenges facing the company.

Just as importantly, the Board has had the opportunity to view Mr. Renwick’s performance as CEO for the past 14 years and the way in which he handles his relationships with the Board and individual directors. Mr. Renwick has shown that he respects the oversight and advisory roles of the Board, and he has actively engaged the Board to consider and act on significant strategic and governance matters. Further, Mr. Renwick has sought to ensure that directors have the appropriate information upon which Board action is to be based, and he has ensured that follow-up on issues raised by Board members has been prompt and responsive. This effective working relationship between Mr. Renwick and the other directors has continued as he has led the Board as its Chairman.

In deciding to combine the roles of CEO and Chairman, the Board was also keenly aware of the need to continue the strong voice of independent directors that has historically existed on our Board. To that end, as recommended by the Nominating and Governance Committee, in 2013 the Board also created a new position of Lead Independent Director, and our independent directors elected director Stephen R. Hardis to that position. Pursuant to our Corporate Governance Guidelines, Mr. Hardis, as the Lead Independent Director, works collaboratively with the Chairman and management on Board governance, process, and communication matters. The Lead Independent Director’s responsibilities specifically include:

•	presiding at all meetings of the Board at which the Chairman is not present or from which the Chairman is excused;

•	having the authority to call meetings of the Board or of the independent directors;

•	presiding at all meetings and executive sessions of the independent or non-management directors;

•

serving as the principal liaison to facilitate communications between the Chairman and the independent directors on Board-related issues, without inhibiting direct communications between the Chairman and other directors;

•	working with the Chairman to establish Board meeting schedules to ensure that there is sufficient time to discuss all agenda items;

•	consulting with the Chairman on the matters to be included on the Board’s meeting agendas and approving those agendas;

•	approving the type of information to be provided to directors for Board meetings, and advising the Chairman and management of any director concerns regarding the information provided; and

•	being available to serve as a liaison to major stockholders where appropriate, upon reasonable request, with prior notice to the CEO that a meeting will take place.

In addition, the Lead Independent Director consults periodically with the Chairs of the various Board Committees to keep apprised of critical issues facing the company as they develop, and he carries out other appropriate duties as may be requested by the independent directors, the Board, or any of the Board Committees. The Lead Independent Director is elected annually by, and will serve at the discretion of, the independent directors. Our Corporate Governance Guidelines also provide that the Lead Independent Director will typically be a member of the Board’s Nominating and Governance Committee, which Mr. Hardis satisfies (along with his ongoing roles as a member of the Board’s Executive Committee and Chairman of its Investment and Capital Committee).

The independent directors concluded that Mr. Hardis was the best candidate to serve as the Lead Independent Director due to his extensive leadership experience on boards of directors over many years and his long history of representing shareholders’ interests as an independent director. Mr. Hardis served as Chairman and CEO of Eaton Corporation, and as Chairman of the Boards of Axcelis Technologies, Inc. and Marsh & McLennan Companies, Inc. In addition, he has served as the Lead Director at Axcelis and as an independent outside director at a number of other companies. Mr. Hardis’s knowledge of our businesses acquired as a Board and Committee member over many years, his demonstrated willingness to challenge management and the status quo, and his effective working relationship with Mr. Renwick, also contributed to the decision. The independent directors believe that Mr. Hardis, acting as the Lead Independent Director, along with the active participation of the other directors, maintains a strong independent presence on our Board.

Risk Oversight

The Board assigns the bulk of its risk oversight responsibilities to the Audit Committee, which oversees our Enterprise Risk Management (ERM) program. The Audit Committee’s responsibilities with respect to risk oversight include the review of the guidelines, policies, and procedures that govern how we assess and manage our exposure to risk, and meeting periodically with management – including leaders and other representatives of the risk management department, compliance & ethics group, law department, control & analysis (internal audit), security and information technology groups, external auditors, and other business units as necessary – to review our major operational, financial, reputational, and other risk exposures, as well as the steps management has taken to identify, monitor, assess, and manage or avoid such exposures. Our Management Risk Committee (MRC), which comprises members of management representing a cross-section of business units and functions, regularly performs an enterprise risk assessment and, with input from executive management, identifies the most critical risks facing the company. The MRC then formulates recommendations for managing those risks, which it presents to the Audit Committee for review. The Audit Committee reports to the full Board of Directors on our ERM program and MRC risk assessment.

The Board also assigns some risk oversight responsibilities to the Investment and Capital Committee and the Compensation Committee. The Investment and Capital Committee oversees our investment policy, which is designed to enable us to meet our business and financial objectives with a reasonable balance among risk, return, and cost. The Investment and Capital Committee also is responsible for ensuring that we have a capital plan that takes risk factors into consideration. The Compensation Committee regularly reviews the risks of our compensation plans and programs. Both of these committees regularly report to the full Board.

The assignment of the Board’s risk oversight function as described above enables the Board to function more effectively because the whole Board is required to focus only on those risk issues deemed most critical by the Audit Committee or the other Committees. On the other hand, the Committees provide a deeper focus on overseeing management with respect to the full range of risks we confront. As mentioned above, the Lead Independent Director consults with the Committee Chairs as necessary to ensure that significant issues are brought to the attention of the independent directors. Otherwise, the Board’s administration of its risk oversight function has not affected the Board’s leadership structure.

Meetings of the Board of Directors and Attendance

The Board of Directors held eight meetings during 2014.

Nine of the current directors were on the Board throughout 2014. A new director, Barbara R. Snyder, was elected in October 2014. All directors attended at least 75% of their scheduled Board and Committee meetings during their tenure.

Pursuant to our Corporate Governance Guidelines, directors are expected to attend our Annual Meeting of Shareholders whenever possible. Normally, a meeting of the Board is scheduled on the date of the Annual Meeting. Progressive’s 2014 Annual Meeting was attended by all of the directors then in office.

A full copy of our Corporate Governance Guidelines can be found on our website at progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143 or email: investor_relations@progressive.com.

Meetings of the Non-Management and Independent Directors

Our non-management directors meet in executive session periodically throughout the year, typically at the conclusion of regularly scheduled Board meetings. Each such meeting also constitutes a meeting of our independent directors. During 2014, Mr. Hardis presided at these meetings. In the event that Mr. Hardis is not available to lead these meetings, the presiding director would be chosen by the non-management directors in attendance. In 2014, the non-management directors met in executive session five times.

Board Committees

The Board has named an Executive Committee, an Audit Committee, a Compensation Committee, an Investment and Capital Committee, and a Nominating and Governance Committee, as described below. The complete written charters for each of the Committees (other than the Executive Committee, which does not have a charter) can be found on our website at progressive.com/governance, or may be requested in print by writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143 or email: investor_relations@progressive.com.

The following table summarizes the Board’s current Committee assignments:

Name	Executive	Audit	Compensation	Investment and Capital	Nominating and Governance
Stuart B. Burgdoerfer		✓*
Charles A. Davis				✓	C
Roger N. Farah			✓		✓
Lawton W. Fitt	✓			✓	✓
Stephen R. Hardis	✓			C	✓
Jeffrey D. Kelly		✓*
Patrick H. Nettles, Ph.D.		C*
Glenn M. Renwick	C
Bradley T. Sheares, Ph.D.			C

✓ Member of the Committee

C Chairman of the Committee

* Audit Committee Financial Expert

When a director initially joins the Board, the Board may choose not to assign the new director to a Committee immediately. Instead, he or she may be invited to attend meetings of the various Committees for a period of time to learn about the company, the other directors, and the responsibilities of the various Committees. Barbara R. Snyder, who joined the Board in October 2014, has not yet received a Committee assignment and is currently attending meetings of various Committees.

Executive Committee. The Executive Committee exercises all powers of the Board between Board meetings, except the power to fill vacancies on the Board or its Committees and the power to adopt amendments to our Code of Regulations. During 2014, the Executive Committee adopted resolutions by written action pursuant to Ohio corporation law on nine occasions.

Audit Committee. The Audit Committee is responsible for ensuring that the organizational structure, policies, controls, and systems are in place to monitor and accurately report performance. The Audit Committee monitors the integrity of Progressive’s financial statements, our financial reporting processes, internal control over financial reporting, and the public release of financial information, and oversees our compliance and ethics and risk management programs. The Committee also is responsible for confirming the independence of, and the selection, appointment, compensation, retention, and oversight of the work of, our independent registered public accounting firm. The Committee provides an independent channel to receive appropriate communications from employees, shareholders, auditors, legal counsel, bankers, consultants, and other interested parties. The Board of Directors has determined that each of the members of the Audit Committee has no relationship to Progressive that may interfere with the exercise of his independence from management and Progressive, and is independent as defined in the applicable SEC rules and NYSE Listing Standards. During 2014, the Audit Committee met 12 times and adopted resolutions by written action pursuant to Ohio corporation law on one occasion.

Audit Committee Financial Experts. The Board of Directors has determined that each of Patrick H. Nettles, Ph.D., Stuart B. Burgdoerfer, and Jeffrey D. Kelly is an audit committee financial expert, as that term is defined in the applicable SEC regulations, and that each has accounting or related financial management expertise, as required by the NYSE Listing Standards. Dr. Nettles is the current Executive Chairman of the Board of Ciena Corporation and its former Chief Executive Officer, and has been a member of our Audit Committee since 2005. Mr. Burgdoerfer is the Chief Financial Officer of L Brands, Inc. and was formerly the Senior Vice President of Finance of The Home Depot, Inc. Mr. Kelly is the Chief Operating Officer and Chief Financial Officer of RenaissanceRe Holdings Ltd., and previously served as the chief financial officer at a major commercial bank. The Board has determined that through appropriate education and experience, Dr. Nettles and Messrs. Burgdoerfer and Kelly each has demonstrated that they possess the following attributes:

•	an understanding of accounting principles generally accepted in the United States of America and financial statements;

•	the ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

•

experience preparing, auditing, analyzing, or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

•	an understanding of internal control over financial reporting; and

•	an understanding of audit committee functions.

Compensation Committee. The Compensation Committee is composed entirely of independent directors, each of whom, the Board has determined, also satisfies the additional requirements for independence of a compensation committee member under NYSE rules. The Compensation Committee makes all final determinations regarding executive compensation, including salary, equity-based awards, and non-equity incentive compensation (cash bonus) targets, and related performance goals, formulae, and procedures. The Committee (or in certain circumstances, the full Board of Directors, based on the Committee’s recommendation) also approves the terms of the various compensation and benefit plans in which executive officers and other employees may participate. Committee decisions are made after considering third-party compensation data for comparable companies, internal analyses, and recommendations presented by management. The executive compensation decisions represent the culmination of extensive analysis and discussion, which typically take place over the course of multiple Committee meetings and in meetings between the Committee and management, including our Chief Executive Officer, our Chief Human Resource Officer, members of our compensation and law departments, other Progressive personnel, and compensation consultants. In addition, the Committee frequently reports to the full Board of Directors on executive compensation matters.

The Committee’s determinations regarding incentive compensation for executive level employees (for example, performance criteria and standards relating to “Gainsharing,” our annual cash bonus program) also apply to incentive plans covering non-executive employees. Under this arrangement, executives and non-executives alike are motivated to achieve the same performance objectives. The Committee has delegated to management the authority to implement such plans, and make other compensation-related decisions (such as salary and equity-based awards), for non-executive level employees. During 2014, the Compensation Committee met six times and adopted resolutions by written action pursuant to Ohio corporation law on three occasions.

Compensation Consultants. The Committee has the authority under its charter to hire its own compensation consultants, at Progressive’s expense. During 2014, the Committee engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) to provide advice and other services related to The Progressive Corporation 2015 Equity Incentive Plan, which our shareholders are being asked to approve at the Annual Meeting. Prior to this engagement, the Committee reviewed the independence of Semler Brossy and reviewed this relationship for conflicts of interest. The Committee concluded that Semler Brossy is independent of the company’s management and does not have a conflict of interest.

During 2014, management retained the services of Pearl Meyer & Partners, which provided comparative compensation information and analyses for our executive officers and directors, among other assignments. The company determined that Pearl Meyer & Partners does not have a conflict of interest.

Investment and Capital Committee. The Investment and Capital Committee’s responsibilities include monitoring: whether the company has adopted and adheres to rational and prudent investment and capital management policies; whether management’s investment and capital management actions are consistent with our investment policy, financial objectives, and business goals; our compliance with legal and regulatory requirements, as well as internal guidelines, pertaining to investment and capital management; the competence, performance, and compensation of the company’s internal and external money managers; and such other matters as the Board or the Committee deems appropriate. The Committee, which is currently composed of independent directors, does not make operating decisions about money manager selection or compensation, asset allocation, market timing, sector rotation, or security selection, which are the responsibilities of management. The full Board of Directors must approve significant changes to the company’s capital structure, dividend policy, or portfolio asset allocation. During 2014, the Investment and Capital Committee met four times.

Nominating and Governance Committee. The Nominating and Governance Committee is composed entirely of independent directors. Among other responsibilities, the Committee considers the qualifications of individuals who are proposed as possible nominees for election to the Board and makes recommendations to the Board with respect to such potential candidates.

The Committee also is responsible for monitoring corporate governance matters as they affect the Board and the company. The Committee regularly reviews Progressive’s Corporate Governance Guidelines and related matters to ensure that they continue to correspond to and support the Board’s governance philosophy. The Committee considers and, where appropriate, recommends to the Board for approval, changes to the Corporate Governance Guidelines based on suggestions from its members, other Board members, or management. During 2014, the Nominating and Governance Committee met five times.

Shareholder-Proposed Candidate Procedures. Pursuant to the Nominating and Governance Committee’s charter, the Board has adopted a policy of considering director candidates who are recommended by Progressive’s shareholders. In addition, the Committee has adopted procedures for shareholders to propose candidates for positions on our Board.

Any shareholder desiring to propose a candidate for election to the Board under these procedures may do so by mailing to Progressive’s Secretary a written notice identifying the candidate. The written notice must also include the supporting information required by the shareholder-proposed candidate procedures, the complete text of which can be found on our website at progressive.com/governance. The notice and supporting information should be sent to the Secretary at the following address: Charles E. Jarrett, Secretary, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, OH 44143. Upon receipt, the Secretary will forward the notice, and the other information provided, to the Committee.

If a shareholder proposes a candidate without submitting all of the foregoing items, the Committee, in its discretion, may reject the proposed candidate, request more information from the nominating shareholder, or consider the proposed candidate while reserving the right to request more information. In addition, the Committee may limit a shareholder and its affiliates to one proposed candidate in any calendar year.

Shareholders may propose candidates to the Committee pursuant to the shareholder-proposed candidate procedures at any time. However, to be considered by the Committee in connection with Progressive’s next Annual Meeting of Shareholders, the Secretary must receive the shareholder’s proposal, and the required information described above, on or before November 30th of the year immediately preceding such Annual Meeting.

It is the Committee’s policy to review and evaluate each candidate for nomination submitted by shareholders in accordance with the shareholder-proposed candidate procedures on the same basis as all other candidates, as previously discussed in “Item 1: Election of Directors – Selection of Nominees for Director.” Other candidates may be suggested by our Board members, executive officers, or other sources, which may include professional search firms retained by the Committee. The Committee will give strong preference to candidates who are likely to be deemed independent from Progressive under SEC and NYSE rules. As to shareholder-proposed candidates, the Committee may give more weight to candidates who are unaffiliated with the shareholder proposing their nomination and to candidates who are proposed by long-standing shareholders with significant share ownership (i.e., greater than 1% of Progressive’s common shares that have been owned for more than two years). Upon the expiration of a director’s term on the Board, that director will be given preference for nomination when the director indicates his or her willingness to continue serving and, in the Committee’s judgment, the director has made, and is likely to continue to make, significant contributions to the Board and Progressive.

The Committee may choose, in individual cases, to conduct interviews with the candidate and/or contact references, business associates, other members of boards on which the candidate serves, or other appropriate persons to obtain additional information. Such background inquiries also may be conducted, in whole or in part, on the Committee’s behalf by third parties, such as professional search firms. The Committee will make its determinations on whether to nominate an individual candidate based on the Board’s then-current needs, the merits of that candidate, and the qualifications of other available candidates. If a candidate is not nominated, the Committee will have the discretion to reconsider his or her candidacy in connection with future vacancies on the Board.

The Committee’s decision not to nominate a particular individual for election to the Board will not be publicized by Progressive, unless required by applicable laws or NYSE rules. The Committee will have no obligation to respond to shareholders who propose candidates that the Committee has determined not to nominate for election to the Board, but the Committee may choose to do so in its sole discretion.

Our shareholder-proposed candidate procedures are in addition to any rights that a shareholder may have under our Code of Regulations or under any applicable laws or regulations in connection with the nomination of directors for our Board.

Communications with the Board of Directors

The Board of Directors has adopted procedures for shareholders or other interested parties to send written communications to the entire Board or to the non-management directors. Such communications must be clearly addressed to the Board or the non-management directors, as appropriate, and sent to either of the following:

•	Stephen R. Hardis, Lead Independent Director, email: stephen_hardis@progressive.com.

•	Charles E. Jarrett, Secretary, The Progressive Corporation, 6300 Wilson Mills Road, Mayfield Village, OH 44143 or email: chuck_jarrett@progressive.com.

The recipient will promptly forward communications so received to the full Board of Directors or to the non-management directors, as specified by the sending party.

Transactions with Related Parties

From time to time, we may enter into transactions with a director or executive officer, certain of his or her relatives, or an entity in which one or more of our directors or executive officers is a substantial owner, director, or executive officer. With limited exceptions relating to ordinary course insurance transactions (such as purchasing one of our policies or claims payments required by our policies), such transactions must be disclosed to and, in some circumstances, approved by our Board of Directors under our Code of Business Conduct and Ethics. This policy is carried out by the Secretary of the company as transactions with such persons or entities, or proposals for such transactions, are identified by management or disclosed by members of the Board. The Board reviews these transactions on an annual basis and as they are identified.

In addition, if such a transaction exceeds $120,000 per year, the Board of Directors may take it into account in determining whether the director in question is independent under applicable rules and regulations. The following discussion sets forth those transactions considered by the Board in January 2015 when determining the independence of the applicable directors. Each of these relationships and transactions was approved by the Board.

•

Glenn M. Renwick, our Chairman of the Board, President, and Chief Executive Officer, is also a director of Fiserv, Inc. (“Fiserv”). We paid $137,679 to Fiserv, or its subsidiaries, for e-bill, check-clearing, and claims processing services during 2014, representing the customary rates for the products purchased.

•

Charles A. Davis, our director, is also a director of AXIS Capital Holdings Limited (“AXIS”). Prior to July 31, 2009, AXIS reinsured part of our directors’ and officers’ liability insurance, trust errors and omissions insurance, and bond products. This business is currently in run-off and no new policies are being reinsured under the arrangement. During 2014, we ceded $3,342 in premiums to AXIS and collected $8,639,444 on paid losses related to this coverage. At December 31, 2014, we had $5,125,182 of reinsurance recoverables under this arrangement.

•

Roger N. Farah, our director, is also a director of Aetna, Inc. (“Aetna”). Aetna is the principal administrator of the health and welfare plans that we provide to our employees. In 2014, we paid $14,862,352 to Aetna for its plan administration services, and for related products and services, in each case at rates that are customary. In addition, we paid a total of $8,500,649 to two subsidiaries of Aetna to access voluntary network provider pricing for certain claims-related payments.

•

Jeffrey D. Kelly, our director, is also an executive officer of RenaissanceRe Holdings, Ltd., a reinsurance company. We have entered into an agreement to acquire a controlling interest in ARX Holding Corp., which is the parent of American Strategic Insurance and affiliates (“ASI”). We expect the closing to occur in April 2015. RenaissanceRe and subsidiaries (“RenaissanceRe”) reinsure a portion of ASI’s homeowners insurance business. During 2014, ASI ceded $12 million of premiums to RenaissanceRe, and RenaissanceRe paid ASI approximately $0.2 million for losses incurred. We expect this reinsurance relationship to continue if the acquisition is consummated as contemplated.

John W. Domeck, the brother of Brian C. Domeck, our CFO, works as an attorney in our Law Department. In determining the dollar value of this relationship for 2014, we used the same methodology that is used to determine compensation for named executive officers in “Executive Compensation – Summary Compensation Table” below. The dollar value of the employment relationship for 2014 was less than $207,000. We believe that this level of compensation is appropriate in view of the individual’s position, responsibilities, and experience and is consistent with our companywide compensation structure.

A company owned by Daniel R. Lewis (the “Lewis Company”) subleases space at an airplane hangar leased by one of our subsidiaries, to house the airplane owned by the Lewis Company and related personnel and equipment. Mr. Lewis was the beneficial owner of more than 5% of our outstanding common shares until October 2014. During 2014, the Lewis Company paid our subsidiary a total of $340,545 for fuel and $161,994 for rent and other occupancy expenses in accordance with the terms of the sublease.

Compensation Committee Interlocks and Insider Participation

Bradley T. Sheares, Ph.D., Roger N. Farah, and Jeffrey D. Kelly served as members of the Board’s Compensation Committee during 2014. Mr. Kelly ceased to be a member of the Compensation Committee in May 2014. There are no Compensation Committee interlocks.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Progressive filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Progressive specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors (the “Audit Committee” or the “Committee”) consists of the three directors named below, each of whom the Board has determined meets the independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission (“SEC”). In addition, the Board has determined that each of the Committee members is an Audit Committee Financial Expert, as that term is defined by the SEC.

The Audit Committee is responsible, on behalf of the Board, for ensuring that the organizational structure, policies, controls, and systems are in place to monitor and accurately report the company’s performance. The Committee monitors the integrity of the company’s financial statements, its financial reporting processes, its system of internal control over financial reporting, and the public release of financial information. In addition, the Committee oversees the company’s compliance and ethics and enterprise risk management programs. During 2014, the Committee held 12 meetings to review these matters and conduct other business.

The Committee also is directly responsible for the appointment, compensation, retention, and oversight of the company’s independent registered public accounting firm and for reviewing that firm’s independence. For 2014, the Committee appointed PricewaterhouseCoopers LLP (“PwC”) as the company’s independent registered public accounting firm. The Committee’s appointment of PwC was ratified by shareholders at the company’s 2014 Annual Meeting of Shareholders.

In supervising the work of PwC on the 2014 audit, the Committee has received the written disclosures and letter from PwC concerning its independence as required by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”), and the Committee has discussed with PwC its independence. In addition, the Committee has reviewed, and discussed with PwC, among other matters: PwC’s report on its internal quality control procedures, including issues raised by governmental investigations of PwC in the preceding five years; the publicly available parts of the PCAOB’s report on its most recent inspection of PwC, and PwC’s response to the report; regulatory developments during the year that impacted PwC’s audit work or its communications with the Committee; and the other matters that PwC is required to communicate to the Committee under Auditing Standard No. 16, “Communication with Audit Committees,” as adopted by the PCAOB.

The Committee’s role relating to the financial statements is one of oversight. The company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Management reports to the Committee on financial, accounting, and operational developments that may impact the financial statements, and on issues relating to the company’s internal controls, among other matters. The Committee also oversees the work of PwC and the company’s internal auditors, although PwC alone is responsible for expressing its opinion on the conformity of the company’s year-end financial statements with accounting principles generally accepted in the United States of America and its assessment of the effectiveness of the company’s internal control over financial reporting. During 2014, the Committee discussed with PwC and the internal auditors the overall scope and plans for their respective audits. The Committee then met with PwC and the internal auditors at various times throughout the year, with and without management present, to discuss the results of their examinations, evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the company’s audited consolidated financial statements for the year ended December 31, 2014. These discussions included assessments of the quality, not just the acceptability, of the accounting policies used by the company, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the Committee has discussed with PwC its judgment as to the quality, not just the acceptability, of the company’s accounting policies.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in The Progressive Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

The Committee has selected and retained PwC to serve as the independent registered public accounting firm for Progressive and its subsidiaries for 2015. Shareholders will be given the opportunity to vote on the ratification of this selection at the 2015 Annual Meeting of Shareholders.

The Committee operates under a written charter, the terms of which are reviewed annually by the Committee. The current charter, as approved by the Board, is posted on the company’s website at progressive.com/governance.

AUDIT COMMITTEE

Patrick H. Nettles, Ph.D., Chairman

Stuart B. Burgdoerfer

Jeffrey D. Kelly

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following information is set forth with respect to persons known to management to be the beneficial owners of more than 5% of Progressive’s common shares, $1.00 par value, as of December 31, 2014.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percent of Class
Capital Research Global Investors, a division of Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	40,671,155	[2]	6.9%

BlackRock, Inc. and subsidiaries 55 East 52nd Street New York, New York 10022	30,267,484	[3]	5.1%

[1]

Except as otherwise indicated, the entities listed as beneficial owners of the common shares have sole voting and investment power with respect to those shares. The information contained in this table, including related footnotes, is based on the Schedule 13G filings made by the beneficial owners identified herein.

[2]	Capital Research Global Investors, an investment adviser to registered investment companies, disclaims beneficial ownership of these shares.

[3]	BlackRock, Inc. and its subsidiaries have sole investment power over these shares, sole voting power over 25,656,821 shares, and shared voting power over zero shares.

Section 16(a) Beneficial Ownership Reporting Compliance

None.

Security Ownership of Directors and Executive Officers

The following information summarizes the beneficial ownership of Progressive’s common shares as of January 31, 2015, by each director and nominee for election as a director of Progressive, each of the named executive officers (as identified in “Executive Compensation – Summary Compensation Table”) and all directors and executive officers as a group. In addition, to provide a more complete picture of the economic interests of certain individuals in Progressive shares, the final two columns include certain units held in our benefit and equity incentive plans that are equal in value to a share of our stock, but do not technically qualify as “beneficially owned” under the applicable regulations, also as of January 31, 2015.

Name	Common Shares Subject to Restricted Stock Awards[1]	Beneficially Owned Common Share Equivalent Units[2]	Other Common Shares Beneficially Owned[3]	Total Common Shares Beneficially Owned	Percent of Class[4]	Units Equivalent to Common Shares[5]	Total Interest in Common Shares and Unit Equivalents
Stuart B. Burgdoerfer	9,070	—	39,970	49,040	*	—	49,040
Charles A. Davis	9,661	10,768	279,598	300,027	*	7,759	307,786
Brian C. Domeck	17,605	—	227,326	244,931	*	54,959	299,890
Roger N. Farah	9,464	52,630	7,500	69,594	*	7,175	76,769
Lawton W. Fitt	9,464	35,533	9,389	54,386	*	3,616	58,002
Susan Patricia Griffith	29,135	—	290,775	319,910	*	63,029	382,939
Stephen R. Hardis	10,647	18,658	266,457	295,762	*	216,122	511,884
Charles E. Jarrett	33,180	—	16,098	49,278	*	447,063	496,341
Jeffrey D. Kelly	9,070	—	52,872	61,942	*	—	61,942
Patrick H. Nettles, Ph.D.	9,859	76,416	—	86,275	*	13,738	100,013
Glenn M. Renwick	320,295	—	900,573	1,220,868	*	3,275,231	4,496,099
John P. Sauerland	18,085	—	296,740	314,825	*	63,029	377,854
Bradley T. Sheares, Ph.D.	9,464	45,410	—	54,874	*	47,887	102,761
Barbara R. Snyder	4,880	—	—	4,880	*	—	4,880

All 22 Executive Officers and Directors as a Group	588,679	239,416	3,070,069	3,898,164		4,641,825	8,539,989

*Less	than 1% of Progressive’s outstanding common shares.

[1]

Represents common shares held pursuant to unvested restricted share awards issued under various incentive plans we maintain. The beneficial owner has sole voting power and no investment power with respect to these shares during the restriction period.

[2]

These units have been credited to the individual’s accounts under certain of our compensation plans and are included in shares beneficially owned due to the plan features described below. Each unit is equal in value to one Progressive common share.

•

For non-employee directors, the number represents units excluding dividend equivalents that have been credited to his or her account under The Progressive Corporation Directors Restricted Stock Deferral Plan, as amended and restated (the “Directors Restricted Stock Deferral Plan”), under which each director has the right to defer restricted share awards, to the extent that distributions from the Directors Restricted Stock Deferral Plan will be made in Progressive common shares upon the termination of a director’s service as a director. As to the number of shares that will be so distributed, the director has the right to acquire those shares within sixty (60) days, and those shares are deemed “beneficially owned.” See “Director Compensation – Narrative Disclosure of Director Compensation Table” for a description of the Directors Restricted Stock Deferral Plan.

•

For executive officers, the number represents units, if any, that have been credited to the participant’s account under our 2010 Equity Incentive Plan and are scheduled to vest within 60 days of January 31, 2015.

[3]

Includes common shares held directly by the individual, holdings in our 401(k) plan, and shares held by, or for the benefit of, certain immediate family members. For Mrs. Griffith, the amount includes a total of 86,103 common shares held in trust for the benefit of her spouse and 15,117 common shares held by her spouse in our 401(k) plan.

[4]	Percentage based solely on “Total Common Shares Beneficially Owned.”

[5]

The units disclosed are in addition to “Total Common Shares Beneficially Owned” and have been credited to the individual’s account under one or more of our deferred compensation plans or equity incentive plans as to which the holder has neither voting nor investment power. Each unit is equal in value to one Progressive common share.

The balance in this column excludes outstanding performance-based restricted stock unit awards, due to the variable nature of such awards. See “Executive Compensation – Outstanding Equity Awards at Fiscal Year-End,” for additional information on these awards.

COMPENSATION DISCUSSION AND ANALYSIS

HIGHLIGHTS FOR 2014

Consistent with prior years, the awards made in 2014 to our Chief Executive Officer and the other “named executive officers” (identified in “Executive Compensation – Summary Compensation Table”) were weighted heavily towards performance-based annual cash bonuses and longer-term equity awards. We believe that these awards support a strong pay-for-performance linkage in our executive compensation program and appropriately align the interests of our named executive officers with those of our shareholders. In this section, we provide a brief summary of our 2014 pay decisions, as well as information concerning our performance results and pay outcomes for the year.

2014 Pay Decisions

CEO Compensation

•	Performance-based, at-risk bonus and equity awards represented over 95% of maximum potential compensation and over 90% of target compensation

•	Salary has not been increased for over a decade and is well below market

•	Annual Bonus (Gainsharing):

•	Potential payout range unchanged for over a decade

•	Payout could range from 0% to 300% of salary, with a 150% target

•	Actual payout was 198% of salary

•	No time-based equity awards

•	Performance-based equity awards represented over 85% of maximum potential compensation:

•	Core insurance operations: 85% of equity award

•	Investment results: 15% of equity award

•	CEO’s equity ownership at January 31, 2015:

•	Value of shares owned directly and in 401(k) plan, together with interests in deferral plan = 155 times base salary

•	Once unvested equity awards (at target) are included, equity ownership = 190 times base salary

Other Named Executive Officers

•	Average salary increase of approximately 4.3% from the prior year

•	Annual Cash Bonus:

•	Opportunities remained unchanged from between 0% to 250% of salary, with a 125% target, for three of the four executives, and between 0% to 200% of salary, with a 100% target, for one executive

•	With the exception of our Chief Legal Officer, actual payout was 165% of salary

•	For our Chief Legal Officer, actual payout was 132% of salary

•	Equity awards divided between time-based and performance-based

•	Time-based = 100% of base salary

•	Performance-based at target = 183.75% of base salary (average), up from 176.25% (average) for 2013

•	Equity ownership requirements:

•	Expected to hold equity (including unvested equity awards) having a value of at least 3 times base salary

•	All named executive officers are in compliance with requirement

Annual Financial Results and Shareholder Return

Key performance outcomes for 2014 include:

•	Net premiums written of $18.7 billion

•	8% increase in net premiums written

•	2% increase in policies in force

•	An overall combined ratio of 92.3, or a 7.7% pretax profit on our insurance operations

•	Returns on average shareholders’ equity:

•	19.1%, based on net income

•	20.1%, based on comprehensive income

•	Net income of $1.3 billion, or $2.15 per share

2014 Say-on-Pay Vote

At our 2014 Annual Meeting of Shareholders, shareholders cast advisory votes on our executive compensation program, sometimes referred to as the “say-on-pay” vote. In that vote, shareholders approved our executive compensation program, with almost 99% of the voted shares supporting our program. During 2014, the Compensation Committee reviewed these results with management and with the full Board of Directors. Due to the strong level of shareholder support and the absence of specific shareholder concerns, the Committee determined that no specific actions with respect to 2015 compensation should be taken as a result of the say-on-pay vote.

OUR EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program is designed and implemented under the direction and guidance of the Compensation Committee. Broadly stated, we seek to maintain a consistent executive compensation program with the following objectives:

•	Attract and retain outstanding executives with the leadership skills and expertise necessary to drive results and build an increasingly strong business and long-term shareholder value;

•	Motivate executives to achieve the short- and long-term strategic goals of Progressive and their assigned business units;

•	Reward and differentiate executive performance based on the achievement of challenging performance goals; and

•	Align the interests of our executives with those of shareholders.

Our executive compensation program is designed to serve the shareholders’ interests by strongly tying our executives’ potential compensation to our satisfaction of important strategic goals and the value of our common shares. As a result, while we seek to offer competitive salaries to our executives, the more significant aspects of our executive compensation program are annual cash bonus opportunities and longer-term equity awards. Details about the various elements of our compensation program and 2014 awards to our named executive officers are discussed in the following sections.

ELEMENTS OF COMPENSATION – ANNUAL DECISIONS AND AWARDS

Salaries

Executive salaries are designed to attract and retain executive talent and to reward individual performance. As a general matter, executive salaries are intended to be competitive with amounts paid to executives who have similar responsibilities at comparable companies, with the potential to earn above average total compensation being provided by the variable compensation elements discussed below. Variations from market medians can occur for a number of reasons, including the nature of a specific executive’s position and responsibilities, individual performance, the experience of an executive in his or her current position, the executive’s future potential, and our business needs and culture. For 2014, salaries for our named executive officers were as follows:

Name	2014 Salary[1]	Change From Prior Year
Glenn M. Renwick	$750,000	—%
Brian C. Domeck	500,000	3.1
Susan Patricia Griffith	490,000	5.4
John P. Sauerland	490,000	5.4
Charles E. Jarrett	465,000	3.3

[1]	Salary changes are typically implemented in February of each year, so the annual number listed in the table may vary from the salary amounts shown on the Summary Compensation Table.

These salary increases were intended to improve the competitive nature of our compensation for senior management given current market conditions. Even after taking into account these increases, the 2014 base salary for Mr. Renwick and the other named executives was well below the median for similar executives at comparable companies based on the comparison data reviewed by the Compensation Committee in late 2013 and early 2014 (see “Procedures and Policies – Compensation Comparisons” below for further information on our market comparison process).

Annual Cash Bonuses

Gainsharing. Gainsharing is designed to reward our executives based on the annual operating performance of our insurance businesses as compared with objective growth and profitability criteria approved by the Compensation Committee at the beginning of the year. Gainsharing does not take into account the performance results of our investment portfolio. The purpose of this cash bonus program is to motivate executives to achieve and surpass annual operating performance goals in our insurance businesses, which we believe will benefit shareholders over time.

Bonuses for named executive officers are determined using the same performance criteria for the Gainsharing bonuses that may be earned by virtually all of our other employees, resulting in a consistent set of goals across our employee population. Gainsharing bonuses are determined using the following formula:

Paid Salary	X	Target Percentage	X	Gainshare (i.e., Performance) Factor	=	Annual Bonus

For each executive, his or her salary and bonus target percentage are established by the Committee each year during the first calendar quarter. When the participant’s paid salary (which includes salary payments, holiday and vacation time, and sick time, among other items) is multiplied by his or her assigned target percentage, the product is referred to as the participant’s “target bonus” for the year. The Gainshare Factor can range from 0.0 to 2.0 each year, and cash bonuses, therefore, can vary between zero and two times the target bonus amount, depending on our actual performance results for the year.

The objective performance goals applicable to the Gainsharing program are established by the Compensation Committee each year in the first quarter and are not modified thereafter. The Gainshare Factor for our core business (defined below) is then calculated on a monthly basis, using year-to-date results, and published in our monthly earnings releases. The Gainshare Factor is also used to calculate the dividend that may be paid to shareholders each year under our variable dividend policy. In this way, the annual performance of our core insurance businesses also can translate into a direct benefit to shareholders. For 2014, our variable dividend policy generated a dividend of $.6862 per share, which was paid to shareholders in February 2015.

Historical Gainsharing Experience. Throughout the 21-year history of our companywide Gainsharing program (including 2014), the Gainshare Factor achieved for the core business has ranged from 0.0 to 2.0 and has averaged 1.27. These results confirm management’s view that our Gainsharing plans have operated to provide annual cash bonus rewards to our employees, including our executive officers, commensurate with our level of achievement as compared with the annual predefined goals.

2014 Gainsharing Bonuses. For 2014, each named executive officer’s cash bonus was determined under the Gainsharing program based on the performance of our “core business.” The Compensation Committee determined that the named executive officers’ Gainsharing target percentages would be as follows:

Name	2014 Target (% of Salary)
Glenn M. Renwick	150%
Brian C. Domeck	125
Susan Patricia Griffith	125
John P. Sauerland	125
Charles E. Jarrett	100

For all of the executives, these values remained unchanged from 2013. All Gainsharing payments for the named executive officers are reported on the Summary Compensation Table as “Non-Equity Incentive Plan Compensation.”

The “core business” for 2014 was defined to include our Agency auto, Direct auto, and special lines business units (collectively, Personal Lines), and our Commercial Lines business unit. This focus on performance at the business level was consistent with management’s approach to evaluating our operations. We used the number of “policies in force” to measure growth for each of those businesses, which aligns our Gainsharing program with our companywide strategic goal of growing policies in force as fast as possible at a 96 or better combined ratio. This strategic goal, which is applicable to all employees through the Gainsharing plan, allows employees to observe and understand how their day-to-day efforts to bring new customers on board and retain existing customers (i.e., increase policies in force), while at the same time controlling costs, can enhance company performance and increase the Gainsharing scores.

Under the Gainsharing program, we evaluated the performance of each business unit separately and determined a score for the business unit of between 0.0 and 2.0, based on one or more growth and profitability matrices that had been approved for each business unit by the Compensation Committee. For each matrix, a 1.0 score was established at a targeted profitability level together with a growth component that management believed, based on internal projections, to be challenging yet achievable (although it should be noted that a score at or near 1.0 could also be generated by a variety of other growth and profitability combinations; that is, if growth is below expectations, a 1.0 might still be achieved if profitability increases and, likewise, a moderate decrease in profitability might be offset by higher growth levels to generate a score around 1.0). Thus, assuming that targeted profitability levels could be achieved for a particular business unit (an assumption that was considered reasonable at the beginning of 2014 and consistent with our recent performance), the potential for that business unit to achieve the targeted 1.0 score was viewed as reasonably challenging when these goals were established in early 2014.

An aggregate Gainshare Factor of 1.0 or higher for the core business as a whole, however, would require targeted performance or higher by all four business units, or outperformance by one or more units to make up for underperformance by another unit. Such a result was very uncertain at the beginning of the year when these goals were set in view of the very competitive nature of the insurance markets in which we operate. As a result, achieving an aggregate 1.0 score for the core business as a whole was viewed as being a more difficult feat than achieving a 1.0 score on any of the individual matrices. See “Executive Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” below, for a more detailed discussion of the Gainsharing matrices and the calculation of performance scores.

For 2014, we achieved a Gainshare Factor of 1.32 for our core business, out of a possible 2.0 score. The following table presents the overall 2014 growth and profitability data for the individual business units that comprised our core business, and for our insurance operations on a companywide basis. The growth figures in the table below were determined by the year-over-year change in policies in force, which is management’s preferred measure for evaluating growth. Profitability was measured by the combined ratio calculated using GAAP financial information.

Business Unit	Combined Ratio[1]	Increase (Decrease) in Policies in Force[2]
Agency	92.5	0%	[3]
Direct	94.3	7%
Special lines	—	1%
Commercial Lines	82.8	(1)%
Companywide insurance operations[4]	92.3	2%

[1]

Consistent with the presentation of the combined ratio of our Personal Lines segment in our public reports, the combined ratio results for our special lines business are not presented separately and, instead, are included in either the Agency or Direct results, depending on whether the underlying policy was written through agents/brokers or directly by Progressive.

[2]	Based on average policies in force outstanding during the year and, for Agency and Direct, represents auto policies in force only.

[3]	Less than 1% decrease.

[4]

Includes certain operations (principally, businesses that are currently in run-off) that are excluded from the definition of “core business” under the plan, representing less than 1% of our premium volume.

Using the actual performance results for the year and the Gainsharing matrices discussed above, we determined the performance score for each business unit comprising the core business, weighted those scores based on each business unit’s relative contribution to overall net premiums earned, and then added the weighted scores to determine the Gainshare Factor, as follows:

Business Unit	Business Unit Performance Score	Weighting Factor	Weighted Performance Score
Agency auto	.90	44.5%	.40
Direct auto	1.67	37.9%	.63
Special lines	1.90	7.6%	.14
Commercial Lines	1.47	10.0%	.15
Gainshare Factor			1.32

As can be seen from this table, each of the business units contributed to the final Gainshare Factor for 2014. Special lines, Direct auto and Commercial Lines units each exceeded a 1.0 score by a significant measure, while the Agency auto business finished under 1.0. Strong profitability levels were produced by each business unit, even though Direct auto was the only business unit that produced solid growth in policies in force. Policies in force in the other business units were flat or declined slightly. Companywide policies in force grew by about 2% and net premiums written and earned grew by 8% at a profitable 92.3 combined ratio. Overall, we believe that the resulting 1.32 Gainshare Factor was a reasonable outcome based on these performance figures for the year.

Equity Awards

Our executive compensation program also provides longer-term incentives through an annual grant of equity-based awards, currently in the form of restricted stock units. Under a restricted stock unit grant, the executive receives an award of a specified number of units; upon vesting of the award, the executive is entitled to receive one Progressive common share for each unit vested. Annual awards of restricted stock units are made in the form of time-based awards and performance-based awards. These awards are intended to encourage our senior executives to stay with Progressive, to drive longer-term performance, and to tie the amount of compensation ultimately earned by the executives to the market value of our common shares.

Time-Based Awards. In 2014, time-based restricted stock unit awards were granted to all named executive officers (other than Mr. Renwick) and approximately 675 other senior level employees, comprising approximately 2.6% of our entire employee population. These awards will vest in three equal annual installments, on January 1 of 2017, 2018, and 2019, subject to the vesting and forfeiture provisions in the applicable plan and grant agreement.

Performance-Based Awards – Insurance Results. In addition, each of the named executive officers and 39 other senior managers were granted performance-based restricted stock unit awards.

For these awards, the Committee approved a performance goal that is based on our growth over a three-year period as compared with the growth of the U.S. auto insurance industry as a whole, while maintaining a profitability goal of a combined ratio of 96 or better over the most recent 12 fiscal month period when the vesting is determined. Specifically, the awards will vest, if at all, only if the compounded annual growth rate of our direct auto premiums written for 2014 through 2016 exceeds the growth rate of the auto insurance market as a whole (excluding our results) over that same period. In each case, we will use A.M. Best data to make these calculations. The award is made to each executive in a target amount of units based on a percentage of salary and the value of our common shares on the grant date. The ultimate payout (if any) is determined at the end of the three-year period, as follows:

Performance vs. Market	Number of Units Vesting
If our growth rate exceeds the market growth rate by three and a half percentage points or more	250% of the target number of units will vest; this is the maximum possible award value

If our growth rate exceeds the market growth rate by more than two percentage points but less than three and a half percentage points

Between 100% and 250% of the target number of units will vest, in proportion to the extent to which our growth rate exceeds the market’s growth rate above two percentage points (e.g., if our growth rate exceeds the market growth rate by 2.4 percentage points, then 140% of the award will vest)

If our growth rate exceeds the market growth rate by up to two percentage points

Up to 100% of the target number of units will vest, in proportion to the extent to which our growth rate exceeds the market’s growth rate (e.g., if our growth rate exceeds the market growth rate by 1.4 percentage points, then 70% of the award will vest)

If our growth rate is equal to or less than the market growth rate	The award will not vest and is forfeited

If the minimum growth goal is not achieved, the award will not vest and will be forfeited. If the growth goal is achieved at or above the minimum level for the three-year period, but the 12-month profitability goal is not satisfied when the initial performance results are reviewed (which, for these awards, is expected to be July 2017), then the award will not vest at that time. The award will vest at a later date only if the 12-month profitability goal is met before January 31, 2019; if the profitability goal is not satisfied by that date, the awards will not vest and will expire. The Committee and management believe that this approach, with a potential upside for outperformance as compared with the auto insurance market as a whole, provides appropriate focus on our full competitor set, consistent with our long-standing financial objective to grow as fast as possible constrained only by our profitability objective and our ability to provide high-quality service to our customers.

Performance-Based Equity Awards – Investment Results. In 2014, the Committee also awarded performance-based restricted stock units to our CEO, CFO, and Chief Investment Officer with a performance goal relating to investment performance. These awards measure the performance of our fixed-income portfolio over a three-year period (2014 through 2016) against the performance results of a benchmark of comparable investment firms meeting a series of objective criteria. A target number of restricted stock units was awarded to each executive, and the number of units that ultimately will vest can vary from 0% of the target award (if our performance is at or below the 25th percentile of the benchmark firms) to 200% of the target (for performance at or above the 75th percentile of the benchmark). These awards did not increase the aggregate size of the equity awards to these executives, but represented a portion of the total performance-based awards that otherwise would have been granted to them for the year. The Committee implemented these performance-based awards to better align the compensation of these executives with their responsibilities in connection with the longer-term performance of our fixed-income portfolio. The use of the 25th percentile as the minimum performance level, and of the 75th percentile as the maximum performance level, reflects the Committee’s decision that our investment constraints and guidelines differ from other firms included in the comparison. The Committee felt that requiring “average” performance prior to vesting and/or rewarding performance above the 75th percentile might create an incentive to increase investment risks to a level that would exceed the Company’s overall risk tolerance, and that below target payouts for performance between the 25th and 50th percentiles was, on balance, fair compensation for the results achieved.

2014 Equity Awards. For 2014, the aggregate dollar value (fair value on the date of grant) of equity awards made to the five named executive officers was approximately $1.9 million in time-based awards and $11.1 million in performance-based awards (at target value). Those awards were determined based on the following target levels:

	Time-Based Award Value (% of Salary)		Performance-Based Award Target Value (% of Salary)[1]
Name	2013	2014	2013	2014
Glenn M. Renwick	0%	0%	1000%	1000%[2]
Brian C. Domeck	100	100	205	215	[2]
Susan Patricia Griffith	100	100	190	200
John P. Sauerland	100	100	190	200
Charles E. Jarrett	100	100	120	120

[1]	Pursuant to performance-based awards, between 0-250% (0-200% for investment-based awards) of the number of units awarded can vest. See discussion above.

[2]	For the following executives, investment-based awards (as described above) represented the indicated percentage of his total performance-based award for the year: Mr. Renwick, 15% and Mr. Domeck, 9%.

As mentioned, Mr. Renwick’s award was entirely performance-based in 2014. His equity award was proportionally larger in the aggregate than other executives’ awards due to the level of responsibilities inherent in the CEO position and the substantially below-market level of his base salary. As a result, more of his compensation is at risk and dependent on our operating and investment performance and stock price over the next several years. Increases in the target value for the named executive officers were designed to bring their potential compensation more in line with comparable executives at other companies, while strengthening the performance-based nature of their overall compensation packages.

Additional Comments Regarding 2014 Compensation Decisions

Chief Executive Officer. Mr. Renwick’s salary level has been maintained at $750,000 for over a decade. This amount is well below the 50th percentile of approximately $1.19 million for CEO salaries at comparable companies. Mr. Renwick’s cash bonus (Gainsharing) potential has also remained at the same level for over a decade. The Compensation Committee determined in 2004 that Mr. Renwick should receive, instead of additional cash compensation, a larger proportion of his potential compensation in the form of equity-based awards and the overall target value of his equity awards have remained at the same level since that time. Since 2011, Mr. Renwick has received all of his equity awards in the form of performance-based equity. Depending on the level of our performance, his 2014 awards can vest from 0% to 250% (or, with respect to his investment-related award, 200%) of the units awarded. In this way, we have kept Mr. Renwick’s overall compensation at a competitive level, while maintaining a very high portion of his potential compensation at risk and dependent on our performance and our stock price, increasing his equity participation and aligning his interests with those of shareholders.

Based on the Board of Directors’ annual review of Mr. Renwick’s performance, the Compensation Committee determined that his performance as CEO clearly justified the continuation of the pay package for 2014, with the same target award levels as in prior years. The Committee determined that these awards would present appropriate incentives to drive our performance and maximize the extent to which his interests are aligned with the interests of shareholders. The Committee believes that this program presents a rational and strongly performance-based pay package for an outstanding CEO.

The result of these determinations for 2014 was that, despite his below median salary and target bonus, Mr. Renwick had the potential to earn total compensation that was ranked at roughly the 50th percentile of his comparison group if he were to receive a cash bonus based on a 1.0 Gainshare Factor and his performance-based restricted stock unit awards were to vest at their target amounts. His compensation could significantly exceed the 75th percentile of comparable CEO compensation if all performance-based compensation were to be maximized – that is, if the cash bonus for 2014 were to be paid based on a 2.0 performance factor and all restricted stock unit awards ultimately vest, including the vesting of insurance-related performance-based units at 250% of the target amount and the vesting of investment-related performance-based units at 200% of the target amount. The value of these awards to Mr. Renwick, and the eventual ranking of his compensation for 2014 in his comparison group, depends on his 2014 cash bonus payment (which paid out above the target value, but below the maximum value, at a 1.32 factor for the year), the extent to which the restricted stock unit awards ultimately will vest, and the value of our common shares at that time.

Other Named Executive Officers. The combination of annual salaries and variable compensation (i.e., the potential for cash bonuses and the possibility of restricted stock unit awards vesting in future years) is expected to allow our executives the opportunity to earn above average compensation if and when justified by the company’s performance and our stock price. Comparison information is only one of a number of factors considered by the Committee in setting compensation each year, along with other factors such as the length of the executive’s experience in the specific job, the nature of the job held and related responsibilities, individual performance, expected future contributions, the reliability of the comparison data, our business needs, and the variable nature of significant portions of each executive’s pay package. However, we present comparison data here for the shareholders’ information (see “Procedures and Policies – Compensation Comparisons” below for further information on our market comparison process).

Assuming that cash bonuses paid out at a 1.0 performance factor for the year and performance-based equity also vested at the target 1.0 factor, each of the other named executive officers would receive total compensation for 2014 below the 50th percentile level for comparable jobs. In the event that we were to earn a 2.0 payout under our cash bonus plans and the 2014 equity awards vest at their maximum level (including insurance-based performance-based restricted stock unit awards vesting at 250% of target and investment-based performance-based restricted stock unit awards vesting at 200% of target) the total compensation for each named executive offer would exceed the 75th percentile for comparable positions.

It should be noted, however, that the ultimate value of these awards (if any) remains dependent on our achieving the applicable performance goals, and the value of our common shares at the time of vesting. Thus, for each named executive officer, a substantial portion of the compensation used to establish his or her potential percentile rank, and the value of those awards, will remain at risk for years before it is earned by the executive, and some of the restricted stock unit awards in fact may never vest.

No Significant Changes for 2015

Our named executive officers (other than Mr. Renwick and Mr. Domeck) received salary raises for 2015. However, the structure and terms of the compensation approved by the Compensation Committee in January 2015 for the named executive officers do not include any significant changes from 2014. Mr. Domeck, who has announced his intent to retire in May 2015, did not receive a salary raise for 2015, did not receive a time-based equity award during 2015 and received a smaller performance-based equity award, as a percentage of his salary, compared to 2014.

During 2015, we expect to close our previously announced acquisition of a controlling interest in ARX Holding Corp., the parent company of American Strategic Insurance Corp. (“ASI”), one of the twenty largest homeowners insurance carriers in the United States. Even if the acquisition closes during 2015 as contemplated, the operating and financial results of ASI and its insurance subsidiaries will not be included in the 2015 annual Gainsharing bonuses for our executive officers or other employees. In addition, the 2015 performance-based equity awards that measure insurance results are consistent with the terms of the 2014 awards described above. The performance measures for these awards are based on our growth in auto premiums compared to growth in premiums in the U.S. auto insurance market, and are not based on growth in homeowners insurance.

OTHER ELEMENTS OF COMPENSATION

Perquisites

We provide perquisites to our executives only when the Board or the Compensation Committee determines that such benefits are in the interests of Progressive and our shareholders. We own an aircraft that is used primarily for the CEO’s business travel. At the request of the Board of Directors, Mr. Renwick also uses the company aircraft for his personal travel and that of his spouse when she accompanies him. Such personal use of the aircraft constitutes a perquisite and is provided to enhance the CEO’s and his family’s personal security and the confidentiality of their travel. During 2014, we incurred approximately $87,000 in incremental costs as a result of Mr. Renwick’s personal use of the aircraft. Such personal trips by the CEO also result in taxable income being imputed to him as required under IRS regulations, and he is responsible for paying the taxes on such income without further contribution or reimbursement from us. Other executives and guests may occasionally accompany the CEO on personal trips, at the CEO’s discretion.

Mr. Renwick is also provided with a company car and driver for his business needs to facilitate his transportation to and among our headquarters and many other local facilities, and to allow him to use that travel time for work purposes. To the extent that the CEO uses the company car for personal matters, he receives a perquisite.

See the “All Other Compensation” column of “Executive Compensation – Summary Compensation Table” for additional information concerning perquisites.

Deferral Arrangements

The named executive officers and certain other senior level employees are given the opportunity to defer the receipt of annual cash bonus awards and equity-based awards under our Executive Deferred Compensation Plan (EDCP). This deferral mechanism allows the executive to delay receipt of bonus income or the vesting of restricted shares or restricted stock unit awards that he or she has earned in full and otherwise would have received as of a specific date. We do not contribute additional amounts to an executive’s deferral account, either in the year of deferral or in future years. We also do not guarantee a specific investment return to executives who elect to participate in the deferral plan.

Deferred amounts are deemed to be invested in specific investments selected by the executive, including an option to invest in Progressive common shares. Deferrals of restricted shares or restricted stock unit awards made in or after March 2005 are required to be invested in Progressive common shares throughout the deferral period. The value of each executive’s deferred account thus varies based on the executive’s investment choices and market factors; these deferred amounts are at risk and may decrease in value if the investments selected by the executive do not perform well during the deferral period. Additional details concerning this plan, including the named executive officers’ respective holdings in the plan, can be found under “Executive Compensation – Nonqualified Deferred Compensation” table and related disclosures.

The EDCP is made available to executives in order to keep our executive compensation program competitive and to allow executives to manage their receipt of compensation to better fit their life circumstances and to manage their tax obligations. Moreover, the plan allows an executive to arrange for a portion of his or her income to be paid in post-employment years, which can be important because we do not offer a pension plan or supplemental retirement benefits to executives. Finally, if top executives elect to defer time-based equity awards until after they leave Progressive, this program is advantageous to the company to the extent that a tax deduction might have been disallowed under Internal Revenue Code Section 162(m) upon the vesting of those awards (see related discussion under “Related Considerations – Section 162(m) of the Internal Revenue Code” below).

Retirement

Executives are eligible to participate in our 401(k) plan on the same terms and conditions as are available to all other regular employees, subject to limitations under applicable law, and upon leaving the company, he or she may receive a payout of unused vacation and personal time (which we call “earned time benefit”), subject to limitations applicable to all employees. We do not provide other post-retirement payments or benefits to executives, such as a pension program or supplemental executive retirement plan, other than the following:

•

As discussed in the preceding section, an executive who chose to participate in our deferral program may be entitled to receive post-employment payments of sums that he or she had previously earned (as increased or decreased by investment results), if he or she elected to receive such payments after leaving Progressive.

•	Our named executive officers, along with all other equity award recipients, are eligible for “qualified retirement” treatment under our equity compensation plans.

•

Under this arrangement, an equity award holder who reaches age 55 having satisfied certain years-of-service and other requirements is entitled to (i) have 50% of his or her outstanding time-based equity awards vest upon termination (except as described in the following bullet), and (ii) if applicable, retain rights to 50% (and in some cases 100%) of his or her outstanding performance-based awards, which remain at risk and will vest (if at all) only to the extent that the applicable performance criteria are achieved prior to expiration of the award.

•

With respect to the time-based equity awards granted in 2013 and thereafter, once an executive is eligible for a qualified retirement, 50% of his or her time-based restricted stock unit awards vest. The remaining 50% will vest only if the equity award holder remains with the company for the required time period(s). Should the executive leave the company after being eligible for a qualified retirement but before a subsequent time-based vesting date, any unvested units would be forfeited.

The qualified retirement provisions are intended to provide a benefit for long-tenured employees who retire from Progressive after satisfying the age and service requirements. Currently, Mr. Renwick and Mr. Domeck are our only named executive officers who have satisfied the requirements for a qualified retirement; however, Mr. Renwick no longer receives time-based restricted stock unit awards. Mr. Jarrett is expected to satisfy these requirements in 2015. See “Executive Compensation – Potential Payments upon Termination or Change in Control – Qualified Retirement Under Equity Plans.”

Severance and Change-in-Control Arrangements

Severance and change-in-control arrangements are intended to provide compensation and a fair financial transition for an executive when an adverse change in his or her employment situation is required due to our company needs or upon the occurrence of certain unexpected corporate events, and to recognize past contributions by such executives who are typically long-tenured employees. These arrangements allow the executive to focus on the company’s performance, and not his or her personal financial situation, in the face of uncertain or difficult times or events beyond his or her control. Each of these programs is discussed in more detail here and under “Executive Compensation – Potential Payments Upon Termination or Change in Control.”

Severance. Our executive separation allowance plan is designed to provide executives with well-defined financial payments if the executive’s employment is terminated for any reason other than resignation (including retirement), death, disability, leave of absence, or discharge for cause, if certain conditions are satisfied. For our senior executives, including the named executive officers, the severance payment would not exceed three years of the executive’s base salary only (i.e., excluding cash bonuses and equity awards) at the time of termination, plus medical, dental, and vision benefits for up to 18 months at regular employee costs. These benefits are payable to the named executive officers upon any qualifying separation from Progressive, whether in a change-in-control situation or otherwise.

We believe that this level of severance payment (a maximum of three times the executive’s base salary) is reasonable based on available market data. The severance payments do not take into account or include the value of cash bonuses or equity-based awards in determining the executive’s severance payment, which substantially limits the amount of the severance payment when compared with severance plans offered by many other companies. In addition, an executive who qualifies for a severance payment under this plan does not receive accelerated vesting of equity awards (although those awards may vest (or partially vest) separately under our equity incentive plans if the executive is eligible for a qualified retirement, discussed above, or in a change-in-control scenario, as discussed immediately below). Finally, the executive will receive no tax “gross-up” payment to compensate him or her for any taxes which he or she may be required to pay in connection with a severance payment. Management and the Committee accordingly believe that such severance rights provide executives with a fair, but not excessive, financial transition when an executive is asked to leave the company.

The dollar values of benefits that would be payable to named executive officers upon a qualifying termination under our severance plan are summarized under “Executive Compensation – Potential Payments upon Termination on Change-in-Control – Severance.”

Change-in-Control Benefits under Equity Plans. Beginning with the awards of restricted stock units in March 2010, we modified the rights of recipients in the event of a change in control of the company. Prior awards of restricted shares are still controlled by the change-in-control provisions that we have previously disclosed, and a description of those provisions can be found under “Executive Compensation – Potential Payments upon Termination on Change-in-Control – Change-in-Control Provisions Under Equity Plans.”

Under the provisions applicable to restricted stock unit awards, a “change in control” is only deemed to occur upon a change in ownership of the company, a change in the effective control of the company, or a change in the ownership of a substantial portion of our assets, each as further defined in Section 409A of the Internal Revenue Code and related regulations. Upon the occurrence of any change in control, outstanding restricted stock units may vest immediately or they may vest only after the executive is terminated or leaves our employ for “good reason,” depending on the type of award and the nature of the change-in-control transaction. “Good reason” is defined by the plan to include various adverse employment decisions, such as a significant change in duties, position, or responsibilities; a decrease in pay, bonus opportunity, or equity awards; a required relocation; and the denial of the right to participate in health and welfare plans on the same basis available to other employees, in each case occurring within 24 months after the change in control.

In the following circumstances, even though a change of control has occurred, outstanding restricted stock unit awards will not vest as a result of the change of control, and will continue to vest according to the terms of the applicable award agreement (unless the executive is terminated or leaves our employ for good reason as described above):

•	If the change of control is solely a result of an investor purchasing the necessary portion of our common shares or a result of a turnover of our Board of Directors;

•	If the event does not result in the liquidation or cancellation of, or other change to, the company’s equity (e.g., where our common shares are the surviving security in a corporate transaction); and

•	For time-based awards, if in a corporate transaction the other company’s stock is the surviving security.

In the last event listed above, all outstanding time-based awards will be converted into a new equity award with a value calculated according to the terms of the transaction, and otherwise on terms and conditions substantially similar to the outstanding award, including vesting requirements.

On the other hand, immediate vesting upon a change in control and a cash payout will occur under the following limited circumstances:

•	A transaction that results in the payment of cash for each outstanding Progressive common share, with the payout being based on the cash compensation being paid to shareholders; and

•

With respect to performance-based awards, if in a corporate transaction the other company’s stock is the surviving security, with the payout being based on the fair market value of common shares immediately prior to the change in control event.

In the event of an immediate vesting relating to performance-based awards, the cash paid will be based on the target number of units comprising the award.

The dollar values of benefits that would be payable to the named executive officers upon a change in control under our equity plans are summarized under “Executive Compensation – Potential Payments upon Termination or Change in Control – Change-in-Control Provisions Under Equity Plans.”

2015 Equity Incentive Plan. The 2015 Equity Incentive Plan, which the shareholders will be asked to approved at the Annual Meeting, defines a “change in control” differently than as described above and the consequences of a “change in control” will be different for awards that may be granted under that plan. See “Item 2 – Approve The Progressive Corporation 2015 Equity Incentive Plan.”

Death or Disability

With certain exceptions (including those described below), upon the death or, as to certain equity awards, permanent disability, of a named executive officer, he or she (or his or her estate) (i) will retain rights to outstanding performance-based restricted equity awards to the extent the awards vest during the 12 months immediately following death or disability, (ii) will vest immediately with respect to outstanding time-based awards to the extent the award would have vested during that same 12-month period, and (iii) all other restricted shares and restricted stock unit awards are forfeited. For awards made in or after March 2013, once an executive has reached his or her qualified retirement eligibility date (described above), all time-based unit awards that have not vested prior to his or her death will be forfeited and his or her death will be treated as a qualified retirement with respect to performance-based awards. These provisions apply equally to all participants under currently outstanding equity awards.

If the executive had elected to defer bonuses or equity-based awards, he or she (or the estate) would also be entitled to receive distributions from our deferral plan in accordance with the executive’s prior elections and the terms of that plan. The executive (or upon death, his or her estate) could also be entitled to receive a payout of unused vacation and personal time (earned time benefit), subject to limitations applicable to all employees, and to receive certain health and welfare benefits as prescribed for all employees by federal COBRA laws. No other post-employment payments would be made to the executives or his or her estate under these circumstances.

Health and Welfare Benefits

Named executive officers are also eligible to participate in our health and welfare plans, including medical and dental benefits, a 401(k) savings plan (with matching contributions by the company up to a specified annual limit), and a limited life insurance benefit (with the ability to purchase additional coverage without company contribution), among other benefits. These plans are available on the same basis to all of our regular employees who satisfy minimum eligibility requirements.

PROCEDURES AND POLICIES

Compensation Committee Decisions

The Compensation Committee makes all final determinations regarding executive compensation, including salary and equity and non-equity incentive compensation targets and performance goals. Committee decisions on executive compensation are made after considering each executive’s role and responsibilities, performance evaluations, recommendations presented by management, compensation data from comparable companies obtained from the company’s compensation consultant and other third parties, and analyses performed by our Compensation Department and consultants. Our CEO participates in certain Committee meetings to discuss significant compensation issues with the Committee or to provide recommendations to the Committee regarding the compensation of executive officers. The Committee’s executive compensation decisions thus represent the culmination of extensive analysis and discussion between the Committee and management, including our CEO, our Chief Human Resource Officer, members of the Compensation Department and Law Department, and other Progressive personnel. The Committee routinely reports to the full Board of Directors on compensation matters, generally after each regularly scheduled Committee meeting.

The Committee delegates to management the day-to-day implementation of compensation programs for employees below the level of executive management, subject to the terms of plans approved by the Committee or the Board. Generally, however, we seek to offer a consistent compensation program across our company, and as a result, determinations made by the Committee on executive compensation, such as performance goals under our Gainsharing program, generally apply to other employees as well.

The Committee has the authority under its charter to hire its own compensation consultants and legal advisors, at our expense. The Committee retained Semler Brossy, a compensation consultant, during 2014 to advise the Committee in connection with our 2015 Equity Incentive Plan.

Compensation Comparisons

Our executive compensation program is market-based and is designed to be competitive with other compensation opportunities available to executives. However, compensation comparisons alone do not drive the Committee’s decisions, which result from a number of factors that are reviewed and evaluated by the Committee. These factors can be different for individual executives, can vary from year to year, and can include a number of qualitative and quantitative judgments, including the nature of a specific executive’s position and responsibilities, our business needs and culture, the experience of an executive in his or her position, past compensation history, individual performance, and the executive’s future potential, among other matters. Compensation comparisons are another factor that enter into this analysis.

For 2014, executive compensation survey data and statistical analyses that we used for our named executive officers were provided by management’s compensation consultant, Pearl Meyer & Partners, as follows:

•	Proxy statement data for 13 publicly held insurance companies;

•	Survey data published by Towers Watson and Aon Hewitt of public companies in the $10 billion to $25 billion revenue range; and

•	Proxy statement data for 40 public companies within close proximity to Progressive on the Fortune 500 list.

The first category included publicly held insurance companies, which represent potential competitors for our executive talent. We included companies with comparable total revenues, rather than total assets, due to significant asset size differences between insurance companies writing different types of insurance products. The companies in this category were:

Aflac Inc.	Allstate Corp.	Assurant Inc.
Chubb Corp.	CNA Financial Group	Genworth Financial Inc.
Hartford Financial Services Group Inc.	Lincoln National Corp.	Metlife Inc.
Principal Financial Group Inc.	Prudential Financial Inc.	Travelers Companies, Inc.
Unum Group

The remaining two categories included a large number of companies from many industries. These companies were also selected based on company revenues and not total assets, given significant differences in asset requirements across various industries. Further, this choice reflects that we do not generally recruit senior management level talent from other insurance companies, and that our executives have employment opportunities with companies doing business in a variety of industries. As a result, we view the broad range of companies to be an appropriate reflection of the marketplace for the services of our executives.

In evaluating the data from these groups, we do not focus on the identity of any individual company, but are interested in the aggregate data and the range of pay. All compensation comparisons referred to in this report are based on the data for these comparison groups. The comparisons were provided to the Compensation Committee in late 2013 and early 2014, at the time that the Committee was considering 2014 compensation decisions for the named executive officers.

Use of “Tally Sheets”

When the Compensation Committee is considering annual compensation decisions for executives, the Committee is provided with information showing, for each executive, the total aggregate compensation (salary, target cash bonus potential, and equity-based award values) proposed to be awarded to such executive for the upcoming year. These tally sheets are used by the Committee to review each executive’s current compensation level and to enable meaningful comparisons to the compensation paid to similar executives at comparable companies. This is one way that the Committee monitors and assesses the reasonableness of its annual compensation decisions for each executive.

In addition, at least annually, the Committee reviews summaries of the payments that would be made to each executive upon the occurrence of various events, such as termination, retirement, or a change in control. These tally sheets allow the Committee to see, in one place, all of the potential payouts that an executive can receive in addition to annual compensation awards. Such payouts may arise from a number of sources, depending on the event triggering the payments, including: the executive’s prior service and earnings (such as distributions from deferral accounts); payments triggered by an employment termination (severance); or an acceleration of a vesting event that otherwise would not have occurred, if at all, until a future date (for example, vesting of equity-based awards upon a “qualifying retirement” or a “change in control”). The Committee thus is able to understand and monitor the amount of such potential payouts in each scenario, and to distinguish the source of individual components of such payouts.

To the extent that these payments arise from an executive’s prior earnings (such as distributions from deferral accounts), the Committee generally does not view such payments negatively, since those amounts were previously earned in full by the executive, the value of the account has increased (or decreased) over time based on the executive’s investment elections (which can include investments in Progressive common shares), and we have made no subsequent contributions to increase the value of these accounts. To the extent that these payments arise from performance measures established in prior years, the Committee generally does not view such payments negatively either, since the amount and timing is dependent on whether and when the Company achieves the stated performance goals and the executive’s services that helped lead to the achievements. Potential severance payments and acceleration events, on the other hand, are monitored by the Committee to ensure that they are reasonable and appropriate in the applicable scenarios.

Internal Pay Equity; Wealth Accumulation

We do not use “internal pay equity” or “wealth accumulation” analyses to limit compensation paid to the CEO or other executives. Such systems typically put a ceiling on part or all of an executive’s compensation based on considerations such as the amount of compensation paid to another executive or employee or the value of awards previously made to the executive in question. Management and the Committee believe that such limitations are not an appropriate way to make compensation decisions for our executives and that such procedures would be contrary to the interests of the company and our shareholders. Instead, our focus is to make appropriate executive compensation decisions annually, so that executives are paid at competitive levels with a significant “at risk,” performance-based component that is commensurate with the executive’s responsibilities. We rely on the judgment of the Committee, after considering recommendations from management, including the CEO, available market data, and evaluations of executive performance, in making these decisions.

No Tax “Gross-Up” Payments

We do not provide tax gross-up payments in connection with an executive officer’s compensation, severance, change-in-control payments, perquisites, or other benefits provided by us. Minor exceptions to this rule may arise under terms that apply to all of our employees; for example, any employee, including an executive officer, who receives taxable benefits from us under our relocation program is entitled to receive payments to defray the related tax obligation.

Effect of Any Future Financial Restatement; Recoupment

The current terms of our cash bonus programs and performance-based equity awards allow us to recoup payments and vested awards from executive officers, if the applicable operating or financial results triggering such payment or the vesting of such award are later restated, to the extent that such bonuses or awards would not have been paid out based on the revised operating or financial results. For additional information concerning these recoupment or “clawback” rights, including the limitation thereon, see “Executive Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Equity Ownership Guidelines for Executives

Within five years after becoming our CEO and at all times while serving as CEO thereafter, the CEO must acquire and hold Progressive common shares (or equivalent vested interests, such as shares held on his behalf in our 401(k) plan or equivalent units held in our executive deferred compensation plan, but excluding unvested restricted shares and restricted stock units) with a minimum value, during 2014, of five times the CEO’s base salary. In January 2015, the Board increased this requirement to six times the CEO’s base salary. Executive officers who report directly to the CEO are expected to hold meaningful amounts of Progressive equity at levels that their respective compensation and financial circumstances permit. To support this goal, each executive’s annual compensation is heavily weighted towards equity compensation. As a result, within three years of becoming an executive, each executive is expected to hold restricted or unrestricted equity with a value of at least three times his or her base salary. Management and the Committee believe that equity holdings under these guidelines, as well as additional, voluntary holdings by executives in our equity, 401(k), and deferral plans, or in their personal accounts, appropriately ensure that the interests of management will be aligned with those of our shareholders. As of December 2014, each of the named executive officers satisfied the applicable guideline.

Prohibition on Pledges

Our executive officers and directors are prohibited from pledging their Progressive common shares as collateral for any loan, including a margin loan. We are not aware of any pledge of Progressive common shares by a director or executive officer.

Prohibitions on Derivatives and Hedging Transactions

Our executive officers and directors are prohibited from making any “short sales” of our common shares and from purchasing, selling or writing options, puts, and calls on our common shares. Our executive officers and directors are also prohibited from entering into any transaction in derivatives or other instruments that are based on or relate to our common shares or any other Progressive security and from buying, selling, or trading any financial instrument (such as a variable forward contract, equity swap, credit default swap, collar, or exchange fund), or initiating or participating in any other transaction, that is designed or intended to hedge against, or profit from, a decrease in the market value of our common shares or any other Progressive security.

Timing of Equity Awards

We expect that, consistent with our actions in recent years, annual equity awards will be made in March of each year, unless a legal or plan requirement causes us to adopt a change for a specific year. March is considered appropriate for such awards because it follows shortly after annual performance evaluations and salary adjustments for executives and other equity eligible employees, thus providing an administratively convenient time to calculate the awards and communicate them to the recipients. In addition, the timing in mid-March also follows the publication of our annual report for the prior year and, typically, the publication of our financial results for the first two months of the year, ensuring that up-to-date public information concerning the company is available in the marketplace at that time. Historically, interim awards have been made to an executive officer only at the time of his or her appointment to or promotion within the executive team; any such interim award to an executive officer would require the approval of the Compensation Committee.

RELATED CONSIDERATIONS

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits to $1 million per year (“deduction limit”) the deduction allowed for federal income tax purposes for compensation paid to each of the chief executive officer and the three other most highly compensated executives of a public company other than the chief financial officer (“covered employees”). This deduction limit does not apply to compensation paid under a plan that meets certain requirements for “performance-based compensation.” Generally, to qualify for this exception: (a) the compensation must be payable solely on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more “outside directors”; (c) the material terms of the performance goals must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing prior to payment that the performance goals and any other material terms have been satisfied.

Our policy is to structure incentive compensation programs for covered employees to satisfy the requirements for the “performance-based compensation” exception to the deduction limit and, thus, to preserve the deductibility of compensation paid to covered employees, to the extent consistent with our compensation practices and programs. Several elements of our compensation program, however, constitute income that is not considered “performance-based” under Section 162(m).

If the total of any covered employee’s compensation that does not satisfy the “performance-based compensation” exception exceeds $1 million in any year, Progressive will not be entitled to a federal income tax deduction for the amount that exceeds $1 million. Management and the Committee will continue to monitor the actual tax impact of our compensation strategies each year and consider such impact in making compensation decisions. We will not necessarily discontinue or decline to adopt a compensation plan, however, that has a potential negative tax impact under Section 162(m), if we believe that the program in question is appropriate and in the interest of shareholders.

In 2014, non-performance-based compensation earned by Mr. Renwick exceeded the $1 million threshold by approximately $0.6 million. In addition to his salary, this excess was due to his receipt of dividends on outstanding restricted shares, his receipt of deferred dividends upon the vesting of other time-based awards, and a distribution from our executive deferral plan. In addition, the non-performance-based compensation earned by Mrs. Griffith and Mr. Sauerland exceeded the threshold by approximately $0.3 million each, respectively, principally arising from salary, dividends on equity awards and the vesting of time-based equity awards.

Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code sets forth requirements for non-qualified deferred compensation arrangements. These requirements apply to deferrals of compensation earned or vested after 2004. If deferrals do not comply with the requirements, the amount deferred is immediately includable in the individual’s taxable income, and the individual is subject to an additional 20% tax plus interest, even if the actual payment of value to the individual might be delayed for years under the applicable plan or award. We seek to draft our compensation plans in a manner that provides an exemption from Section 409A or complies with Section 409A requirements.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Progressive filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Progressive specifically incorporates this Report by reference therein.

The Compensation Committee of the Board of Directors of The Progressive Corporation (“Progressive”) has reviewed and discussed with Progressive’s management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Progressive’s Proxy Statement for 2015, and incorporated by reference into Progressive’s Annual Report on Form 10-K for the year ended December 31, 2014.

COMPENSATION COMMITTEE

Bradley T. Sheares, Ph.D., Chairman
Roger N. Farah

COMPENSATION PROGRAMS AND RISK MANAGEMENT

We believe that our compensation plans and incentives are designed so that employees are not encouraged to take inappropriate risks. Our compensation plans include appropriate risk control mechanisms, along with the applicable profit margin, growth, or other performance goals. The criteria used to calculate cash bonuses under our Gainsharing program, as well as the goals under our performance-based equity awards that measure insurance results, reward the achievement of challenging growth goals, but only if our profitability is within specified levels. Under our Gainsharing program, moreover, these performance measures are applied on a companywide basis, ensuring that all of our employees are motivated to pursue the same strategic goals, and individual employees do not have incentives to focus on other priorities to the potential detriment of the organization.

In addition, we have an annual cash incentive program for our investment professionals, who actively manage our fixed-income portfolio, which represented nearly 90% of our invested assets at year end. The primary constraints on the risks inherent in our fixed-income portfolio are our internal investment guidelines relating to credit quality, duration, issuer concentration, and other parameters, which are approved by the Board’s Investment and Capital Committee. Within this framework, our bonus plan compares the total return of our fixed-income portfolio against the results achieved by comparable firms in an investment benchmark for the current year and over the trailing three-year period to determine an indicated performance score. The Compensation Committee, in its discretion, can accept the indicated performance factor, or increase or decrease it, based on its evaluation of our fixed-income investment performance for the year; bonuses for our investment professionals are then adjusted accordingly. We believe that this combination of investment guidelines and one-year and three-year performance comparisons, with an overlay of Committee discretion to monitor performance and bonus results, appropriately addresses the risks attendant to the work of our investment professionals.

We also award performance-based equity awards tied to the relative performance of our fixed-income portfolio to our CEO, CFO, Chief Investment Officer, and two other portfolio managers. Under these awards, our portfolio’s 3-year performance is evaluated against the total returns of comparable firms over the same periods, similar to the cash bonus plan for our investment professionals described above. Maximum payout under these awards occurs at performance at the 75th percentile of comparable firms to mitigate any incentive to increase investment risks to a level that would exceed the company’s overall risk tolerance. We believe that the focus on the three-year results, along with the investment constraints mentioned above and the use of the 75th percentile as the maximum payout measure, provides appropriate incentives for these executives without creating inappropriate risks.

In addition, our current cash bonus programs and performance-based equity awards allow us to recoup payments and vested awards from executive officers, if the applicable operating or financial results triggering payments or vesting of the award are later restated, to the extent that such bonuses or awards would not have been paid out based on the revised operating or financial results. For additional information concerning these recoupment or “clawback” rights and the limitation thereon, see “Executive Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Based on these considerations, among others, we do not believe that our compensation policies and practices create risks that are likely to have a material adverse effect on the company.

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EXECUTIVE COMPENSATION

The following information sets forth the total compensation of our named executive officers (NEOs) for 2014, who include the Chief Executive Officer (CEO), the Chief Financial Officer (CFO), and our three other most highly compensated executive officers. The titles set forth below reflect positions held at December 31, 2014.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards[1] ($)	Non-Equity Incentive Plan Compensation[2] ($)	All Other Compensation[3] ($)	Total ($)
Glenn M. Renwick	2014	$750,000	$7,500,004	$1,485,000	$106,577	$9,841,581
Chairman, President, and	2013	750,000	7,500,044	1,361,250	173,480	9,784,774
Chief Executive Officer	2012	750,000	7,500,020	1,260,000	140,519	9,650,539

Brian C. Domeck	2014	498,269	1,575,054	822,144	12,000	2,907,467
Vice President and Chief	2013	482,115	1,479,274	729,199	12,000	2,702,588
Financial Officer	2012	458,846	1,357,024	642,385	12,000	2,470,255

Susan Patricia Griffith	2014	487,115	1,470,081	803,740	12,000	2,772,936
President Customer Operations	2013	462,115	1,348,566	698,950	12,750	2,522,381
	2012	439,615	1,232,065	615,462	12,000	2,299,142

John P. Sauerland	2014	487,115	1,470,081	803,740	12,000	2,772,936
Personal Lines Group President	2013	462,115	1,348,566	698,950	12,000	2,521,631
	2012	439,615	1,232,065	615,462	12,000	2,299,142

Charles E. Jarrett	2014	463,269	1,023,025	611,515	12,000	2,109,809
Vice President, Secretary, and	2013	447,692	990,074	462,964	12,000	1,912,730
Chief Legal Officer	2012	429,231	946,046	480,738	12,000	1,868,015

[1]	Represents grant date fair value of restricted stock unit awards for each year. Grant date fair value is measured using the closing price of our stock on the date of grant.

With regard to performance-based awards, the grant date fair value represents the target value; however, the ultimate value to the NEO can range from 0-250% of the target amount for 2013 and 2014 insurance-related awards, and from 0-200% for all other awards, depending on performance. The following table represents the value of performance-based awards at grant date assuming the maximum level of performance will be achieved.

Name	Grant Year	Grant Date Fair Value (Maximum Performance)
Glenn M. Renwick	2014	$18,187,510
	2013	18,187,600
	2012	15,000,040

Brian C. Domeck	2014	2,637,543
	2013	2,437,153
	2012	1,794,040

Susan Patricia Griffith	2014	2,450,039
	2013	2,208,758
	2012	1,584,001

John P. Sauerland	2014	2,450,039
	2013	2,208,758
	2012	1,584,001

Charles E. Jarrett	2014	1,395,050
	2013	1,350,026
	2012	1,032,042

For the terms of awards granted in 2014, see “Executive Compensation – Grants of Plan-Based Awards” below and “Executive Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” Also, see the “Compensation Discussion and Analysis,” as well as Note 9 – Employee Benefit Plans in Progressive’s 2014 Annual Report to Shareholders, which is included as an appendix to this Proxy Statement, for further discussion of the restricted stock unit awards and our recognition of expense relating to such awards.

[2]

Amounts were earned under The Progressive Corporation 2007 Executive Bonus Plan, which is part of our overall Gainsharing program, for all NEOs. Non-equity incentive plan compensation earned by our executives in 2014 was paid (if not deferred by the NEO) in early 2015. Amounts reported include, if applicable, compensation that was deferred under our Executive Deferred Compensation Plan (“EDCP”). Further discussion of these plans is included in “Compensation Discussion and Analysis,” “Executive Compensation – Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table,” and “Executive Compensation – Nonqualified Deferred Compensation.”

[3]	All Other Compensation for 2014 is comprised of the following:

Name	401(k) Employer Contributions[a]	Perquisites		Total All Other Compensation
Glenn M. Renwick	$12,000	$94,577	[b]	$106,577
Brian C. Domeck	12,000	—		12,000
Susan Patricia Griffith	12,000	—		12,000
John P. Sauerland	12,000	—		12,000
Charles E. Jarrett	12,000	—		12,000

[a]

Represents employer matching contributions made during 2014 under our 401(k) plan. Amounts contributed are based on level of employee contribution, with a maximum annual employer contribution of $12,000.

[b]

Includes $87,137 in incremental costs for Mr. Renwick’s personal use of our company airplane. We calculate incremental costs to include the cost of fuel and oil per flight; trip related inspections, repairs, and maintenance; crew travel expenses; on-board catering; trip related flight planning services; landing, parking, and hangar fees; supplies; passenger ground transportation; and other variable costs. Since the airplane is used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilots’ salaries, the depreciation of the airplane, and the cost of maintenance not related to personal trips. In addition, the perquisite amount includes the incremental costs attributable to Mr. Renwick’s personal use of a company car, which is primarily limited to commuting to and from work. For more information, see “Compensation Discussion and Analysis – Other Elements of Compensation – Perquisites.”

Grants of Plan-Based Awards

The following table summarizes annual cash incentive awards that were eligible to be earned by our NEOs during 2014 under the 2007 Executive Bonus Plan, which is part of the overall Gainsharing program (non-equity incentive plan awards), as well as restricted stock units awarded in 2014 under The Progressive Corporation 2010 Equity Incentive Plan, including both time-based and performance-based awards (equity incentive plan awards). Each unit is equivalent in value to one common share.

GRANTS OF PLAN-BASED AWARDS IN 2014

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Equity Awards[2]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Glenn M. Renwick	N/A	$0	$1,125,000	$2,250,000
	3/13/2014				0[3]	320,513[3]	777,244[3]	$7,500,004
Brian C. Domeck	N/A	0	622,836	1,245,672
	3/13/2014					21,369[4]		500,035
	3/13/2014				0[3]	45,941[3]	112,716[3]	1,075,019
Susan Patricia Griffith	N/A	0	608,894	1,217,788
	3/13/2014					20,943[4]		490,066
	3/13/2014				0[3]	41,881[3]	104,703[3]	980,015
John P. Sauerland	N/A	0	608,894	1,217,788
	3/13/2014					20,943[4]		490,066
	3/13/2014				0[3]	41,881[3]	104,703[3]	980,015
Charles E. Jarrett	N/A	0	463,269	926,538
	3/13/2014					19,872[4]		465,005
	3/13/2014				0[3]	23,847[3]	59,618[3]	558,020

N/A=Not Applicable

[1]

The amount of non-equity incentive plan compensation earned by the NEOs during 2014 is included in the “Summary Compensation Table.” Further description of these plans is provided in “Compensation Discussion and Analysis” and in the following narrative disclosure.

[2]

Awards are valued at the closing price of our common shares on the date of grant, March 13, 2014, of $23.40 per share. The target amount of performance-based restricted stock unit awards granted is used to determine grant date fair value.

[3]

Represents the number of shares covered by performance-based restricted stock unit awards. Except as otherwise noted in this footnote 3, these awards measure growth of our insurance group against insurance industry growth and will vest from 0-250% of the target award, only if and when pre-established performance goals are attained. Messrs. Renwick and Domeck received a portion of their awards in the form of awards that measure the performance of our fixed-income portfolio returns against a benchmark. These awards can vest from 0-200% of the target award only if and when pre-established performance goals are attained. For 2014, Mr. Renwick received 48,077 units and Mr. Domeck received 4,274 units in performance-based awards tied to investment results. See “Compensation Discussion and Analysis” and the following narrative disclosure for further details.

[4]	Represents the number of shares covered by time-based restricted stock unit awards.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements. As of December 31, 2014, none of the NEOs had an employment agreement with Progressive.

Salary. For 2014, salary comprised approximately 8% of total compensation for Mr. Renwick, 17% for Mr. Domeck, 18% for Mr. Sauerland and Mrs. Griffith, and 22% for Mr. Jarrett.

Non-Equity Incentive Compensation. Non-equity incentive compensation for the NEOs is available under our 2007 Executive Bonus Plan and is determined using the following formula:

Paid Salary	X	Target Percentage	X	Gainshare (i.e., Performance) Factor	=	Annual Bonus

For each named executive officer, the salary and the target percentage (as a percent of salary) are established by the Compensation Committee on an annual basis during the first quarter of the year. When the participant’s paid salary for the year is multiplied by his or her assigned target percentage, the product is referred to as the participant’s “target bonus” or “target bonus amount” for the year. For 2014, Mr. Renwick’s target percentage for non-equity incentive compensation was 150% of salary; the target percentage was 125% of salary for Messrs. Domeck and Sauerland and Mrs. Griffith; and the target percentage was 100% of salary for Mr. Jarrett.

Under the 2007 Executive Bonus Plan, the Gainshare Factor is determined for all named executive officers after the end of each year based on our actual operating performance for that year, when compared to objective criteria previously established by the Compensation Committee early in the year. The Gainshare Factor can range from 0.0 to 2.0 each year, depending on the extent to which our results meet, exceed, or fall short of the objective performance goals established by the Committee. As a result, each participant can earn an annual cash bonus of between 0.0 and 2.0 times his or her target bonus, with the amount equal to 2.0 times an executive’s target bonus thus being the executive’s maximum potential bonus. The executive’s annual cash bonus would equal the target bonus amount if the applicable Gainshare Factor equals a 1.0 for the year. Each executive must be employed on November 30th of the plan year to be eligible to receive the bonus for that year. Bonuses are paid in early February of the following year, after the appropriate approvals and certifications are received from the Compensation Committee.

For 2014, each of the named executive officers earned his or her bonus solely under the 2007 Executive Bonus Plan using performance criteria designed to evaluate the growth and profitability of our core insurance businesses, excluding our investment results (the “core business”). The core business was defined to include the Agency auto, Direct auto, and the special lines business units (collectively, Personal Lines), and the Commercial Lines business unit.

The Gainshare Factor for the core business for 2014 was calculated as follows:

•

A separate “Gainsharing matrix” was established by the Committee for each of the Agency auto, Direct auto, and special lines business units, and our Commercial Lines business unit. Each matrix assigned a performance score between 0.0 and 2.0 to various combinations of growth and profitability for the applicable business unit.

•

In each case, profitability was measured by the calendar year combined ratio determined by reference to financial information prepared in accordance with accounting principles generally accepted in the United States of America (GAAP), and growth was measured by reference to “policies in force” for each business unit.

•

Actual growth and profitability performance results for each of the Agency auto, Direct auto, and special lines business units, and our Commercial Lines business unit were determined after year end and compared to the appropriate matrix to produce a performance score for each business unit.

•

The performance scores achieved by each of the business units were weighted, based on the percentage of net premiums earned in the respective business unit during the year as compared to the core business as a whole. The weighted scores for the business units were then added together to produce the Gainshare Factor.

In 2014, the final Gainshare Factor determined according to these criteria was 1.32. The following table presents the overall 2014 growth and profitability data for the business units that comprised our core business, and for our insurance operations on a companywide basis.

Business Unit	Combined Ratio[1]	Increase (Decrease) in Policies in Force[2]
Agency	92.5	0%[3]
Direct	94.3	7%
Special lines	—	1%
Commercial Lines	82.8	(1)%
Companywide insurance operations[4]	92.3	2%

[1]

Consistent with the presentation of the combined ratio of our Personal Lines segment in our public reports, the combined ratio results for our special lines business are not presented separately and, instead, are included in either the Agency or Direct results, depending on whether the underlying policy was written through agents/brokers or directly by Progressive.

[2]	Based on average policies in force outstanding during the year and, for Agency and Direct, represents auto policies in force only.

[3]	Less than 1% decrease.

[4]

Includes certain operations (principally, businesses that are currently in run-off) that are excluded from the definition of “core business” under the plan, representing less than 1% of our premium volume.

Using the actual performance results for the year and the Gainsharing matrices discussed above, we determined the performance score for each business unit comprising the core business, weighted those scores based on each business unit’s relative contribution to overall net premiums earned by the core businesses, and then added the weighted scores to determine the Gainshare Factor, as follows:

Business Unit	Business Unit Performance Score	Weighting Factor	Weighted Performance Score
Agency auto	.90	44.5%	.40
Direct auto	1.67	37.9%	.63
Special lines	1.90	7.6%	.14
Commercial Lines	1.47	10.0%	.15
Gainshare Factor			1.32

The 2014 Gainsharing bonuses under the 2007 Executive Bonus Plan for each of the named executive officers were calculated using the 1.32 Gainshare Factor. The amounts of those payments are included as non-equity incentive plan compensation in the table under “Executive Compensation – Summary Compensation Table.”

Under our 2007 Executive Bonus Plan, bonuses paid to executives are subject to recoupment by Progressive if operating or financial results that are used in the bonus calculation are later restated. If an executive engages in fraud or other misconduct leading to the restatement, we can require him or her to repay the entire bonus paid for the year(s) in question, plus interest and the costs of collection, and there is no time limit on our ability to recover these amounts other than limits imposed by law. In addition, we would have the right to require repayment of any excess bonus resulting from the calculation from an executive who did not engage in misconduct, but nonetheless received a bonus that was artificially high due to the use of incorrect financial results, but only if the potential recovery would exceed the lesser of 5% of the bonus paid or $20,000 and the restatement occurs within three years after the bonus is paid.

Equity Incentive Plan Awards. In 2014, all of the equity incentive plan awards were granted pursuant to our 2010 Incentive Plan. We granted both time-based and performance-based restricted stock unit awards to the named executive officers, other than Mr. Renwick who received only performance-based restricted stock unit awards. Restricted stock unit awards entitle the holder to receive, upon the satisfaction of all requirements for vesting and the lapse of any other restrictions, one Progressive common share in exchange for each unit vesting. Unit awards do not have voting rights, but are entitled to dividend equivalent payments at the time dividends are paid to holders of our common shares; those dividend equivalent payments are reinvested into additional restricted stock units, which will be paid to the named executive officers (and other recipients) only if the underlying restricted stock unit award vests.

The named executive officers, other than Mr. Renwick, were awarded time-based restricted stock unit awards with a value equal to 100% of their respective salaries. Those awards are scheduled to vest in equal installments on January 1st of 2017, 2018, and 2019, provided that the executive continues to satisfy the vesting requirements at that time. For certain of the NEOs, 50% of their respective time-based awards will vest earlier if they have satisfied, or upon their satisfying, the age and years of service requirements for a “qualified retirement,” as discussed below in more detail under “Potential Payments upon Termination or Change in Control – Qualified Retirement Provisions under Equity Plans.”

We also granted performance-based restricted stock unit awards to the named executive officers in 2014. The values of the performance-based awards were determined by the Compensation Committee, based on a percentage of each individual’s salary and the value of our common shares at the time of grant. Mr. Renwick received awards with a value equal to 1,000% of his salary, while Mr. Domeck received awards with a value equal to 215% of his salary, Mrs. Griffith and Mr. Sauerland received awards with a value equal to 200% of his or her respective salary, and Mr. Jarrett received an award with a value equal to 120% of his salary. For Messrs. Renwick and Domeck, a portion of their awards is tied to the performance of our fixed-income investment portfolio, as further described below.

As to 85% of Mr. Renwick’s performance-based awards (representing 850% of his salary) and 91% of Mr. Domeck’s award (195% of his salary), and the entire performance-based award to each other NEO, the awards will vest (i) if and to the extent that the compounded annualized growth of our personal and commercial auto insurance businesses, measured in terms of direct premiums written, for the three-year period ending December 31, 2016 (whether positive or negative) exceeds the aggregate personal and commercial auto insurance market’s growth rate (excluding Progressive) over that period, in each case determined using A.M. Best data, and (ii) if our combined ratio is 96 or lower for the 12-month period preceding the Committee’s required certification of those performance results. More specifically, the ultimate payout (if any) at the end of the three-year period is determined by the performance of the company, as follows:

Performance vs. Market	Number of Units Vesting
If our growth rate exceeds the market growth rate by three and a half percentage points or more	250% of the target number of units will vest; this is the maximum possible award value

If our growth rate exceeds the market growth rate by more than two percentage points but less than three and a half percentage points

Between 100% and 250% of the target number of units will vest, in proportion to the extent to which our growth rate exceeds the market’s growth rate above two percentage points (e.g., if our growth rate exceeds the market growth rate by 2.4 percentage points, then 140% of the award will vest)

If our growth rate exceeds the market growth rate by up to two percentage points

Up to 100% of the target number of units will vest, in proportion to the extent to which our growth rate exceeds the market’s growth rate (e.g., if our growth rate exceeds the market growth rate by 1.4 percentage points, then 70% of the award will vest)

If our growth rate is equal to or less than the market growth rate	The award will not vest and is forfeited

If the minimum growth goal is not satisfied the awards will not vest and will be forfeited. In the event that the growth goal is satisfied for the three-year period but the profitability goal is not satisfied when the Committee is in a position to certify the growth results, the awards will remain open for vesting until January 31, 2019, in order to allow the opportunity to satisfy the profitability goal; if the profitability goal is not satisfied by January 31, 2019, the awards will expire and be forfeited. Satisfaction of this goal of market outperformance would result in an increase in our market share, which, together with the profitability goal, we believe will benefit all Progressive shareholders over time.

As mentioned, a portion of the 2014 performance-based restricted stock unit awards to Messrs. Renwick and Domeck have a performance goal that measures the annualized total return of our fixed-income portfolio over a three-year period (2014 through 2016) against the returns of a set of comparable investment firms. A target number of restricted stock units was awarded to Mr. Renwick (valued at 150% of salary) and Mr. Domeck (20% of salary), and the number of units that ultimately will vest can vary from 0% to 200% of the target amount, as described in the table below. These awards did not increase the size of the executives’ respective equity awards, but were a portion of the total performance-based awards that otherwise would have been granted to them in 2014.

Investment Returns vs. Comparable Investment Firms	Number of Units Vesting
If our ranking is at or above the 75th percentile	200% of the target number of units will vest; this is the maximum possible award value

If our ranking is between the 25th and 75th percentile	Between 0% and 200% of the target number of units will vest in proportion to our percentile ranking (e.g., if our investment return is ranked at the 56th percentile, then 124% of the award will vest)

If our ranking is at or below the 25th percentile	The award will not vest and is forfeited

All restricted stock unit awards granted during 2014 are made subject to accelerated vesting pursuant to the “qualified retirement” eligibility provisions (for time-based awards) and potentially accelerated vesting pursuant to the “change in control” provisions in our equity incentive plans. Mr. Renwick and Mr. Domeck are the only NEOs who have met all of the requirements for qualified retirement benefits under the plans. See “Potential Payments Upon Termination or Change in Control” below for further discussion of these plan provisions.

The performance-based restricted stock unit awards granted in 2014 are subject to recoupment by Progressive in the event of a financial restatement of the operating or financial results that caused those performance-based shares to vest, in certain circumstances. An executive who engages in fraud or other misconduct leading to the restatement would be required to repay all such shares or an equivalent dollar amount, at our election, plus interest and the costs of collection, and there would be no time limit on our ability to recover those amounts other than limits imposed by law. In addition, we would have the right to require repayment from an executive who does not engage in misconduct, but nonetheless has his or her shares vest due to the use of incorrect financial results, but only to the extent the incorrect results caused a vesting, without interest and only if the restatement occurs within three years after the vesting date.

Further discussion of our compensation strategy and plans can be found in “Compensation Discussion and Analysis.”

Option Exercises and Stock Vested

The following table summarizes the vesting of restricted equity awards during 2014.

OPTION EXERCISES AND STOCK VESTED DURING 2014
	Restricted Stock Awards
	Number of Shares Acquired on Vesting[1]	Value Realized on Vesting
Name	(#)	($)
Glenn M. Renwick[2]	1,103,464	$27,489,130
Brian C. Domeck[2]	138,756	3,486,194
Susan Patricia Griffith	119,478	3,015,762
John P. Sauerland	108,618	2,747,845
Charles E. Jarrett	99,777	2,528,306

[1]	The following table summarizes the number of restricted shares or restricted stock units, including dividend equivalent units, if applicable, that vested on various dates during the year:

Name	2009 Time- Based[a]	2010 Time- Based[b]	2011 Time- Based[b]	2013 Time- Based[c]	2014 Time- Based[d]	2005 Performance- Based[e]	2011 Performance- Based[e]
Glenn M. Renwick	104,167	—	—	—	—	166,280	833,017
Brian C. Domeck	11,612	9,175	7,816	10,173	10,685	2,800	86,495
Susan Patricia Griffith	11,612	8,960	7,640	—	—	13,960	77,306
John P. Sauerland	11,612	8,960	7,640	—	—	3,100	77,306
Charles E. Jarrett	11,389	8,851	7,377	—	—	16,180	55,980

[a]

Time-based restricted share awards vested on January 1, 2014 with a value of $27.23 per share, the average of the high and low sales prices on December 31, 2013 (the immediately preceding business day), in accordance with the terms of the applicable plan.

[b]

Time-based restricted stock unit awards vested on January 1, 2014 with a value of $26.99 per share, the average of the high and low sales prices on January 2, 2014 (the next business day), in accordance with the terms of the applicable plan.

[c]	Time-based restricted stock unit awards vested on April 1, 2014 with a value of $24.18 per share, pursuant to the qualified retirement provisions of our equity plan as described below.

[d]	Time-based restricted stock unit awards vested on May 1, 2014 with a value of $24.57 per share, pursuant to the qualified retirement provisions of our equity plan as described below.

[e]	2005 performance-based restricted share and 2011 performance-based restricted stock unit awards vested on July 10, 2014 with a value of $24.67 per share.

[2]

Mr. Renwick deferred 994,838 shares, which exclude dividend equivalent units, having a value of $24,809,319, into the EDCP. Mr. Domeck deferred 10,685 shares, having a value of $262,518, into the EDCP. See “Executive Compensation – Nonqualified Deferred Compensation.”

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the unvested restricted equity awards outstanding under our 2003 and 2010 Incentive Plans. The value of the equity awards is calculated using $26.99 per share, the closing price of Progressive shares on the last business day of 2014.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

	Stock or Unit Awards[1]
Name	Number of Earned Shares or Units That Have Not Vested (#)		Market Value of Earned Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested ($)
Glenn M. Renwick	—		—	1,741,024	[4]	$46,990,238
Brian C. Domeck	24,527	[2]	$661,984	45,386	[3]	1,224,968
	—		—	197,638	[4]	5,334,250
Susan Patricia Griffith	—		—	87,924	[3]	2,373,069
	—		—	186,054	[4]	5,021,597
John P. Sauerland	—		—	87,924	[3]	2,373,069
	—		—	175,004	[4]	4,723,358
Charles E. Jarrett	—		—	85,053	[3]	2,295,580
	—		—	130,484	[4]	3,521,763

[1]	Amounts include restricted share awards, and restricted stock unit awards and related dividend equivalents.

[2]

Represents time-based restricted equity awards that have been earned by Mr. Domeck under the “qualified retirement” provisions of the 2003 and 2010 Incentive Plans (see “Potential Payments upon Termination or Change in Control – Qualified Retirement Provisions under Equity Plans” below).

[3]	Represents time-based restricted stock unit awards. Following are the applicable vesting dates for those awards:

Name	1/1/2015	11/1/2015[a]	1/1/2016	1/1/2017	1/1/2018	1/1/2019	Total
Brian C. Domeck
Earned awards (see note 2 above)	12,819	—	7,934	3,774	—	—	24,527
Unearned awards	12,819	—	11,326	10,727	6,953	3,561	45,386
Susan Patricia Griffith	24,895	—	21,859	20,705	13,484	6,981	87,924
John P. Sauerland	24,895	—	21,859	20,705	13,484	6,981	87,924
Charles E. Jarrett	24,334	19,376	18,057	13,515	6,459	3,312	85,053

[a]	Mr. Jarrett is expected to satisfy the qualified retirement provisions of the 2010 Equity Incentive Plan on November 1, 2015.

[4]

The following table presents, as of December 31, 2014, the number of unvested performance-based restricted shares or restricted stock units, including reinvested dividend units, if applicable, for each of the NEOs, by year of grant. The number of shares shown for awards made in 2012 through 2014 reflect either the target amount of shares, or the maximum number of shares that can vest, depending on the company’s expectations, as described in the applicable note below. For grant years not shown, the performance-based awards have previously vested.

	Grant Year
Name	2006	2007	2012	2013	2014	Total
Glenn M. Renwick	141,640	178,655	738,388	361,828	320,513	1,741,024
Brian C. Domeck	2,360	15,245	88,313	45,779	45,941	197,638
Susan Patricia Griffith	12,460	16,675	77,974	37,064	41,881	186,054
John P. Sauerland	2,840	15,245	77,974	37,064	41,881	175,004
Charles E. Jarrett	14,360	18,820	50,803	22,654	23,847	130,484

Following are the performance criteria that must be achieved to enable the performance-based restricted equity awards to vest for the year of grant indicated (NPE=Net Premiums Earned; CR=Combined Ratio):

Grant Year	Growth Target	Vesting Percentage	CR	Growth Rate over Market	Reported Value	Expiration Date
Insurance – Premium Threshold[a]
2006[b]	NPE of $20.0 Billion	0 or 100%	96	N/A	100%	12/31/2015
2007	NPE of $19.0 Billion	0 or 100%	96	N/A	100%	12/31/2016
Insurance – Growth over Market[c,d]	Measurement Period	Vesting Range
2012	12/31/11-12/31/14	0-200%	96	0-3%	Max	1/31/2017
2013	12/31/12-12/31/15	0-250%	96	0-3.5%	Target	1/31/2018
2014	12/31/13-12/31/16	0-250%	96	0-3.5%	Target	1/31/2019
Investment[e]
2012[f]	12/31/11-12/31/14	0-200%	N/A	N/A	Max	3/15/2015
2013	12/31/12-12/31/15	0-200%	N/A	N/A	Max	3/15/2016
2014	12/31/13-12/31/16	0-200%	N/A	N/A	Target	3/15/2017
N/A=Not Applicable

[a]	These 2006 and 2007 awards will vest only if the NPE amount is exceeded in a 12-month period prior to expiration and the CR for the same period does not exceed a 96.

[b]

In 2009, the company determined it was unlikely that this performance goal would be met before award expiration. As such, all previously recognized expense was reversed; however, these restricted share awards will remain outstanding and will expire by their terms only if the applicable performance criteria are not satisfied prior to December 31, 2015. We continue to monitor these awards and the related performance criteria; if our assessment of the likelihood of the awards vesting were to change, we would be required to recognize expense for these awards at that time.

[c]

The vesting provisions for the 2014 awards are discussed in “Executive Compensation – Narrative Disclosures to Summary Compensation Table and Grants of Plan-Based Awards Table – Equity Incentive Plan Awards,” and the vesting provisions for the 2013 awards have the same structure and maximum vesting potential. The 2012 awards have the same basic structure as the 2013 and 2014 awards, but the maximum vesting potential is capped at 200% of the award value, if our growth rate is three or more percentage points above the market growth rate.

[d]

At December 31, 2014, the company’s expectation for each award is based on our performance through 2014 and our estimate of industry growth rates for each performance period. Pursuant to applicable regulations, expectations above the threshold level but below target are shown at target, and expectations of vesting above the target level are shown at the maximum potential vesting.

[e]

The structure of the vesting provisions for each of these awards is consistent with the vesting provisions for the 2014 investment-based award, as discussed in “Executive Compensation – Narrative Disclosures to Summary Compensation Table and Grants of Plan-Based Awards Table – Equity Incentive Plan Awards.” At December 31, 2014, the company’s expectation for each award are based on our performance through 2014 and our estimate of fixed-income market returns for the peer group. Pursuant to applicable regulations, expectations above the threshold level but below target are shown at target, and expectations of vesting above the target level are shown at the maximum potential vesting.

[f]	This award vested at the maximum level in February 2015.

Nonqualified Deferred Compensation

The following table summarizes amounts contributed to, earned within, and distributed from The Progressive Corporation Executive Deferred Compensation Plan (EDCP) during 2014, as well as each NEO’s aggregate ending balance in the EDCP at December 31, 2014. Participation in the EDCP is voluntary; all NEOs have elected to participate in the EDCP at various times. Deferral elections are made annually for both non-equity incentive compensation and restricted equity awards. Non-equity incentive compensation can be deferred in whole or in part at the executive’s discretion. Non-equity incentive compensation is credited to the EDCP when the applicable bonus has been earned and otherwise would have been paid. Deferral elections for both time-based and performance-based restricted equity awards pertain to the award made in that year and partial deferrals are not allowed; credits are made to the EDCP at the applicable vesting date.

NONQUALIFIED DEFERRED COMPENSATION DURING 2014

	Executive Contributions in Last Fiscal Year[1]	Registrant Contributions in Last Fiscal Year[2]	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions[3]	Aggregate Balance at Last Fiscal Year-end[4]
Name	($)	($)	($)	($)	($)
Glenn M. Renwick	$26,170,569	$—	$11,479,772	$92,727	$150,313,667
Brian C. Domeck	503,154	—	95,328	—	2,718,309
Susan Patricia Griffith	—	—	12,575	—	649,516
John P. Sauerland	—	—	57,698	—	857,642
Charles E. Jarrett	915,703	—	539,987	208,805	13,371,239

[1]

Included in Mr. Domeck’s contribution amount is $262,518, which reflects the value of time-based restricted stock units that were granted and vested in 2014, as a result of Mr. Domeck meeting the qualified retirement provision of our equity plan. This grant is included in our Summary Compensation Table for 2014. All other contributions, including the balance of Mr. Domeck’s contribution, are not reflected in the Summary Compensation Table because they arise from: (i) time-based restricted stock awards that vested on January 1, 2014 from awards that were originally granted in 2009, 2010, and 2011; (ii) performance-based awards granted in 2005 and 2011; and (iii) non-equity incentive compensation earned in 2013 but paid in 2014.

[2]	Progressive makes no supplemental contributions to the EDCP in the year of deferral or in subsequent years.

[3]	Represents scheduled distributions based on the applicable executive’s elections made in prior years.

[4]

Amounts represent the accumulation of previously deferred non-equity incentive compensation awards or restricted equity awards, either time-based or performance-based, together with earnings on deemed investments. For Messrs. Renwick, Domeck, and Jarrett the amounts previously reported in our Summary Compensation Table from 2006 through 2014 were $44,631,945, $1,011,628, and $3,864,221, respectively. No other NEO had deferred amounts reported in the Summary Compensation Tables during this period.

The named executive officers are eligible to defer all or part of the non-equity incentive compensation earned under the 2007 Executive Bonus Plan, as well as all of their restricted equity awards (but not dividend equivalent units) that were granted under our incentive plans. The plan has 17 mutual funds, as well as Progressive common shares, as deemed investment choices. The participant selects the deemed investment choices for contributions and transfers. Fund transfers are limited to twice per quarter. All deferrals are eligible for transfer, except that deferrals of restricted equity awarded in March 2005 or thereafter are automatically deemed invested in Progressive common shares until the date of distribution under the plan. We have established an irrevocable grantor trust to provide a source of funds to assist us in meeting our liabilities under the EDCP.

Amounts equal to the deferred cash bonuses or restricted equity awards are credited under the plan at the time that the bonus otherwise would be paid to the participant or the restricted equity awards would vest. We make no matching contributions or additional deposits on behalf of any participant. Any earnings are a result of an executive’s deemed investment choices. To secure our future payment obligations to participants, we deposit amounts equal to deferred cash bonuses or restricted equity awards into the trust and the trust holds investments equivalent in kind and number to the aggregate deemed investment elections selected by participants. The rights of participants and their beneficiaries under the EDCP are merely unsecured contractual rights against us. Participants have no proprietary rights or interests in the trust’s assets, including any securities that are held by the trust, all of which remain subject to the claims of our general creditors. We do not guarantee any specific rate of return to participants who defer amounts into the EDCP. Following is a listing of deemed investment choices, including the annual rate of return on each investment alternative, during 2014:

Fund	One-Year Performance As of 12/31/2014
American Beacon Small Cap Value Fund – Institutional Class	4.70%
Fidelity Diversified International Fund – Class K	(3.05)
Fidelity Low Priced Stock Fund – Class K	7.75
Fidelity Mid-Cap Stock Fund – Class K	7.23
Fidelity Retirement Money Market Fund	0.01
John Hancock Small Company Fund – Class A	4.98
Oakmark Equity and Income Fund – Institutional Class	6.93
PIMCO Total Return Institutional Fund	4.69
Templeton World Fund – Class A	(3.16)
The Progressive Corporation Stock Fund	5.35
Vanguard Growth Index Fund – Institutional Class	13.62
Vanguard Institutional Index Fund	13.68
Vanguard Mid-Cap Index Fund – Institutional Class	13.78
Vanguard Small-Cap Index Fund – Institutional Class	7.53
Vanguard Total Bond Market Institution Fund	5.90
Vanguard Total International Stock Fund	(4.15)
Vanguard Value Index Fund – Institutional Class	13.19
Wasatch Small Cap Growth Fund	2.61

Distributions from the EDCP are made in accordance with an election made by the participant prior to earning the deferred award. Distributions are made in a lump-sum or in three, five, or ten annual installments, beginning at the earlier of the date selected by the participant or upon his or her termination from Progressive. For deferrals made after 2004, distributions resulting from termination of employment will be made six months after the participant leaves the company. In addition, distributions may be triggered by certain “change in control” events. For deferrals occurring in and prior to 2004, the events triggering such distributions would be the same as the events triggering change-in-control payments for restricted stock awards under our 2003 Equity Incentive Plan, as described in the next section. For post-2004 deferrals, the plan has been revised to refer to the change-in-control definition under Section 409A of the Internal Revenue Code.

Participants are permitted to change the schedule for certain distributions if they give at least 12 months advance notice and, with respect to post-2004 deferrals, they delay those distributions by at least five years. All distributions are made in cash, with the exception of deferred restricted equity awards granted in or after March 2005, which deferrals are deemed invested in Progressive common shares for the entire deferral period and distributed in common shares. The participant’s respective rights and interests under the plan may not be assigned or transferred under any circumstances.

Potential Payments Upon Termination or Change In Control

The following table highlights the benefits that may be received by our executive officers, as well as other employees who participate in the applicable benefit plans, when certain events occur that result either in the termination of the employee’s employment or a change in control of the company.

Is the Executive Eligible to Receive[1]:
Under Equity Plans
If This Triggering Event Occurs:	Severance Benefits?	Change in Control Benefits[2]?	Qualified Retirement Benefits?	Other Termination Provisions?	Payments under EDCP[3]?
Involuntary termination (without cause)	✓	—	—	—	✓
Voluntary separation (excluding retirement)	—	—	—	—	✓
Retirement – qualified (as defined in the plan)[4]	—	—	✓	—	✓
Retirement – nonqualified	—	—	—	—	✓
Termination for cause	—	—	—	—	✓
Change in control, no loss of employment	—	✓	—	—	✓
Change in control and involuntary termination (without cause) or resignation due to a significant job change	✓	✓	—	—	✓
Death or disability	—	—	—	✓	✓

[1]

This table is intended as a general summary only. An executive’s eligibility to receive any of the benefits outlined in this table may be subject to certain criteria, conditions, or other requirements as set forth in the applicable plan documents or related agreements. See below for additional discussions.

[2]

Depending on the type of the award and nature of the change-in-control event, these awards either vest immediately upon occurrence of the change-in-control event or will vest only if, within 24 months after the change in control event takes place, the award recipient is terminated or leaves the company’s employ for “good reason.” See “Change-in-Control Provisions Under Equity Plans” below for additional information.

[3]

An executive will be entitled to receive payments under the EDCP only if he or she elected to participate in the plan and deferred annual non-equity incentive compensation or equity-based awards during the course of his or her employment. See the “Nonqualified Deferred Compensation” discussion above for additional information.

[4]

Under our equity plans, as discussed below, a “qualified retirement” excludes any termination of employment for cause (as defined in the plans) and generally excludes any termination resulting from death or, in certain cases, disability. The same event can be treated as a “qualified retirement” under our equity plans and an involuntary termination without cause under our severance plan.

The significant provisions of our executive separation allowance (severance) plan, as well as the provisions of our equity plans involving “change in control,” “qualified retirement,” and death and disability benefits, are discussed in more detail below. Payments to be made under our EDCP upon an executive’s termination of employment or a “change in control” are discussed under the “Nonqualified Deferred Compensation” section above. We do not provide other benefits that are triggered by an employee’s termination or retirement or by a change in control, except for our 401(k) plan (which is available to all employees) or those required by law (such as postemployment medical insurance coverage under COBRA).

Severance. Our executive separation allowance plan is designed to provide executives with defined financial payments if we ask the executive to leave under certain circumstances. The plan covers our named executive officers, other executive officers, and all other equity-eligible employees of Progressive. Among other terms and conditions, we will pay a separation allowance (severance) payment to an executive if:

•

his or her employment terminates for reasons other than resignation (including retirement), death, disability, leave of absence, or discharge for cause (as defined in the plan) or he or she resigns within a specific period of time following any change in his or her job duties that is deemed significant by Progressive; and

•	the employee signs a termination and release agreement as required by the plan.

The amount of the severance payment will vary among employees based on position and years of service. For the NEOs, the severance payment would equal three times the executive’s annual base salary only at the time of termination. Cash bonuses, equity awards, perquisites, and other compensation are excluded from the severance calculation. In addition, under the plan, the executive would be entitled to continue medical, dental, and vision benefits for a period not to exceed 18 months at our cost, except that the terminated executive would be required to make contributions to the cost of those benefits to the same extent as he or she did prior to termination.

In addition, the plan provides that executives and certain other covered employees will have the right to receive a severance payment in accordance with the formula described above, if after any change in control of Progressive, either:

•	the participant’s employment is terminated for reasons other than resignation (including retirement), death, disability, leave of absence, or discharge for cause, as defined in the plan; or

•	the participant resigns due to a job change (defined below).

For purposes of this plan, the definition of “change in control” incorporates the definition from Section 409A. The term “job change” is defined as either a decrease in the individual’s total pay package, whether in the same job or after a job transfer, or the imposition of significantly different job duties, shift, work location, or number of scheduled work hours.

The following table summarizes the severance payments that would have been made to the NEOs, and the estimated value of health and welfare benefits for which the executive would have been eligible, if the executive had separated from Progressive at December 31, 2014, under circumstances requiring payments from the executive separation plan:

Name	Amount of Severance Payment	Estimated Value of Health Benefits
Glenn M. Renwick	$2,250,000	$16,549
Brian C. Domeck	1,500,000	19,688
Susan Patricia Griffith	1,470,000	19,978
John P. Sauerland	1,470,000	22,248
Charles E. Jarrett	1,395,000	19,978

In the event of a termination of employment of our CEO, any other NEO, or another executive officer due to a resignation (including retirement), death, disability, leave of absence, or discharge for cause (as defined in the plan), no separation allowance would be payable under the executive separation allowance plan.

Change-in-Control Provisions Under Equity Plans. Benefits also are provided to NEOs and other holders of equity awards under our equity plans upon the occurrence of a change in control or, in the case of previously granted restricted stock awards only, a potential change in control, as defined in the applicable plans.

Restricted Stock. Under our 2003 Incentive Plan, the Board of Directors has the authority to “override” change-in-control benefits applicable to awards of restricted shares made prior to March 2010, if the Board has given its prior approval to a transaction that would otherwise trigger the benefits to be paid. If the Board’s prior consent is not obtained, the 2003 Incentive Plan includes provisions providing for the immediate vesting of, and payments to the holders of restricted share awards in an amount equal to the value of, the outstanding award upon the occurrence of any change in control or a potential change in control, as described below. These provisions apply to two unvested performance-based restricted share awards that remain outstanding.

A change in control would be deemed to occur upon the occurrence of any of the following events, unless the Board approves the change prior to either (i) the commencement of the applicable event, or (ii) the commencement of a tender offer for our stock:

•	acquisition of 20% or more of the voting power of our outstanding shares, with certain exceptions including acquisitions by a passive investor with only an investment intent;

•	turnover of a majority of the Board of Directors during a 24-month period, without the approval of the prior Board members; or

•	occurrence of a transaction requiring shareholder approval for the acquisition of Progressive, or any portion of our shares, through purchase of shares or assets, by merger or otherwise.

For restricted share awards made in or after March 2007 (one of the two remaining performance-based restricted share awards), a potential change in control would be deemed to occur upon the acquisition of 5% or more of Progressive’s voting power, together with a resolution by the Board of Directors that a potential change in control has occurred.

For restricted stock awards made prior to March 2007 (the other remaining performance-based restricted share award), a potential change in control would include, in addition to an event described in the immediately preceding paragraph, the approval by shareholders of an agreement, the consummation of which would constitute a change in control (as described above), unless the Board approved such change prior to its commencement.

Restricted Stock Units. Beginning with awards of restricted stock units in March 2010, we modified the rights of award recipients in the event of a change in control of the company. For such awards, the definition of “change in control” was revised to reflect a narrower range of triggering events (and a “potential change in control” will no longer trigger benefits), and we introduced the requirements of a loss of job or other adverse employment action in many circumstances before benefits are triggered.

Under the newer provisions, a “change in control” is only deemed to occur upon a change in ownership of the company, a change in the effective control of the company, or a change in the ownership of a substantial portion of our assets, each as further defined in Section 409A of the Internal Revenue Code and related regulations. Upon the occurrence of a change in control, outstanding restricted stock units may vest immediately or they may vest only after the executive is terminated or leaves our employ for “good reason,” depending on the type of award and the nature of the change-in-control transaction. “Good reason” is defined by the plan to include various adverse employment decisions, such as a significant change in duties, position, or responsibilities; a decrease in pay, bonus opportunity, or equity awards; a required relocation; and the denial of the right to participate in health and welfare plans on the same basis available to other employees, in each case occurring within 24 months after the change in control.

In the following circumstances, even though a change of control has occurred, outstanding restricted stock unit awards will not vest as a result of the change of control, and will continue to vest according to the terms of the applicable award agreement (unless the executive is terminated or leaves our employ for good reason as described above):

•	If the change of control is solely a result of an investor purchasing the necessary portion of our common shares or a result of a turnover of our Board of Directors;

•	If the event does not result in the liquidation or cancellation of, or other change to, the company’s equity (e.g., where our common shares are the surviving security in a corporate transaction); and

•	For time-based awards, if in a corporate transaction, the other company’s stock is the surviving security.

In the last event listed above, all outstanding time-based awards will be converted into a new equity award with a value calculated according to the terms of the transaction, and otherwise on terms and conditions substantially similar to the outstanding award, including vesting requirements.

On the other hand, immediate vesting upon a change in control and a cash payout will occur under the following limited circumstances:

•	A transaction that results in the payment of cash for each outstanding Progressive common share, with the payout being based on the cash compensation being paid to shareholders; and

•

With respect to performance-based awards, if in a corporate transaction, the other company’s stock is the surviving security, with the payout being based on the fair market value of common shares immediately prior to the change in control event.

In the event of an immediate vesting event relating to performance-based awards, the cash payment will be based on the target number of units comprising the award.

The following table quantifies the amount of each NEO’s change in control benefits under our equity incentive plans, assuming a change in control had occurred and the vesting of all outstanding equity awards and payments had been required under the applicable plan on December 31, 2014:

Name	Payments on Unvested Restricted Stock Unit Awards[1]	Payments on Unvested Restricted Stock Awards[2]	Total
Glenn M. Renwick	$27,107,136	$9,902,896	$37,010,032
Brian C. Domeck	5,444,452	582,518	6,026,970
Susan Patricia Griffith	5,556,045	903,783	6,459,828
John P. Sauerland	5,556,045	595,473	6,151,518
Charles E. Jarrett	4,236,242	1,028,063	5,264,305

[1]	Includes time-based and performance-based restricted stock units, plus reinvested dividend equivalents. Performance-based awards are valued at their target amount, as required by the plan.

[2]

Includes, with respect to 2007 performance-based restricted share awards, amounts equal to dividends paid on common shares, plus accrued interest, which amounts will be paid under the plan only upon the vesting of the underlying restricted share awards.

Qualified Retirement Provisions under Equity Plans. Executive officers, along with other equity award recipients, are eligible for the “qualified retirement” treatment under our equity incentive compensation plans, upon satisfying the following eligibility criteria. For all awards made prior to March 2008 (of which two performance-based awards remain outstanding), a “qualified retirement” requires the equity award holder to be age 55 or older, and the total of his or her age plus years of service with Progressive must be at least 70, at the time of retirement. For awards made in or after March 2008, the qualification standard was changed to require the employee to be age 55 or older and have at least 15 years of service with Progressive at the time of retirement. In addition, for restricted stock units issued on or after March 2010, to be eligible, the participant must have received an acceptable evaluation in his or her most recent performance evaluation.

For awards made in or after March 2013:

•

For time-based awards, 50% of each unvested award vests when the individual first satisfies the eligibility requirements for a qualified retirement and, thereafter, promptly after the grant of each new award to the participant. The remaining half of each award would then vest only when the time-based vesting provisions set forth in the applicable award agreement are satisfied, and not upon the participant’s retirement.

•

For performance-based awards, 50% of each unvested award will be retained by the qualifying employee (except as noted below for certain executive officers) when he or she leaves the company for any reason other than termination for cause, subject to the disqualifying activity provisions discussed below. These awards will remain subject to the award agreements and will vest, if at all, only upon the satisfaction of the applicable performance criteria prior to the expiration date. If a qualifying employee leaves the company after the end of a performance period for an award but before the Committee first has an opportunity to certify the results for that performance period, then the employee retains 100% of the award only until the Committee’s first opportunity to certify the results, and the employee’s award will vest, if at all, only to the extent of the satisfaction of the applicable performance criteria at that time.

For awards issued prior to March 2013, executives who leave their employment (other than as a result of involuntary termination for cause) after satisfying the applicable age and years-of-service requirements generally:

•	vest with respect to 50% of unvested time-based restricted stock and restricted stock unit awards then outstanding (with the remaining 50% being forfeited); and

•

retain 50% of unvested performance-based restricted stock and restricted stock unit awards that will vest, if at all, only if, when and to the extent of satisfaction of the performance objectives associated with those awards (and the other 50% are forfeited). For awards made after 2010, a qualifying employee leaves the company after the end of a performance period for an award but before the Committee has an opportunity to certify the results for that performance period, then the employee retains 100% of the award only until the Committee’s first opportunity to certify the results, and the employee’s award will vest, if at all, only to the extent of the satisfaction of the applicable performance criteria at that time.

Generally, an executive who has satisfied the requirements for a qualified retirement participates on the same terms and conditions as are available to other equity award participants, except that if the CEO or one of the executives who directly reports to him, a group that includes the other four NEOs, provides from 12 to 14 months of advanced written notice of his or her intention to leave employment, the executive will retain 100% of his or her unvested performance-based restricted equity awards (not just 50% as stated above), although such performance-based equity awards will vest only if, when and to the extent that the applicable performance goals are achieved prior to expiration.

The rights conferred by these provisions may be forfeited if the Compensation Committee determines that prior to vesting the executive has engaged in any “disqualifying activity,” which is defined to include, among other activities, the following:

•

directly or indirectly being an owner, officer, employee, advisor, or consultant to a company that competes with Progressive, its subsidiaries, or affiliates to an extent deemed material by the Committee;

•	disclosure to third parties or misuse of any confidential information or trade secrets of Progressive, its subsidiaries, or affiliates;

•	any material violation of Progressive’s Code of Business Conduct and Ethics or any agreement between Progressive and the executive; or

•

failing in any material respect to perform the executive’s assigned responsibilities as an employee of Progressive or any of its subsidiaries or affiliates, as determined by the Committee, in its sole judgment, after consulting with the Chief Executive Officer.

The ownership of less than 2% of the outstanding voting securities of a publicly traded corporation which competes with Progressive or any of its subsidiaries or affiliates will not constitute a disqualifying activity.

As of December 31, 2014, Mr. Renwick and Mr. Domeck were eligible for qualified retirement treatment. The table below shows the value of each of their qualified retirement benefits, if they had each retired on December 31, 2014 and assuming that they had each provided the 12 to 14 month notice of their intended retirement as described above, valued using our closing stock price on December 31, 2014.

	Value of Qualified Retirement Benefits[1] (As of 12/31/2014)
	Time-Based Equity Awards	Performance-Based Equity Awards[2]
Name		Minimum	Maximum[3]
Glenn M. Renwick	$0	$0	$71,402,758
Brian C. Domeck	1,886,950	0	8,767,748

[1]	Includes deferred dividends and reinvested dividend equivalent units, which will vest and be paid out at the time of vesting in the same proportion that the underlying awards vest.

[2]

Value depends on whether, and for awards made in 2010 and after the extent to which, the company achieves the applicable performance goals established at the time each award was made, within the time periods permitted by the award. See the “Executive Compensation – Outstanding Equity Awards at Fiscal Year End” table for more information.

[3]

Assumes all outstanding awards vest in full. As discussed above, we have determined that the 2006 performance-based restricted share award is not likely to vest prior to its expiration; if this award does not vest, the maximum value would be $67,579,894 for Mr. Renwick and $8,704,051 for Mr. Domeck.

Mr. Jarrett is expected to become eligible for qualified retirement during 2015 and Mrs. Griffith and Mr. Sauerland during 2019.

Other Termination Provisions Under Equity Plans. Under our equity plans, termination of an executive for cause (as defined in the plan) will result in the forfeiture of all unvested restricted stock and restricted stock units. If an equity award recipient, including the executive officers, resigns (including retirement, other than a “qualified retirement” as discussed above), is discharged for any other reason, or is involuntarily terminated (e.g., reduction in force), the employee generally would forfeit any unvested restricted stock and restricted stock unit awards, both time-based and performance-based. A limited exception permits a holder of performance-based restricted stock units (including the NEOs) whose employment is terminated (other than by the company for cause) after the end of an applicable performance period but before the award vests to retain the award but only until the first opportunity for the award to vest; at that time, the award will vest only if and to the extent that all performance measures have been satisfied. If, however, the award does not vest at that time (either because the minimum growth measures are not achieved or the profitability requirement is not satisfied), the award is forfeited.

Death, and in some cases permanent disability, will result in vesting or termination of an equity award held by an executive. See “Compensation Discussion and Analysis – Other Elements of Compensation – Death or Disability.”

Compensation of Directors

Total compensation of our non-employee directors for the year ended December 31, 2014, was as follows:

DIRECTOR COMPENSATION

YEAR ENDED DECEMBER 31, 2014

Name	Restricted Share Awards/Total[1] ($)
Stuart B. Burgdoerfer	$230,015
Charles A. Davis	245,003
Roger N. Farah	240,007
Lawton W. Fitt	240,007
Stephen R. Hardis	270,008
Jeffrey D. Kelly	230,015
Heidi G. Miller, Ph.D.[2]	230,015
Patrick H. Nettles, Ph.D.	250,024
Bradley T. Sheares, Ph.D.	240,007
Barbara R. Snyder	131,272

[1]

Represents grant date fair value of restricted share awards. The following table presents the time-based restricted share awards granted to non-employee directors in 2014, along with the grant date fair value of such awards. Except as noted, awards were made on May 16, 2014, and valued based on that day’s closing price of $25.36.

	Awarded in 2014		Aggregate Number of Restricted Share Awards Outstanding at December 31, 2014
	Restricted Share Awards	Grant Date Fair Value
Name	(#)	($)	(#)
Stuart B. Burgdoerfer	9,070	$230,015	9,070
Charles A. Davis	9,661	245,003	9,661
Roger N. Farah	9,464	240,007	9,464
Lawton W. Fitt	9,464	240,007	9,464
Stephen R. Hardis	10,647	270,008	10,647
Jeffrey D. Kelly	9,070	230,015	9,070
Heidi G. Miller, Ph.D.[2]	9,070	230,015	—
Patrick H. Nettles, Ph.D.	9,859	250,024	9,859
Bradley T. Sheares, Ph.D.	9,464	240,007	9,464
Barbara R. Snyder[a]	4,880	131,272	4,880

[a]

Ms. Snyder, who was elected to the Board in October 2014, received a restricted share award for 4,880 shares on November 6, 2014, valued on that day’s closing price of $26.90, which represented prorated compensation.

[2]	Dr. Miller resigned from the Board in July 2014 and, as a result, her restricted stock award was forfeited.

Narrative Disclosure to Director Compensation Table

Equity-Based Awards. Each non-employee director is eligible to receive awards under The Progressive Corporation 2003 Directors Equity Incentive Plan (the “Directors Equity Plan”), as the principal method of director compensation. We do not pay cash retainers or meeting fees in addition to the equity awards. Each non-employee director receives an annual award of restricted stock having a value equal to the annual compensation established by the Board for the Committee assignments held by the director. Mr. Hardis receives incremental compensation above his committee assignments for his service as Lead Independent Director. Restricted stock awards to directors are made under the Directors Equity Plan and are expected to be made in May of each year with an 11-month vesting period. If a new director is appointed to the Board or a director changes Committee assignments during the year, a proration or other appropriate adjustment to his or her award may be made. Upon the death of a participating director, his or her estate will be entitled to receive any unvested restricted stock held by such director at the time of his or her death, which stock will vest on the vesting dates specified in the related agreements.

The following table sets forth annual compensation levels for 2014:

Audit Committee Chair	$250,000
Audit Committee Member	230,000
Compensation Committee Chair	240,000
Compensation Committee Member	225,000
Investment and Capital Committee Chair	230,000
Investment and Capital Committee Member	225,000
Lead Independent Director	25,000
Additional Committee Chair[1]	20,000
Additional Committee Assignment[1]	15,000

[1]	Excludes Executive Committee.

Equity Ownership Guidelines for Directors. Within five years after being elected to the Board, each director must acquire common shares having a value equal to at least three times his or her compensation (based on primary Committee assignment) for the most recently completed term, and then the director must maintain such holding as long as he or she serves as a director. A director’s unvested restricted stock awards and any common share equivalent units held in The Progressive Corporation Directors Restricted Stock Deferral Plan, as amended and restated (the “Directors Restricted Stock Deferral Plan”) are treated as common shares held when determining whether this requirement is satisfied. As of December 31, 2014, each director who had been on our Board for more than five years satisfied this requirement.

Directors Restricted Stock Deferral Plan. Directors receiving awards of restricted stock under the Directors Equity Plan have the right to defer the receipt of the common shares covered by each such award under the Directors Restricted Stock Deferral Plan. If a director elects to defer a restricted stock award under this plan, immediately prior to vesting of the applicable award, the restricted shares are converted to units equivalent in value to Progressive common shares and credited to the participating director’s plan account. The participating director’s plan account will further be credited with amounts equal to dividends and other distributions, if and when authorized by the Board, which are paid on Progressive common shares. There are no other investment options under the Directors Restricted Stock Deferral Plan. All such accounts will be distributed in common shares, except that amounts attributable to dividend equivalent payments will be distributed in cash, in a lump sum or installments, at the time(s) designated by the participating director at the time of election; distributions may be accelerated, however, in the event of the participant’s death, the participant leaving our Board of Directors, or a change in control of Progressive. Participating directors are permitted to change the schedule for certain distributions if they give at least 12 months of advance notice and they delay those distributions by at least five years.

Directors Deferral Plan. Under The Progressive Corporation Directors Deferral Plan, as amended and restated (the “Directors Deferral Plan”), directors were able to elect to defer retainer and meeting fees earned prior to April 2006. Deferred fees were credited into a stock unit account under which the units are equivalent in value and dividend rights to Progressive common shares. All such accounts will be distributed in cash, in a lump sum, or installments, when and as designated by the participating director at the time of election or, if earlier, upon the death of the director or upon a change in control of the company. Participating directors are permitted to change the schedule for certain distributions if they give at least 12 months of advance notice and they delay those distributions by at least five years.

Each participating director’s unit holdings in the Directors Deferral Plan and the Directors Restricted Stock Deferral Plan are included in the table under “Security Ownership of Certain Beneficial Owners and Management – Security Ownership of Directors and Executive Officers,” under the column titled Beneficially Owned Common Share Equivalent Units or under the column titled Units Equivalent to Common Shares.

Perquisites. We do not provide perquisites to our non-employee directors in excess of $10,000.

ITEM 2: PROPOSAL TO APPROVE THE PROGRESSIVE CORPORATION 2015 EQUITY INCENTIVE PLAN

INTRODUCTION

We have long had in effect stock-based incentive plans that have allowed us to grant executive officers and other key employees various types of equity-based awards. These programs reflect our Board’s belief that encouraging stock ownership by executive officers and other key employees serves to attract, retain and motivate them by providing a direct, financial interest in our continued success. Our Board also believes that equity-based compensation closely aligns key employees’ interests with those of our shareholders and provides a strong incentive for plan participants to remain in our service.

With these goals in mind, in January 2015, the Compensation Committee recommended, and our Board adopted, subject to shareholder approval, The Progressive Corporation 2015 Equity Incentive Plan (the “2015 Plan”). We are submitting the 2015 Plan to shareholders for approval in accordance with NYSE rules and so that performance-based awards under the 2015 Plan may qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Section 162(m) is explained in more detail below under “– Description of Federal Income Tax Consequences Under the 2015 Plan – Section 162(m) Deduction Limit.” In addition, we are asking the shareholders to approve the 2015 Plan to prevent any interruption to our equity-based compensation practices. If the 2015 Plan is approved by our shareholders, it will become effective immediately.

If the 2015 Plan is approved by shareholders, we will have 13 million additional common shares authorized for issuance pursuant to employee equity plans. In setting the number of common shares authorized for issuance under the 2015 Plan, we considered a number of factors, including the following, which are discussed in more detail below: shares available under, and total outstanding equity awards under, existing plans; our historical equity award granting practices; potential dilution to our shareholders; and estimates regarding the number of years that the 2015 Plan would last (sometimes referred to as the duration of the plan). In addition, some shares authorized under our 2010 Equity Incentive Plan, as amended (the “2010 Plan”) may be moved over to the 2015 Plan at a future date as described in more detail under “– Description of the 2015 Plan – Shares Available for Issuance.”

As of March 17, 2015, we had 587,564,609 common shares issued and outstanding (not including treasury shares). The market value of one common share on March 17, 2015 on the NYSE, as determined by reference to the closing price, was $27.03.

Overview

The 2015 Plan provides us with the flexibility to develop and deliver a long-term equity incentive program that is competitive, attracts and retains key talent, and meets current and evolving compensation practices. Additionally, the 2015 Plan contains key features to protect the interests of our shareholders, which include the following:

•

Double-trigger vesting applies in the event of a change in control: A change in control and a termination of employment must occur in order for accelerated vesting of awards to apply, unless an award is not honored, assumed, or replaced with an equivalent award.

•	There is no annual or automatic increase in the number of shares available for issuance under the 2015 Plan.

•	Clawback provision: Performance-based awards are subject to recoupment if the awards vest based upon results that are thereafter restated.

•

Limitations apply to the number of shares an individual participant may receive in a given calendar year and the number of shares that can be the subject of stock options or stock appreciation rights granted to any individual during the life of the 2015 Plan.

•	The exercise price of stock options and the strike price/base value of stock appreciation rights must equal at least 100% of the fair market value of the underlying common shares at the time of grant.

•	We are not permitted to reduce the exercise price, reprice or provide cash payment for underwater stock options or stock appreciation rights without shareholder approval.

•	We currently expect the duration of the 2015 Plan to be between 4 and 5 years.

In addition, our recent grant practices reflect a responsible use of equity as compensation for our executive officers and other key employees:

•	All of our CEO’s equity compensation in the past 4 years has been in the form of performance-based equity awards.

•	Our other named executive officers receive a significant portion of their annual compensation in the form of performance-based equity awards.

•	Pursuant to our financial policies, we repurchase common shares to neutralize dilution from equity-based compensation in the year of issuance.

Factors Considered

We considered a number of factors when developing the 2015 Plan, including the current availability of common shares under our existing equity plans, awards outstanding under those equity plans, and our desire to maintain our current equity grant practices without disruption. Since 2010, we have used restricted stock units as the form of equity compensation for our executive officers and other key employees. The following table shows awards outstanding under, and common shares available under, our existing equity compensation plans as of December 31, 2014:

EQUITY COMPENSATION PLAN INFORMATION

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Employee Plans:
2010 Plan	7,726,619	[1,2]	5,206,913	[3]
2003 Incentive Plan[4]	1,324,945	[1]	0
Subtotal Employee Plans	9,051,564		5,206,913
Director Plans:
2003 Directors Equity Incentive Plan	81,579		395,305
Subtotal Director Plans	81,579		395,305
Total	9,133,143		5,602,218

[1]	Includes restricted stock unit awards, including reinvested dividend equivalents, under which, upon vesting, the holder has the right to receive common shares on a one-to-one basis.

[2]

Performance-based restricted stock unit awards, including dividend equivalents of 2,013,147 units, are included under the 2010 Plan at their target value. The ultimate amount that could vest can range from 0 to 250% of target amount for the 2013 and 2014 awards based on insurance operating results, and from 0 to 200% of target for all other awards, or from 0 to 4,608,644 units.

[3]	Gives effect to reservation of common shares subject to performance-based awards at maximum potential payout as required by the 2010 Plan.

[4]

This plan expired on January 31, 2013 and no further awards can be made thereunder; however, awards remain outstanding and dividend equivalents will still be issued on outstanding restricted stock unit awards up to the remaining authorization of 1,874,405 common shares. This plan does not have any performance-based awards outstanding that can vest at greater than their target values.

Since December 31, 2014, we have granted additional awards of restricted stock units under the 2010 Plan. In addition, in February 2015, dividend equivalents under outstanding restricted stock unit awards were reinvested in additional units when our annual variable dividend was paid to shareholders. As a result of these actions, as of the date of this proxy statement there were roughly 2.25 million shares available for future issuance of awards under the 2010 Plan. This number reflects our reservation of the maximum potential payout of performance-based awards, as required by the terms of the 2010 Plan. Information regarding our historical equity award grant practices can be found in Note 9-Employee Benefit Plans to our audited financial statements contained in our 2014 Annual Report attached as an appendix to this Proxy Statement. Although our historical grant practices are not necessarily indicative of grants to be made in the future, we do not believe that we will have sufficient common shares available under the 2010 Plan to provide for dividend reinvestments on outstanding awards, to make the 2016 annual grants, and to reserve the common shares we need to reserve under the terms of the 2010 Plan to permit maximum vesting of performance-based awards. If we do not receive shareholder approval for the 2015 Plan, we may need to consider compensation alternatives for 2016 and beyond that do not include equity compensation, or include equity compensation to a lesser degree, than is the case with our current practices.

We also considered potential dilution to our investors from awards that could be granted under the 2015 Plan. The 13 million additional common shares authorized by the 2015 Plan, together with shares available under existing equity plans and shares subject to outstanding equity awards, represent approximately 4.7% of the outstanding common shares as of December 31, 2014. Pursuant to our financial policies, we repurchase common shares to neutralize dilution from equity-based compensation in the year of issuance.

We also considered the expected duration of the 2015 Plan. Duration is inherently uncertain because it involves estimates regarding a number of factors, including: (1) the number of common shares to be covered by awards to be granted, which changes with the number of recipients, their compensation levels and the fair market value of our common shares at the time of grant; (2) dividends to be paid by us in the future and the fair market value of our common shares at the time of any dividend payment; (3) with respect to performance-based awards that can vest below, at or above a target number of units, based on performance goals, the actual number of units that vest based on actual performance; and (4) the rate of termination or forfeiture of awards that are made. Based on a number of assumptions regarding these matters, we currently estimate that the duration of the 2015 Plan will be between 4 and 5 years.

DESCRIPTION OF THE 2015 PLAN

The full text of the 2015 Plan has been filed as an exhibit to our Current Report on Form 8-K dated February 4, 2015. The following description of the material features of the 2015 Plan is qualified in its entirety by reference to the text of the 2015 Plan.

Shares Available for Issuance

Subject to adjustment upon the occurrence of certain events described below, the number of common shares that may be issued under the 2015 Plan will be equal to:

•	13 million, plus

•

the number of common shares, if any, remaining available for additional awards under the 2010 Plan on December 31, 2018 (minus 100,000 shares or any greater number determined by the committee (see “–Administration” below), which will remain in the 2010 Plan to satisfy divided equivalent rights); plus

•	the number of shares subject to awards outstanding under the 2010 Plan at December 31, 2018 that subsequently expire or are cancelled or forfeited.

To satisfy awards under the 2015 Plan, we may use authorized but unissued shares or shares held in treasury.

The actual or deemed reinvestment of dividends, other distributions or dividend equivalents in additional stock, restricted stock, or restricted stock units (“dividend equivalents”) will only be permitted if, at the time of the reinvestment, sufficient common shares are available under the 2015 Plan. If an award provides for the provision of dividend equivalents but dividend equivalents cannot be provided because sufficient shares are not available, then the committee can determine alternative mechanism(s) to credit the value of those dividend equivalents on outstanding awards or can discontinue the crediting of dividend equivalents on a prospective basis only.

If all or any portion of an award granted under the 2015 Plan is forfeited, or otherwise terminates or expires, the common shares that are subject to the award, to the extent of the forfeiture, termination or expiration, will again be available for future awards under the 2015 Plan, unless the participant has received a benefit of ownership with respect to the common shares. The exercise of voting rights (if any) will not be considered to be a benefit of ownership. In addition, accumulation of dividends or dividend equivalents that are not actually paid because the underlying award did not vest will not be considered to be a benefit of ownership. However, the use of common shares subject to an award to pay an option exercise price or to satisfy a participant’s tax withholding obligations will be considered to be a benefit of ownership. The number of common shares available for grant under the 2015 Plan will not be reduced by common shares subject to awards granted upon the assumption or substitution of awards granted by a business or entity acquired by the company.

In addition to aggregate share limits, the 2015 Plan establishes individual limits that provide that no participant may receive:

•	in any calendar year, awards with respect to more than 1.5 million common shares; and

•	over the life of the 2015 Plan, stock options and stock appreciation rights related to more than 3 million common shares.

In the context of performance-based awards that stipulate a target number of units or common shares and that may vest at, below or above that target, the maximum number of common shares issuable under the award will be used for purposes of determining compliance with these individual limitations. For all awards, any dividend equivalents are disregarded for purposes of determining if these limits are satisfied.

Except as described in the last sentence of this paragraph, in the event of any merger, reorganization, consolidation, recapitalization (including, without limitation, extraordinary cash dividends), share dividend, share split, reverse share split, spin-off, stock rights offering, liquidation, acquisition of property or shares, combination of shares or other similar event affecting the company, the committee will make substitution(s) or adjustment(s) as it deems appropriate and equitable to prevent dilution or enlargement of rights of participants under the 2015 Plan to: (1) the aggregate number and kind of shares of stock or other securities reserved for issuance under the 2015 Plan; (2) the various maximum limitations on the number of shares of stock or units that may be subject to awards granted to any participant during any calendar year or other period described above; (3) the number and kind of shares of stock or other securities subject to, and the exercise price, strike price or base value of, then outstanding awards granted under the 2015 Plan; and (4) any vesting criteria (including performance goals) applicable to any outstanding award. In connection with any adjustment, the committee can provide for the adjustment to result in a whole number of shares, and for the fractional shares to be paid in cash. Adjustments or substitutions by the committee do not need to be the same for all participants. No adjustment can be made by the committee if the adjustment would cause an award to be subject to adverse tax consequences to the participant under Section 409A of the Internal Revenue Code, which is described in more detail below.

Administration

The 2015 Plan will be administered by or under the direction of the Compensation Committee of the Board or a subcommittee of that committee (referred to in this Item 2 as the “committee”). The committee must consist of not less than two Board members, all of whom are “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)) and “outside directors” as defined in Section 162(m) of the Internal Revenue Code and the regulations promulgated under Section 162(m); however, in the event that the committee fails to satisfy this requirement, the actions of the committee will still be valid for all purposes other than Section 16(b) of the Exchange Act and Section 162(m) of the Internal Revenue Code. The functions of the committee specified in the 2015 Plan will be exercised by the Board if and to the extent that no committee with authority to administer the 2015 Plan exists.

The committee has full power to interpret and administer the 2015 Plan, including the authority to adopt and amend rules, guidelines and practices governing the 2015 Plan and the authority to interpret any agreement governing an award under the 2015 Plan. It also has full authority to select the eligible individuals to whom awards will be granted under the 2015 Plan and to determine: the type and amount of awards to be granted to each participant; the consideration, if any, to be paid for awards; the timing of awards; and the terms and conditions of the awards and related agreements to be entered into with eligible individuals. The committee will grant all awards under the 2015 Plan to participants who are executive officers of the company and subject to Section 16 of the Exchange Act. As to the grant of awards to other participants, the committee may delegate its responsibilities to members of the company’s management.

Any interpretation and administration of the 2015 Plan by the committee, and all actions and determinations of the committee, are final, binding, and conclusive on the company, its shareholders, subsidiaries, and affiliates, all participants in the 2015 Plan, their respective legal representatives, successors, and assigns, and all persons claiming under or through any of them. However, following a “change in control” as defined in the 2015 Plan, any determination as to whether “cause,” “good reason,” or a “disqualifying activity” exists or has occurred will be subject to review by a court, arbitrator or other dispute resolution body. No director will incur any liability for any action taken or omitted, or any determination made, in good faith in connection with the 2015 Plan.

Eligibility to Participate in the 2015 Plan

Executive officers and other key employees of the company, its subsidiaries or affiliates who are responsible for or contribute to our management, growth or profitability are eligible to be granted awards under the 2015 Plan. During 2014, approximately 680 employees, including each of our executive officers, received awards under the 2010 Plan, which contains a similar eligibility provision. Because the committee has the authority to determine which eligible individuals will receive awards under the 2015 Plan, the benefits or amounts that will be received by any individual officer, the executive officers as a group, and other key employees cannot be determined.

Types and Terms of Awards

The committee has the discretion to decide who will receive awards under the 2015 Plan, the types of awards they will receive and, subject to the provisions described below, the terms of any award. The committee can grant restricted stock units, restricted stock, stock options, stock appreciation rights and dividend equivalents.

Generally Applicable Provisions. The committee has broad discretion to decide the terms of awards that may be granted under the 2015 Plan. However, the 2015 Plan provides certain parameters for awards, including the following:

Purchase Price. The purchase price for each award, if any, will be determined by the committee at the time of grant.

Time-Based and Performance-Based Awards. An eligible individual may be granted an award that will vest based on continued employment (a time-based award), an award that will vest based on the achievement of performance goals (a performance-based award), or a combination of both. The committee will determine the vesting periods for time-based awards and the restrictions and other terms applicable to time-based awards prior to vesting, as well as any other conditions that must be satisfied prior to the vesting of the awards. For awards that are performance-based, the committee will establish the objective performance goals and any other conditions that must be satisfied as a condition to vesting. The committee may provide for the lapse of the restrictions and conditions to vesting in “award installments” (if an award consists of multiple installments, each with a separate vesting date, expiration date and/or other unique term or condition, this term refers to any one of those installments), as set forth in the related award agreement. The provisions of awards need not be the same with respect to each participant.

Performance Goals. Unless determined otherwise by the committee, performance-based awards will be awards intended to qualify for the exception for “performance-based compensation” under Section 162(m) of the Internal Revenue Code, which is described in more detail below. Performance-based awards will be structured to vest, if at all, only if the company satisfies the conditions to vesting established by the committee at the time of the award, including objective criteria relating to one or more of the following measures:

•	Revenues

•	Drivers insured

•	Investment returns

•	Net book value per share

•	Return on shareholder equity, revenue or capital (including return on total capital or return on invested capital)

•	Policy life expectancy

•	Premiums (written, net, earned, per policy or per vehicle)

•	Policies in force

•	Earned car years

•	Net realized gains

•	Total shareholder return

•	Cost control or cost savings levels

•	Vehicles insured

•	Investment income

•	Shareholder equity

•	Physical damage earned car years

•	Expense levels

•	Market share

•	Net income

•	Value of a common share

•	Combined ratio (target, weighted, variation from target, or cohort (expected lifetime combined ratio for a group of policies commencing during a specified time period))

•	Comprehensive income

•	Policy renewals

Performance goals may be measured on a companywide, subsidiary, significant subsidiary, segment, business unit, product line, or product basis, or any combination of these bases, as determined by the committee at the time of grant. Performance goals also may reflect absolute performance or a relative comparison of performance to the results in other periods, to a target, to a peer group of entities, to an index, or to another external measure. Performance goals may also be measured on an aggregate or per share basis. Investment performance goals may also be measured by reference to a specific portion of a portfolio or assets under management and may reflect risk adjustment, or the benefit of any state premium tax abatement, attributable to the investment portfolio(s) or investment(s) that is the subject of the goals.

The committee may, at the time performance goals are established (or otherwise within the time permitted by Section 162(m) of the Internal Revenue Code), provide for the exclusion from any one or more applicable periods of the impact of extraordinary, unusual and/or non-recurring items to the extent permitted by Section 162(m), including, without limitation: (1) any act of God or nature that adversely affects the company’s business operations for a significant period of time; (2) any profit, loss or expense attributable to acquisitions or dispositions of stock, assets or any other portion of a business; (3) operating or financial results attributable to the operations of an entity or business acquired or disposed of by the company; (4) gains or losses due to litigation or settlements; (5) all other items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence; and (6) other items permitted by Section 162(m). Unless expressly determined by the committee at the time the performance goals for an award are established and stated in the related award agreement, the satisfaction of any performance goals will be determined by eliminating the impact of any change in accounting rules which becomes effective following the time the performance goals are established.

Performance-based awards will vest and all restrictions thereon will terminate upon the certification by the committee of the achievement of the specified performance goals, provided all other conditions to vesting have been met. In the committee’s discretion, performance-based awards may: (1) stipulate that an award will vest only in its entirety upon the satisfaction of the specified performance goals; (2) stipulate a portion of the award that will vest either in whole or in part, depending on the level of achievement in comparison to the specified performance goals, pursuant to a formula, calculation or other objective mechanism approved by the committee at the time of the award; or (3) stipulate a target number of shares of stock or units (the “Target”) that may vest in part, in whole or up to a specified multiple of the Target, depending on the level of achievement in comparison to the specified performance goals pursuant to a formula, calculation or other objective mechanism approved by the committee at the time of the award. In the case of any award authorized under clause (3) of the previous sentence, a number of common shares equal to the maximum possible number of common shares that may be delivered to the participant under the award will be reserved by the company until such time as the applicable multiple of the Target has been determined by the committee, even if the certification of achievement of results does not occur at that time due to additional performance goals that must be met prior to vesting, or if the actual exercise, vesting or delivery of stock does not occur at that time due to any delay in delivery imposed for purposes of Section 409A of the Internal Revenue Code. If, or to the extent that, a performance-based award does not vest under the applicable performance goals on or before the expiration date established by the committee for the award, the award will be forfeited automatically.

Committee Discretion to Reduce or Eliminate Awards. The committee can reduce the amount of, or eliminate in full, but not increase, the amount of stock, units, or other interests that are subject to any performance-based award at, or at any time prior to, the committee’s certification of the vesting of the award. The committee may treat individual participants differently for these purposes. Any determination of this type by the committee will be final and binding on each affected participant.

Transferability. Awards under the 2015 Plan may not be transferred by the participant other than by will or by the laws of descent and distribution.

Deferral Election. Any participant who is then eligible to participate in The Progressive Corporation Executive Deferred Compensation Plan or any other deferral plan adopted or maintained by the company may elect to defer any award granted to him or her under the 2015 Plan, subject to and in accordance with the terms of the applicable deferral plan.

Tax Withholding. No later than the date an award becomes taxable, the participant must satisfy his or her minimum withholding taxes by delivering to the company cash, or, unless the committee determines otherwise, common shares that are already owned by the participant or that would otherwise be delivered to the participant as a result of the taxable event. The committee must approve any election by an executive officer subject to Section 16 to satisfy tax withholding obligations by delivering common shares already owned by the participant.

Restricted Stock Units. A restricted stock unit is a contractual right awarded by the company that entitles the participant to receive one common share upon the satisfaction of all conditions to vesting of, and the lapse of all restrictions applicable to, the award, as determined by the committee. Conditions to vesting may relate to continued employment, the achievement of performance goals established by the committee, or both. The units remain subject to restrictions, and subject to forfeiture, termination, or expiration as provided in the 2015 Plan, until the satisfaction of the conditions established by the committee for the vesting of the applicable award. In addition to the terms established by the committee, the following provisions will apply to all restricted stock unit awards:

•	No instruments or certificates evidencing the units will be issued, but the company will keep a record of the units.

•	Participants will not have the right to vote the common shares represented by the restricted stock units prior to the delivery of any common shares due in respect of the vesting of the units.

•

Participants will not have the right to receive dividends, other distributions or dividend equivalents with respect to the shares subject to the award prior to the delivery of those shares of stock. The committee may provide for any restricted stock unit award to be credited with dividend equivalents while restrictions apply to the award. If the committee provides for the crediting of dividend equivalents, the equivalents can be paid in cash or reinvested in additional units, and can be paid immediately or made subject to the terms and conditions applicable to the underlying award, as determined by the committee.

Restricted Stock. Restricted stock awards consist of grants by the company of common shares that are subject to various restrictions, including, without limitation, restrictions on sale or transfer by the participant. The common shares will remain subject to those restrictions, and to forfeiture, termination or expiration as provided in the 2015 Plan, until the satisfaction of the conditions established by the committee for the vesting of the applicable award. Upon vesting of an award and the lapse of any other restrictions, the restrictions on the common shares awarded will be removed, and the participant will become entitled to sell or transfer those shares subject to applicable legal requirements. In addition to the terms established by the committee, the following provisions will apply to all restricted stock awards:

•

Each participant receiving a restricted stock award will be issued a stock certificate for the common shares covered by the award. The certificates will be registered in the name of the participant, and will bear an appropriate legend referring to the terms, conditions, and restrictions applicable to the award. The stock certificates evidencing those common shares will be held by the company, or our designee, until the conditions to the vesting of the award has been satisfied and all other restrictions on the shares have lapsed. However, at our option, any common shares covered by a restricted stock award may be issued and held in book entry form. In such event, no stock certificates evidencing the shares will be issued and the applicable restrictions will be noted in the records of our transfer agent and in the book-entry system.

•

Except as provided in the 2015 Plan or the applicable award agreement, with respect to the common shares that are the subject of the restricted stock award, a participant will have all of the rights of a shareholder of the company, including the right to vote the common shares.

•

Participants who are granted awards of restricted stock also have the right to receive any cash dividends or other distributions declared by the Board, subject to the 2015 Plan. However, the committee may determine that dividends or other distributions will not be paid or distributed immediately and will be and remain subject to all the terms and conditions regarding vesting, restrictions and forfeiture that apply to the common shares covered by the restricted stock award to which the dividends or distributions relate.

Stock Options. A stock option award represents the right to purchase a specified number of common shares from the company at a specified price during a specified time period. Generally, stock options are not exercisable immediately and may be exercised in accordance with the requirements of the 2015 Plan only after the satisfaction of the conditions established by the committee for the vesting of the award.

The committee will have the authority to grant either incentive stock options or non-qualified stock options, or a combination of both, subject to the requirements of the 2015 Plan. Incentive stock options are stock options intended to satisfy the requirements of Section 422 of the Internal Revenue Code or any successor to Section 422. Non-qualified stock options are stock options that do not qualify as incentive stock options. In addition to the terms established by the committee, the following provisions will apply to each stock option award:

•	The option exercise price per common share that may be purchased under a stock option will be determined by the committee at the time of grant.

•	For non-qualified stock options, the exercise price must be at least equal to 100% of the fair market value of the company’s common shares on the date of grant.

•

For incentive stock options, the exercise price must be at least equal to: (1) 100% of the fair market value of the company’s common shares at the date of grant; or (2) 110% of the fair market value of the common shares at the date of grant, in the case of a participant who at the date of grant owns shares representing more than 10% of the total combined voting power of all classes of stock of the company or its parent or subsidiary corporations (as determined under Section 424(d), (e) and (f) of the Internal Revenue Code) (a “10% participant”).

•

The term of each stock option (“option term”) will be determined by the committee at the time of grant and may not exceed 10 years from the date of grant (or, with respect to incentive stock options, five years in the case of a 10% participant).

•

Subject to any installment exercise provisions and other conditions to vesting that may apply with respect to the stock options, stock options may be exercised, in whole or in part, at any time during the option term, by giving to the company written notice of exercise specifying the number of common shares to be purchased. The notice of exercise must be accompanied by payment in full of the option exercise price of the common shares for which the option is exercised. The committee may allow cashless broker exercises.

•

Unless otherwise determined by the committee, at or after grant, payment, in full or in part, of the option exercise price of incentive stock options and non-qualified stock options and related minimum withholding taxes may be made in the form of unrestricted common shares then owned by the participant and having a value equal to the option exercise price and minimum withholding taxes. However, the committee must approve in advance any transaction of this type by an executive officer who is subject to Section 16 of the Exchange Act.

•

No common shares will be issued pursuant to an exercise of an option until full payment of the exercise price and minimum withholding has been made. A participant will not have rights to dividends or any other rights of a shareholder with respect to any common shares subject to an option until the participant gives written notice of exercise, has paid in full for the common shares, and such shares have been issued to the participant.

•

All stock options will be exercisable during the participant’s lifetime only by the participant or, if the participant is unable to exercise an option as a result of the participant’s disability, by his or her authorized legal representative.

The following additional provisions will apply to incentive stock options and, in the event of conflict, will override the general provisions set forth above:

•	Only employees of the company or one of its subsidiaries can receive an incentive stock option.

•

In the event of the death or disability of a participant who holds an incentive stock option, the incentive stock option will be exercisable by: (1) the participant’s authorized legal representative (if the participant is unable to exercise the incentive stock option as a result of the participant’s disability) only if, and to the extent, permitted by Section 422 of the Internal Revenue Code and Section 16 of the Exchange Act; and (2) the participant’s estate, in the case of death, or authorized legal representative, in the case of disability, no later than 10 years from the date the incentive stock option was granted (or five years in the case of a 10% participant), in addition to any other restrictions or limitations that may apply.

The terms of the 2015 Plan relating to incentive stock options will be interpreted so as not to disqualify the 2015 Plan under Section 422 of the Internal Revenue Code. In addition, the 2015 Plan cannot be amended, and any discretion permitted by the 2015 Plan cannot be exercised, in a manner that would disqualify the 2015 Plan under Section 422 or, without the consent of the affected participant, to disqualify any outstanding incentive stock option under Section 422.

Stock Appreciation Rights. Stock appreciation rights may be granted alone, in addition to or in tandem with other awards granted under the 2015 Plan or cash awards made outside of the 2015 Plan. In the case of an award of stock appreciation rights relating to an award of non-qualified stock options, the rights may be granted either at or after the time of the grant of the related non-qualified stock options. In the case of incentive stock options, the rights may be granted in tandem with incentive stock options only at the time of the grant of the options and may be exercised only when the fair market value of the stock subject to the option exceeds the option exercise price.

Stock appreciation rights issued in tandem with stock options (“tandem SARs”) will terminate and will cease to be exercisable upon the termination or exercise of the related stock option, subject to any provisions that the committee specifies at grant if the stock appreciation right is granted with respect to less than the full number of common shares subject to the related stock option. Upon exercise, the participant will be entitled to receive an amount determined in the manner prescribed below and the applicable award agreement.

Stock appreciation rights granted under the 2015 Plan are subject to the following terms and conditions and any other terms and conditions established by the committee:

•

Tandem SARs will be exercisable only at the times, and to the extent, that the stock options to which they relate are exercisable in accordance with the provisions of the 2015 Plan, and stock appreciation rights not granted in tandem with stock options (“freestanding SARs”) will be exercisable as the committee determines.

•

Upon exercising a stock appreciation right, a participant is entitled to receive an amount in cash or common shares, as determined by the committee at the time of grant, equal in value to the excess of the fair market value of one common share on the date of exercise of the stock appreciation right over: (1) in the case of tandem SARs, the option exercise price per share specified in the related stock option, which price will be fixed no later than the date of grant of the tandem SARs; or (2) in the case of freestanding SARs, the price per share specified in the related award agreement, which price will be fixed at the date of grant and will be not less than the fair market value of the common shares on the date of grant, multiplied by the number of common shares in respect of which the stock appreciation right was exercised. The committee will have the right to determine the form of payment (i.e., cash, stock, or any combination of cash and stock) and to approve any election by the participant to receive cash, in whole or in part, upon exercise of the stock appreciation right. When payment is to be made in stock, the number of common shares to be paid will be calculated on the basis of the fair market value of the common shares on the date of exercise. However, the committee nevertheless may limit the appreciation in value of any stock appreciation right at any time prior to exercise.

•	Upon the exercise of a tandem SAR, the related stock option also must be exercised.

•

Stock appreciation rights will be exercisable, during the participant’s lifetime, only by the participant or, in the event of the participant’s disability, by the participant’s authorized legal representative.

Termination of Employment; Forfeiture Upon Engaging in Disqualified Activity

Unless otherwise determined by the committee, if any participant’s employment is terminated, all outstanding awards held by the participant, whether vested or unvested, will be terminated and forfeited automatically. The committee can provide for exceptions to this rule, including in the case of a participant’s death, disability or retirement.

If the committee determines that a participant is engaging or has engaged in any “disqualifying activity” (as defined below), then:

•

to the extent that an award has vested and, if applicable, was exercised after the “disqualification date” (as defined below) but prior to the date that the committee determines that disqualifying activity occurred, the award will be deemed to be terminated and forfeited as of the disqualification date. The participant must transfer or pay to the company, promptly upon demand, all common shares (or, if those common shares have been sold or transferred by the participant, an equivalent number of common shares or, at the company’s option, the value thereof) or other proceeds received or deferred by the participant in connection with the vesting or exercise event, and the participant will not receive any consideration from the company. If the participant fails to do so, the company will also be entitled to recover interest, reasonable attorney’s fees and court costs related to its recovery efforts.

•

to the extent that any award held by the participant has not vested or, if vested has not been exercised, as of the date of such determination by the committee, the award will terminate, and all related common shares, units, stock options or stock appreciation rights will be forfeited, as of the date of determination.

Under the 2015 Plan, “disqualification date” means the earliest date on which the participant engaged in any disqualifying activity, as determined by the committee. “Disqualifying activity” means any of the following acts or activities:

•

serving as a principal, shareholder, partner, director, officer, employee or agent of, or as a consultant or advisor to, any business or entity that competes with the company to an extent deemed material by the committee, without the company’s consent;

•

disclosure by the participant, or any use by the participant for his or her own benefit or for the benefit of any other person or entity (other than the company), of any of our confidential information or trade secrets without our consent;

•	any material violation of any of the provisions of any code of conduct applicable to the participant or of any agreement between the participant and the company;

•	making any other disclosure or taking any other action which is determined by the committee to be materially detrimental to the business, prospects or reputation of the company; or

•

the participant’s failure, in any material respect, to perform his or her assigned responsibilities as an employee, as determined by the committee after consulting with our Chief Executive Officer or Chief Human Resource Officer.

The ownership of less than 2% of the outstanding voting securities of a publicly traded corporation that competes with the company will not constitute a disqualifying activity.

Change in Control

Unless the committee determines otherwise at the time of grant of an award, the following provisions will govern awards if a change in control occurs. No acceleration of vesting or payment will occur with respect to any outstanding award upon a change in control if, prior to the change in control, the committee determines that outstanding awards will be honored or assumed, or new rights substituted for outstanding awards by the surviving entity (which may be the company). Any honored, assumed or new right substituted for outstanding awards (“Alternative Awards”) must comply with the following provisions:

•

provide for rights, terms and conditions that are substantially identical to, and not less favorable than, the rights, terms and conditions applicable under the award being substituted for the Alternative Award, including an identical or better exercise or vesting schedule;

•	have substantially equivalent economic value to the award being substituted (determined at the time of the change in control by the committee);

•

have terms and conditions which provide that if the participant’s employment or service is involuntarily terminated without cause (as defined in the 2015 Plan), or constructively terminated for good reason (as described below) by the participant, the awards will vest and pay out consistent with the provisions described below; and

•	not subject the participant to the assessment of taxes or penalties under Section 409A of the Internal Revenue Code.

As long as the Alternative Award satisfies the requirement in the immediately preceding bullet point, the committee will have the discretion with respect to any outstanding performance-based award to provide in the Alternative Award: (1) for the same performance goals as are contained in the original award; (2) for different performance goals than are in the original award; or (3) that the performance goals in the original award agreement will be considered to be achieved and to determine at what level they will be deemed to have been achieved (for example, at target or at a multiple of target based on the level of achievement through the date of the change in control) with the award being converted into a time-based award that will vest at the end of the performance period stated in the original award agreement. The determination whether the conditions for Alternative Awards are satisfied will be made by the committee, as constituted immediately before the change in control.

Any Alternative Award will be subject to accelerated vesting after a change in control as follows. If within 24 months following a change in control, a participant’s employment is involuntarily terminated (other than for cause) or is terminated by the participant for good reason (after 30 days’ notice to the surviving entity and an opportunity to cure), then upon the occurrence of the termination: (1) all outstanding options and stock appreciation rights held by the participant will become vested and exercisable immediately upon the termination; and (2) all outstanding unvested restricted stock and restricted stock unit awards will become vested immediately upon the termination. With respect to any performance-based awards held by the participant, the awards will be considered to be earned in full at the higher of target (if applicable) or a multiple of target (determined by reference to the award agreement) based on the level of achievement as of the date of the termination, if such level of achievement is determinable at the time of the termination. “Good reason” is defined in the 2015 Plan as: (1) any significant diminution in the individual’s duties, position (including status, title and reporting requirements), authority, or responsibilities; (2) a decrease, as compared with the six months immediately preceding the change in control, in any of the participant’s salary, rate of pay, cash bonus opportunity, allotted vacation time, the value of annual time-based and performance-based (if applicable) equity awards, or the prompt reimbursement of appropriate business expenses as set forth in the company’s policies immediately prior to the change in control (or a reasonable replacement policy); (3) requiring the participant to be based at an office location other than the location at which he or she was based immediately before the change in control, if the change in office location would increase the participant’s commute by greater than 50 miles; or (4) denying the participant the right to participate in savings, retirement and welfare benefit plans on the same basis (or a substantially similar basis) as is available to other similarly situated employees, subject to legal requirements (including ERISA requirements).

If the above requirements are not satisfied, either because the surviving entity chooses not to honor, assume or provide equivalent replacement awards for outstanding awards, or the committee determines that any proposed replacement awards do not satisfy the requirements for Alternative Awards described above, then upon a change in control all outstanding awards will vest and, if applicable, become exercisable, immediately prior to the change in control, and the following will occur: (1) each option and stock appreciation right will be cancelled in exchange for an amount equal to the excess, if any, of the fair market value of a common share on the date of the change in control over the option exercise price for the option or the base value/strike price applicable to the stock appreciation right; and (2) each restricted stock and restricted stock unit award will be cancelled in exchange for an amount equal to the fair market value of one common share on the business day immediately preceding the change in control, in each case multiplied by the number of common shares covered by the award, with any performance-based awards deemed to have been earned in full at the higher of target or a multiple of target (determined by reference to the original award agreement) based on the level of achievement through the date of the change in control, if the level of achievement is determinable by the committee at the time of the change in control. Payment of any amounts described in this paragraph will be made in cash or, if determined by the committee (as constituted prior to the change in control), in shares of the stock of the surviving entity having an aggregate fair market value (determined by the committee in good faith) equal to such amount or in a combination of such shares of stock and cash. All amounts described in this paragraph will be payable in full, as soon as reasonably practicable, but in no event later than 10 business days, following the change in control.

For purposes of the 2015 Plan:

•	The definition of “change in control” in the 2015 Plan is intended to satisfy Section 409A of the Internal Revenue Code. The 2015 Plan defines “change in control” as any of the following:

•	the approval by the shareholders of the company of a complete liquidation or dissolution of the company;

•

the acquisition by any individual, entity or group of beneficial ownership of 30% or more of either the then outstanding common shares of the company or the combined voting power of the then outstanding voting securities of the company entitled to vote generally in the election of directors (“outstanding company voting stock”), except that the following acquisitions will not constitute a change in control:

•	any acquisition directly from the company;

•	any acquisition by the company;

•	any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the company or any entity controlled by the company;

•

any acquisition by any entity pursuant to a transaction that qualifies as a Business Combination, as defined below, but does not constitute a change in control because of the Business Combination Exceptions defined below; or

•

a change in the composition of the Board such that the individuals who, as of the date that the 2015 Plan becomes effective, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; with the following rules being applicable to individuals who become a member of the Board subsequent to the effective date of the 2015 Plan:

•

any individual whose election, or nomination for election by the company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this bullet) will be considered as though the individual were a member of the Incumbent Board; and

•

any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board will not be considered as a member of the Incumbent Board; or

•

the consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the company or any of its subsidiaries or a sale or other disposition of all or substantially all of the assets of the company, or the acquisition of assets or securities of another entity by the company or any of its subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination (the following being referred to as the “Business Combination Exceptions”):

•

all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding common shares and outstanding company voting securities immediately prior to the transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent securities), as the case may be, of the entity resulting from the transaction (including, without limitation, an entity that, as a result of the transaction, owns the company or all or substantially all of the company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to the transaction, of the outstanding common shares and outstanding company voting securities, as the case may be;

•

no person (excluding any entity resulting from the transaction or any employee benefit plan (or related trust) of the company or the entity resulting from the transaction) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) of the entity resulting from the transaction or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the transaction; and

•

at least a majority of the members of the board of directors (or, for a noncorporate entity, equivalent body or committee) of the entity resulting from the transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for the transaction.

Right of Recoupment

The company will have the right to recoup performance-based awards that have previously vested in certain circumstances. If a vesting event occurs that is based on financial or operating results that are restated within three years after the vesting, then we will have the right to recoup awards from executive officers who benefited from the vesting. In those circumstances, we will have the right to adjust and amend the terms of all outstanding stock options, and to recover from each executive officer, and each such executive officer will refund to the company promptly on demand, either: (1) the number of common shares that vested (or that were subject to stock options that vested and were thereafter exercised); (2) the dollar equivalent of such number of common shares as of the date of such vesting, without interest; or (3) the value that was paid to or earned by the participant, as applicable, at the time of vesting or upon the exercise of rights under any such vested award, without interest. Any recovery by the company under these circumstances, at the committee’s discretion, may be made by lump sum payment, installment payments, credits against unvested awards made under the 2015 Plan, credits against future bonus or other incentive payments or awards, or other appropriate mechanism. We will have this right of recoupment whether or not the executive officer in question was at fault or responsible in any way in causing the restatement.

If any individual who received an award under the 2015 Plan engages in fraud or other misconduct that results in a restatement of the financial or operating results used to determine the vesting of a performance-based award, we will have the right to recoup from that individual, and the individual will transfer or pay to the company promptly upon demand, in the company’s discretion, either: (1) the number of common shares that vested (or that were subject to stock options that vested and were exercised), were distributed or were deferred (as applicable) upon or after the vesting based on the incorrect operating or financial results; (2) the dollar equivalent of the number of common shares determined as of the date of such vesting; or (3) the value that was paid to or earned by the individual, as applicable, at or after the time of vesting or upon the exercise of rights pursuant to the vested award, and, in the case of (2) and (3), interest at the rate of 8% per annum or, if lower, the highest rate permitted by law, calculated from such vesting date. We also will have the right to terminate and cancel any and all awards previously made to the individual at any time that are then unvested or, if applicable, that vested but have not been exercised, and to recover from the individual our costs and expenses incurred in connection with recovering shares or funds from them and enforcing our rights, including reasonable attorneys’ fees and court costs. There is no time limit on our right to recover these amounts, except as otherwise provided by applicable law.

The recoupment rights described above are in addition to, and will not limit, any other rights or remedies that the company may have under the 2015 Plan or applicable law.

Section 409A of the Internal Revenue Code

The 2015 Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code or an exemption or exclusion from Section 409A and, with respect to awards and amounts that are subject to Section 409A, it is intended that the 2015 Plan will be administered in all respects in accordance with Section 409A. Accordingly, any action taken under the 2015 Plan, including any acceleration or conversion under the change in control provisions described above, will be made in compliance with Section 409A. The 2015 Plan contains a number of requirements aimed at compliance with Section 409A, including the following provisions:

•	no option or stock appreciation right granted under the 2015 Plan will contain any feature for the deferral of compensation;

•	each payment under any award that constitutes non-qualified deferred compensation subject to Section 409A will be treated as a “separate payment” for purposes of Section 409A;

•

in no event may a participant, directly or indirectly, designate the calendar year of any payment to be made under any award that constitutes non-qualified deferred compensation subject to Section 409A;

•

in the event that a participant is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the company), amounts that constitute “non-qualified deferred compensation” within the meaning of Section 409A that would otherwise be payable during the six-month period immediately following a participant’s termination of employment with the company by reason of the termination will instead be paid or provided on the first business day of the seventh month following the month in which the participant’s termination occurs;

•

if the participant dies following any termination of employment with the company and prior to the payment of any amounts delayed on account of Section 409A, those amounts will be paid to the personal representative of the participant’s estate within 30 days following the date of the participant’s death; and

•	interest will not accrue on any amounts during the periods of delay described above.

Amendments and Termination

The 2015 Plan may be amended or terminated at any time by our Board or the committee, except that no amendment or termination can impair the rights of a participant under an award granted prior to the amendment or termination without the participant’s consent unless expressly authorized by the 2015 Plan. Subject to the specific prohibitions described below, the Board and the committee have the authority to amend the 2015 Plan and outstanding awards to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.

The company will submit to the shareholders for approval any plan amendment that is required to be approved by shareholders by any regulatory authority, stock exchange on which the common shares are listed or Section 162(m). Unless changes in applicable law and legal requirements otherwise permit, shareholder approval will also be required for any amendment that would:

•	increase the total number of shares of stock (other than adjustments described above under “–Shares Available for Issuance”) that may be:

•	issued under the 2015 Plan;

•	issued to any eligible person during any calendar year; or

•	the subject of stock options and stock appreciation rights granted to any eligible person;

•	permit the granting of stock options or stock appreciation rights with an exercise price lower than fair market value at the date of grant;

•	change the eligibility requirements for the 2015 Plan; or

•	change the performance goals described above (other than adjustments).

The committee, at any time, may also amend the terms of any outstanding award, but other than adjustments described above or creating Alternative Awards in connection with a change in control, no amendment of an award agreement can impair the rights of a participant under an outstanding award without the participant’s consent, or make an applicable exemption provided by Rule 16b-3 under the Exchange Act unavailable to a participant subject to Section 16 of the Exchange Act without his or her consent. In no event can an amendment to an outstanding award be made if the award is subject to the restrictions on deferred compensation under Section 409A of the Internal Revenue Code and the amendment would cause the award to be subject to adverse tax consequences to the participant under Section 409A. In addition, except for adjustments as described above:

•	no stock option or stock appreciation right can be amended to decrease the option exercise or strike price/base value of the award; and

•	no stock option or stock appreciation right can be cancelled in exchange for either:

•	a cash payment exceeding the excess of the fair market value of the shares covered by the award over the corresponding option exercise or strike price/base value for the award; or

•	the grant of a new option with a lower exercise price or a stock appreciation right with a lower strike price/base value; and

•

no stock option or stock appreciation right can be subject to any action that would be treated under the rules of the NYSE (or any other exchange on which our common shares may be listed at that time) as a “repricing” of the award unless the action is approved by the company’s shareholders.

Term of the 2015 Plan

No award can be granted under the 2015 Plan after January 31, 2025; however, awards granted prior to that date can extend beyond that date.

DESCRIPTION OF FEDERAL INCOME TAX CONSEQUENCES UNDER THE 2015 PLAN

The following is a summary of certain Federal income tax consequences of awards made under the 2015 Plan based on provisions of the Internal Revenue Code in effect as of the date of this proxy statement, which are subject to change. The summary does not cover any state, local, foreign or other tax consequences of participation in the 2015 Plan. This summary is general in nature and does not take into account a number of considerations which may apply in light of the circumstances of any given participant under the 2015 Plan.

Restricted Stock Units

A participant will not recognize taxable income at the time of grant of a restricted stock unit, and we will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) at the time of settlement of the award, equal to the fair market value of any shares delivered (determined at that time) and the amount of cash paid by us, and we will be entitled to a corresponding deduction at that time, except to the extent the deduction limits of Section 162(m) apply (see “–Section 162(m) Deduction Limit” below).

Restricted Stock

In general, a participant will not recognize taxable income at the time of grant of shares of restricted stock, and we will not be entitled to a tax deduction at that time, unless the participant makes an election under Section 83(b) of the Internal Revenue Code to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) at the time of the grant equal to the excess of the fair market value of the common shares at that time over the amount, if any, paid for those common shares. If an election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the common shares at that time over the amount, if any, paid for such common shares. We will be entitled to a corresponding deduction at the time the ordinary income is recognized by the participant, except to the extent the deduction limits of Section 162(m) apply.

In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding), rather than dividend income. We will be entitled to a corresponding deduction at that time, except to the extent the deduction limits of Section 162(m) apply.

Non-Qualified Stock Options

For stock options that are non-qualified stock options with an exercise price equal to or greater than the fair market value of the common shares on the date of grant, no income is recognized by the participant at the time the stock option is granted. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the common shares on the date of exercise over the exercise price, and we generally will be entitled to a corresponding deduction at that time.

Stock options with an option exercise price equal to or greater than the fair market value on the date of grant are generally treated as performance-based compensation; consequently, those stock options normally are not subject to the deduction limits relating to non-performance-based compensation under Section 162(m).

Incentive Stock Options

A participant will not recognize taxable income at the time of grant of an incentive stock option. A participant will not recognize taxable income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the common shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the stock option was granted and one year from the date the common shares were transferred to the participant, any gain or loss arising from a subsequent disposition of those common shares will be taxed as long-term capital gain or loss, and we will not be entitled to any deduction.

If, however, those common shares are disposed of at a gain within such two- or one-year periods, then in the year of disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of the common shares on the date of exercise over the exercise price, and we generally will be entitled to a corresponding deduction at that time. Any excess of the amount realized on the disposition date over the fair market value of the common shares on the exercise date will be treated as capital gain. Incentive stock options are generally not subject to the deduction limits relating to non-performance-based compensation under Section 162(m).

For the purposes of computing a participant’s alternative minimum tax, the excess of the fair market value of the common shares at the time of exercise over the option price is an item of tax preference, unless there is a disposition of the shares acquired upon exercise in the same taxable year of exercise.

Stock Appreciation Rights

Generally, a participant will not recognize taxable income at the time of grant of a stock appreciation right, and we will not be entitled to a tax deduction at that time. Upon exercise, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) equal to the fair market value of any common shares delivered (determined at that time) and the amount of cash paid by us, and we generally will be entitled to a corresponding deduction at that time.

Stock appreciation rights with a price per share equal to or greater than the fair market value on the date of grant are generally treated as performance-based compensation; consequently, those stock appreciation rights normally are not subject to the deduction limits relating to non-performance-based compensation under Section 162(m).

Dividend Equivalents

In general, with respect to dividend equivalents, a participant will recognize compensation taxable as ordinary income when the dividend equivalents are paid to the participant equal to the amount being paid (which may include accrued interest), and we generally will be entitled to a corresponding deduction at that time, subject to the deduction limits under Section 162(m).

Section 162(m) Deduction Limit

Section 162(m) of the Internal Revenue Code generally limits to $1 million per year the deduction we can take for Federal income tax purposes for compensation paid to our “covered employees” (the “Deduction Limit”). Under Section 162(m), the term “covered employee” includes our chief executive officer and our three other most highly compensated executive officers (excluding our principal financial officer). The Deduction Limit applies to compensation that does not qualify for any of the limited number of exceptions provided for in Section 162(m). Under Section 162(m), the Deduction Limit does not apply to compensation paid under a plan that meets certain requirements for “performance-based compensation” as defined under Section 162(m). For covered employees, any income resulting from a grant or vesting of restricted stock or restricted stock units, dividend equivalents and the amounts equivalent to interest generally will be exempt from the Deduction Limit only if the grant: (1) vests upon the achievement of one or more pre-established objective performance goals, the material terms of which are approved by shareholders; and (2) otherwise satisfies the requirements of Section 162(m).

The 2015 Plan is designed so that stock options and stock appreciation rights qualify for the “performance-based compensation” exception, and also permits the committee to grant other awards, such as performance-based restricted stock and restricted stock units, that can be designed to qualify for the “performance-based compensation” exception. However, there can be no guarantee that awards intended to qualify for the “performance-based compensation” exception will qualify for the exception to the Deduction Limit. Time-based restricted stock and restricted stock unit awards would not qualify for this “performance-based compensation” exception. In addition, the committee reserves the right to grant performance-based awards under the 2015 Plan that do not qualify for the “performance-based compensation” exception to the Deduction Limit. Thus, it is possible that Section 162(m) may disallow compensation deductions that would otherwise be available to us.

Section 409A

Section 409A of the Internal Revenue Code provides that if, at any time during a taxable year, a “nonqualified deferred compensation plan” or arrangement fails to meet the requirements of Section 409A (a “non-qualified plan”), is not operated in accordance with those requirements or is not otherwise exempt or excluded from the requirements of Section 409A, all of an employee’s compensation that was deferred under the non-qualified plan (or any other plan required to be aggregated with the non-qualified plan) for the taxable year and all preceding years will be included in the employee’s gross income, but only to the extent that the compensation was not subject to a substantial risk of forfeiture and not previously included in gross income. In addition to the tax imposed on that compensation, the employee’s tax for the taxable year will be increased by interest and an additional tax equal to 20% of such compensation.

The 2015 Plan is intended to comply with the requirements of Section 409A or an exemption or exclusion therefrom and, with respect to awards and amounts that are subject to Section 409A, it is intended that the 2015 Plan will be administered in all respects in accordance with Section 409A. See “–Description of the 2015 Plan – Section 409A of the Internal Revenue Code” above.

The foregoing general tax discussion is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2015 Plan. Participants in the 2015 Plan should consult with their tax advisors as to the Federal, state, local, foreign and other tax consequences of their receipt of awards under the 2015 Plan.

VOTE REQUIRED FOR APPROVAL

The affirmative vote of a majority of the votes cast on this proposal is required for approval of this proposal. Broker non-votes will not be treated as votes cast. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against the proposal.

The Board of Directors recommends that you vote FOR the proposal to approve The Progressive Corporation 2015 Equity Incentive Plan.

ITEM 3: ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION PROGRAM

This proposal presents shareholders with the opportunity to cast a non-binding, advisory vote to approve our compensation program for our executive officers. We currently conduct non-binding, advisory shareholder votes on our executive compensation program annually. Our executive compensation philosophy, and our compensation program, plans, and awards for 2014 for our named executive officers, are described above in “Compensation Discussion and Analysis,” and in “Executive Compensation” with its accompanying tables and narrative discussions.

Our executive compensation program is intended to attract and retain qualified executives, and motivate them to achieve both short-term and longer-term business results that management and the Compensation Committee believe will drive shareholder returns over time. While we seek to maintain a consistent compensation program from year to year (comprised principally of salary, annual cash bonus potential, and annual time-based and performance-based equity awards), the Compensation Committee annually sets the details of the applicable compensation awards, including performance goals and the potential compensation levels that may be attained. Our named executive officers’ pay is heavily weighted toward performance-based compensation and equity-based awards, resulting in the alignment of our executives’ interests with those of our shareholders. We believe that the amount of compensation paid to our executives is reasonable and competitive with similarly sized public companies, although above median compensation can be earned when aggressive performance goals are achieved under our various incentive plans. We provide limited perquisites to executives, while including competitive health and welfare benefits and limited income-deferral and severance rights. We do not provide pensions or supplemental retirement benefits to our executives.

Our Board recognizes the fundamental interest you, our shareholders, have in our executive compensation practices. We value your input on these matters and encourage you to contact the Board through one of the methods outlined above under “Other Board of Directors Information – Communications with the Board of Directors” should you have specific points of view or concerns that you would like the Board or the Compensation Committee to consider. Although this is an advisory vote, and the result accordingly will not be binding on the Board, our Compensation Committee will consider the outcome of the vote and any related communications from shareholders when evaluating the effectiveness of our compensation program and determining future plans and awards.

Based on the foregoing, the Board is seeking shareholder approval of the following:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in the company’s Proxy Statement dated March 27, 2015, pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables, and narrative discussions, is hereby APPROVED.

VOTE REQUIRED FOR APPROVAL

If a majority of the votes cast are cast “FOR” the proposal, shareholders will have approved our current executive compensation program as described in “Compensation Discussion and Analysis” and the accompanying tables and narrative discussions in this Proxy Statement. Abstentions and unvoted shares will not be taken into account.

The Board of Directors recommends that you vote FOR this proposal.

ITEM 4: PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm to perform an integrated audit of the consolidated financial statements of The Progressive Corporation and its subsidiaries for the year ending December 31, 2015 and the effectiveness of the company’s internal control over financial reporting as of December 31, 2015. The Committee is directly responsible for the appointment, compensation, retention, and oversight of the company’s independent registered public accounting firm, and it oversees the negotiation of the fees that are paid for these services. In the course of these responsibilities, the Committee periodically considers whether it would be in the company’s and shareholders’ interests to change the company’s independent registered public accounting firm. In addition, the Committee ensures the mandatory, regular rotation of the lead audit partner, and in connection with that rotation, the Committee and its Chairman are involved in the selection of the new lead audit partner. A new lead audit partner was last selected in 2013.

After reviewing the performance of PwC in the course of its 2014 audit and PwC’s independence, among other matters, the Audit Committee believes that the continued retention of PwC to serve as the company’s independent registered public accounting firm for 2015 is in the best interests of the company and its shareholders. Pursuant to this proposal, we are asking shareholders to ratify the Committee’s selection of PwC. If shareholders do not ratify the appointment of PwC, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, but the Committee may decide to continue the engagement of PwC for 2015, due to difficulties in making such a transition after the year has begun. In such a case, we would again consider such a vote in connection with the selection of the independent registered public accounting firm for 2016. PwC has been our external auditors continuously since 1998, when its predecessor merged with Coopers & Lybrand, which had been our external auditors continuously since 1984.

VOTE REQUIRED FOR APPROVAL

The affirmative vote of a majority of the votes cast on this proposal is required for approval. Abstentions and unvoted shares will not be taken into account.

The Board of Directors recommends that you vote FOR this proposal.

OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION

Approval of Audit and Non-Audit Services

The Audit Committee of the Board of Directors requires that each engagement of PwC to perform any audit or non-audit services, including the fees and terms of the engagement, must be approved by the Committee, or by the Chairman of the Committee (who has authority to approve engagements not to exceed $50,000 in the aggregate between Committee meetings), before we engage PwC for the particular service. In addition, the Audit Committee has pre-approved a budget for specific audit and non-audit services of up to $25,000 per quarter for the following services:

•

Services associated with SEC registration statements, periodic reports, and other documents filed with the SEC, such as research and advice regarding the accounting or disclosure treatment of certain transactions;

•

Consultations with the company’s management as to the accounting or disclosure treatment of transactions or impact of final or proposed rules, standards, or interpretations by the SEC, Financial Accounting Standards Board, or other regulatory or standard setting bodies;

•	Expanded audit procedures related to accounting records required to respond to or comply with financial, accounting, or regulatory reporting matters;

•	Assistance in connection with financial or market conduct reviews conducted by state insurance regulatory authorities; and

•	Advice regarding tax and accounting treatment related to executive and employee stock or other compensation plans.

The Committee has not adopted any other policies or procedures that would permit us to engage PwC for non-audit services without the specific prior approval of the Committee or its Chairman.

Independent Registered Public Accounting Firm Fees

Following are the aggregate fees billed for the fiscal years ended December 31, 2014 and 2013, by PwC:

Fees	2014	2013
Audit	$2,213,440	$2,046,247
Audit-related	205,832	42,793
Tax	7,982	34,216
Total	$2,427,254	$2,123,256

Audit fees. Amounts include professional services rendered for the audit of Progressive’s consolidated financial statements, statutory audits, and the audit of our internal control over financial reporting.

Audit-related fees. Amounts for 2014 include various non-audit research and consultation as well as assistance with a pending acquisition and a debt issuance.

Tax fees. Amounts may include fees for tax compliance, planning, consultation, and advice.

All of these fees were either pre-approved by the Audit Committee, or by its Chairman pursuant to delegated authority, as described above.

Representatives of PwC are expected to be present at the Annual Meeting with the opportunity to make a statement about Progressive’s financial condition, if they desire to do so, and to respond to appropriate questions.

SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal at the 2016 Annual Meeting of Shareholders for inclusion in the Proxy Statement and form of proxy relating to that meeting may do so in accordance with Securities and Exchange Commission Rule 14a-8 and is advised that the proposal must be received by the Secretary at our principal executive offices located at 6300 Wilson Mills Road, Mayfield Village, OH 44143, not later than December 4, 2015. Shareholder proposals which are not submitted in accordance with Rule 14a-8 must be submitted to us between January 16, 2016 and February 15, 2016, together with the supporting information required by our Code of Regulations, to ensure that they may be presented at our Annual Meeting of Shareholders in 2016. If a shareholder submits such a proposal after February 15, 2016, the presiding officer at the Annual Meeting may refuse to acknowledge the proposal. However, if the presiding officer allows the consideration of a proposal submitted after February 15, 2016, the proxies designated by the Board may exercise their discretionary voting authority, without discussion of the proposal in our proxy materials, with respect to any such proposal.

HOUSEHOLDING

Securities and Exchange Commission regulations permit a single set of the Annual Report and Proxy Statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces our mailing and printing costs. A number of brokerage firms have also instituted householding procedures. In accordance with a notice sent to certain beneficial shareholders who share a single address, only one copy of this Proxy Statement and the attached Annual Report will be sent to that address, unless any shareholder residing at that address gives contrary instructions.

We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and the attached Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit this request by:

•	calling toll-free 1-800-542-1061;

•	writing to: The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143; or

•	emailing: investor_relations@progressive.com.

Shareholders sharing an address who are receiving multiple copies of these materials may request to receive a single copy of such materials in the future by contacting us at the phone number or addresses provided above.

CHARITABLE CONTRIBUTIONS

Within the preceding three years, Progressive has not made a contribution to any charitable organization in which any of our directors serves as a director, trustee, or executive officer. The Progressive Insurance Foundation, which is a charitable foundation that receives contributions from Progressive, contributes to qualified tax-exempt organizations that are financially supported by our employees. These contributions are made on a matching basis, and for 2014 did not exceed $2,500 for each employee in the aggregate. In matching an employee’s gift, the Foundation may have contributed to charitable organizations in which one or more of our directors may be affiliated as an executive officer, director, or trustee.

OTHER MATTERS

The cost of this solicitation, including the reasonable expenses of brokerage firms and other record holders for forwarding these proxy materials to beneficial owners, will be paid by Progressive. In addition to solicitation by mail, proxies may be solicited by telephone, facsimile, other electronic means, or in person. We have engaged the firm of Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to assist us in the solicitation of proxies at an estimated fee of $15,000 plus expenses. Proxies may also be solicited by our directors, officers, and employees without additional compensation.

If any other matters properly come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know at this time of any other matters that will be presented for action at the meeting.

AVAILABLE INFORMATION

Progressive’s Corporate Governance Guidelines, Board of Director Committee Charters, and Code of Business Conduct and Ethics for directors, officers, and employees are available at progressive.com/governance, or may be requested in print by writing to The Progressive Corporation, Investor Relations, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143.

We will furnish, without charge, to each person to whom a Proxy Statement is delivered, upon oral or written request, a copy of our Annual Report on Form 10-K for 2014 (other than certain exhibits). Requests for such documents should be submitted in writing to Jeffrey W. Basch, Chief Accounting Officer, The Progressive Corporation, 6300 Wilson Mills Road, Box W33, Mayfield Village, OH 44143, by telephone at (440) 395-2222, or email at investor_relations@progressive.com.

By Order of the Board of Directors.

Charles E. Jarrett, Secretary

March 27, 2015

THE PROGRESSIVE CORPORATION

Proxy Solicited on Behalf of the Board of Directors for the 2015 Annual Meeting of Shareholders

The undersigned hereby appoints John P. Sauerland, Charles E. Jarrett, and David M. Coffey, and each of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of The Progressive Corporation, to be held on May 15, 2015, and at that meeting, and at any adjournment or postponement of that meeting, to vote and act with respect to all of The Progressive Corporation common shares, $1.00 par value, that the undersigned is entitled to vote, with all power the undersigned would possess if present in person, as follows:

		FOR	AGAINST	ABSTAIN

1.	Elect as directors the nominees listed below, each to serve for a term of one year:

	Stuart B. Burgdoerfer	☐	☐	☐

	Charles A. Davis	☐	☐	☐

	Roger N. Farah	☐	☐	☐

	Lawton W. Fitt	☐	☐	☐

	Stephen R. Hardis	☐	☐	☐

	Jeffrey D. Kelly	☐	☐	☐

	Patrick H. Nettles, Ph.D.	☐	☐	☐

	Glenn M. Renwick	☐	☐	☐

	Bradley T. Sheares, Ph.D.	☐	☐	☐

	Barbara R. Snyder;	☐	☐	☐

2.	Approve The Progressive Corporation 2015 Equity Incentive Plan;	☐	☐	☐

3.	Cast an advisory vote to approve our executive compensation program;	☐	☐	☐

4.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015; and	☐	☐	☐

In their discretion, to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted as specified by the shareholder. If no votes are specified, this proxy will be voted FOR the election as director of the ten nominees identified in Item 1 and FOR each of the proposals described in Item 2, 3, and 4.

Receipt of the Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 27, 2015, is hereby acknowledged.

Date , 2015

Signature of Shareholder(s)

Please sign as your name or names appear hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.